EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

by and among

HENRY SCHEIN, INC.,

HS SPINCO, INC.,

HS MERGER SUB, INC.,

DIRECT VET MARKETING, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of April 20, 2018

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(continued)

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2018 (this “Agreement”), is entered into by and among Henry Schein, Inc., a Delaware corporation (“Harbor”), HS Spinco, Inc. a Delaware corporation and a direct, wholly-owned Subsidiary of Harbor (“Spinco”), HS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Spinco (“Merger Sub”), Direct Vet Marketing, Inc., a Delaware corporation (“Voyager” and, together with Harbor, Spinco and Merger Sub, the “Parties” and each, a “Party”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Voyager Stockholders (the “Voyager Stockholders’ Representative”).

W I T N E S S E T H

WHEREAS, Harbor, directly and indirectly through its Subsidiaries, is engaged in the Spinco Business (as such term, and each other capitalized term used and not defined herein, is defined in Article I hereof); and

WHEREAS, on or prior to the Separation Date, and subject to the terms and conditions set forth in the Distribution Agreement, (i) Harbor will consummate the Harbor Contribution and the other contributions to Spinco contemplated in the Restructuring (as defined in the Distribution Agreement), and (ii) in exchange for such contribution to Spinco, directly or indirectly, of all of the issued and outstanding capital stock and other equity securities of the Spinco Subsidiaries, Spinco will issue to Harbor Spinco Common Stock and pay to Harbor the Special Dividend and the Additional Special Dividend (if applicable) and (iii) members of the Spinco Group will pay to members of the Harbor Group (as defined in the Distribution Agreement) an amount of cash in respect of certain outstanding Indebtedness (as of immediately prior to the Distribution) owed by members of the Spinco Group to members of the Harbor Group (the “Intercompany Debt Repayment”), all upon the terms and subject to the conditions set forth in the Distribution Agreement; and

WHEREAS, prior to the Effective Time on the Closing Date, Harbor will distribute to the Harbor Stockholders (other than with respect to shares of Harbor Common Stock held in treasury of Harbor and any other shares of Harbor Common Stock otherwise held by a member of the Harbor Group) as of the Record Date (as defined and provided for in the Distribution Agreement) all of the issued and outstanding shares of Spinco Common Stock (other than any shares issued to the JV Minority Shareholders), as provided for in the Distribution Agreement (the “Distribution” and together with the Restructuring, the “Separation”); and

WHEREAS, following the Separation and at the Effective Time on the Closing Date, Merger Sub will be merged with and into Voyager (the “Merger”) with Voyager surviving the Merger as a direct, wholly-owned Subsidiary of Spinco, in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms set forth in this Agreement; and

WHEREAS, the Voyager Board of Directors (i) has unanimously approved, and declared advisable and in the best interests of Voyager and the Voyager Stockholders, this Agreement and the Transactions, including the Merger, and (ii) has unanimously recommended the adoption by the Voyager Stockholders of this Agreement and their approval of the Transactions, including the Merger; and

WHEREAS, the Harbor Board of Directors has approved and declared advisable, and in the best interests of the Harbor Stockholders, this Agreement, the Distribution Agreement and the Transactions, including the Separation and the Merger; and

WHEREAS, the Spinco Board of Directors has (i) approved and declared advisable, and in the best interests of Spinco and its sole stockholder, Harbor, this Agreement, the Distribution Agreement and the Transactions, including the Separation and the Merger, and (ii) has recommended the adoption by Harbor, as the sole stockholder of Spinco, of this Agreement and its approval of the Transactions; and

WHEREAS, the Merger Sub Board of Directors (i) has approved and declared advisable, and in the best interests of Merger Sub and its sole stockholder, Spinco, this Agreement and the Transactions, including the Merger, and (ii) has recommended the adoption by Spinco, as the sole stockholder of Merger Sub, of this Agreement and its approval of the Transactions; and

WHEREAS, each of Voyager, Harbor, Spinco and Merger Sub has agreed to effect the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL; and

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, the Transactions will be treated as contemplated by the Tax Matters Agreement and, accordingly, (i) the Spinco Contribution, together with the Distribution will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, (ii) the Distribution will qualify as a distribution of Spinco Common Stock to Harbor Stockholders eligible for nonrecognition under Sections 355(a) and 361 of the Code; (iii) the Special Dividend and the Additional Special Dividend (if applicable) will qualify for nonrecognition under Section 361(b)(1)(A) of the Code, (iv) the Intercompany Debt Repayment will constitute a tax free repayment of debt owed by Spinco to Harbor or Harbor’s Subsidiaries, (v) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code, (vi) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Harbor, Spinco, Voyager or their respective Subsidiaries, the Voyager Stockholders (except as a result of cash received pursuant to Article III or cash paid to holders of Dissenting Shares) or the Harbor Stockholders, and (vii) this Agreement and the Distribution Agreement together are a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINED TERMS

Section 1.1    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Competing Business” shall have the meaning set forth in Section 6.19(b)(ii) hereof.

“Action” shall mean any demand, action, claim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority.

“Additional Per Share Merger Consideration” shall mean, with respect to each share of Voyager Capital Stock that a Voyager Stockholder owns at the Effective Time, a non-transferable contingent right to any cash and any portion of the Escrowed Shares attributable to such share of Voyager Capital Stock owned by such Voyager Stockholder pursuant to Section 3.1(d).

“Additional Special Dividend” shall have the meaning set forth in the Distribution Agreement.

“Adjustment Amount” shall mean an amount (which may be negative) equal to (a) the Voyager Working Capital Adjustment minus (b) the Voyager Net Debt Adjustment minus (c) the Voyager Transaction Expenses Amount, in each case as shown on the Final Closing Statement as finally determined pursuant to Section 3.1(c) hereof.

“Admiral Fully Diluted Share Number” shall mean a number of shares of Spinco Common Stock equal to the sum, without duplication, of (i) the aggregate number of shares of Spinco Common Stock distributed to holders of Harbor Common Stock pursuant to the Distribution, (ii) the aggregate number of shares of Spinco Common Stock underlying Spinco RSU Awards and Spinco Restricted Stock issued to Spinco Group Employees (each as defined in the Employee Matters Agreement), and (iii) the JV Minority Spinco Share Number.

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Aggregate Closing Merger Consideration” shall mean (i) a number of shares of Spinco Common Stock obtained by dividing the Admiral Fully Diluted Share Number by the Conversion Factor minus (ii) the Escrowed Shares. Illustrative calculations of the Aggregate Closing Merger Consideration are set forth on Section 1.1(a) (Conversion Factor Description) of the Harbor/Spinco Disclosure Schedules.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.24(a) hereof.

“Applicable Accounting Principles” means the accounting principles and methodologies, set forth in Section 1.1(a) (Applicable Accounting Principles) of the Voyager Disclosure Schedules.

“Approved Offer” shall mean an offer of employment to a new Spinco Group Employee or Voyager Employee, as the case may be, whose hiring is approved by Harbor senior management or Voyager senior management, respectively; provided, that if such offer of employment (A) is for a Spinco Group Employee or Voyager Employee who would, after the Effective Time, be entitled to annualized base or guaranteed compensation (net of any bonus) in excess of $250,000, or (B) commits to any severance obligations, or contains any other material elements of compensation or benefits, in each case that are materially more favorable to the employee than to other similarly situated employees, then it shall not be an Approved Offer unless Spinco or Voyager, as applicable, shall have notified Voyager or Spinco, respectively, reasonably in advance of offering employment to such new Spinco Group Employee or Voyager Employee of the material terms of such employment offer, and such offer has been approved by Voyager or Spinco, respectively.

“Asset” shall have the meaning set forth in the Distribution Agreement.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Calculation Time” shall mean 11:59 p.m., New York time, on the Closing Date.

“Cash and Cash Equivalents” shall mean, as of any date of determination, without duplication, all cash and cash equivalents, including certificates of deposit or bankers’ acceptances maturing within ninety (90) days from the date of acquisition thereof, and marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, investments in money market funds and deposited but uncleared bank deposits. For the avoidance of doubt Cash and Cash

Equivalents shall not include (i) Restricted Cash (including cash in respect of outbound checks), (ii) un-deposited funds (including, for the avoidance of doubt, un-deposited credit card funds) and (iii) any items included in the calculation of Voyager Current Assets.

“Certificate of Merger” shall have the meaning set forth in Section 2.4 hereof.

“Closing” shall have the meaning set forth in Section 2.3 hereof.

“Closing Date” shall have the meaning set forth in Section 2.3 hereof.

“Closing Per Share Merger Consideration” shall mean the number of shares of Spinco Common Stock equal to the quotient obtained by dividing (i) the Aggregate Closing Merger Consideration over by (ii) the Voyager Fully Diluted Share Number.

“Code” shall have the meaning set forth in the Distribution Agreement.

“Confidential Information” shall mean all confidential, trade secret or proprietary information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions or any other provision of this Agreement or any other Transaction Agreement (except to the extent that (i) such information can be shown to be or have become generally available to the public other than as a result of an act or omission by the receiving Party or any of its Representatives, (ii) a receiving Party receives or has received such information on a non-confidential basis from a source other than the providing Party or any of its Representatives, provided that such source is not known to the receiving Party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) such information is already known by the receiving Party as evidenced by contemporaneous competent proof, or (iv) such information is independently developed by the receiving Party after the date hereof without reference to the Confidential Information of another Party or its Subsidiaries and without breach of this Agreement).

“Confidentiality Agreement” shall mean the Non-Disclosure Agreement by and between Harbor and Voyager, dated as of February 2, 2018.

“Consent” shall mean any approval, authorization, clearance, consent, ratification, permission, exemption or waiver, or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Contract” shall mean any written agreement, arrangement, authorization, sale order, purchase order, open bid, commitment, contract, indenture, mortgage, note, bond, instrument, evidence of indebtedness, real estate or other lease, loan, license, obligation, restriction, memorandum of understanding, letter of intent, covenant, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, in each case, whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Conversion Factor” shall mean the excess of 2.24633739049641 over the product of (i) the sum of the amount of (a) the Special Dividend, (b) the Intercompany Debt Repayment and (c) the JV Minority Equity Value and (ii) 0.000000000485673.

“Conversion Ratio” shall mean the number of shares of Voyager Common Stock into which a share of Voyager Preferred Stock may be converted, which shall be 1.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property hereof.

“Delayed Transfer Assets” shall have the meaning set forth in the Distribution Agreement.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Dispute Resolution Request” shall have the meaning set forth in Section 3.1(c) hereof.

“Dissenting Shares” shall have the meaning set forth in Section 2.9 hereof.

“Distribution” shall have the meaning set forth in the recitals hereof.

“Distribution Agreement” shall mean the Contribution and Distribution Agreement, dated as of the date hereof, by and among Harbor, Spinco, Voyager and the Voyager Stockholders’ Representative.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“Domain Names” shall have the meaning set forth in the definition of Intellectual Property hereof.

“Effective Time” shall have the meaning set forth in Section 2.4 hereof.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Harbor, Spinco and Voyager, dated as of the date hereof.

“Encumbrances” shall mean all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Environmental Claims” shall mean any Action, notice, letter, demand or request for information (in each case in writing) by any Person or entity alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Material at any location.

“Environmental Law” shall mean any Law or Order relating to pollution or the protection, cleanup or restoration of the environment, or to workplace health or safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act and the Toxic Substances Control Act, in each case as in effect on or prior to the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Account” shall have the meaning set forth in Section 2.12 hereof.

“Escrow Agent” shall have the meaning set forth in Section 2.12 hereof.

“Escrow Agreement” shall have the meaning set forth in Section 2.12 hereof.

“Escrowed Shares” shall mean the number of shares of Spinco Common Stock equal to one hundred million dollars ($100,000,000), determined in the manner specified in the Escrow Agreement.

“Exchange” shall mean the NASDAQ Global Select Market, or such other stock exchange as is mutually agreed upon by the Parties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.8(a) hereof.

“Exchange Fund” shall have the meaning set forth in Section 2.8(a) hereof.

“Excluded Assets” shall have the meaning set forth in the Distribution Agreement.

“Expense Fund” shall have the meaning set forth in Section 6.27(d) hereof.

“Final Closing Statement” shall have the meaning set forth in Section 3.1(c) hereof.

“GAAP” shall have the meaning set forth in the Distribution Agreement.

“Governmental Authority” shall have the meaning set forth in the Distribution Agreement.

“Harbor” shall have the meaning set forth in the preamble hereof.

“Harbor 401(k) Plans” shall have the meaning set forth in the Employee Matters Agreement.

“Harbor Business” shall have the meaning set forth in the Distribution Agreement.

“Harbor Contribution” shall have the meaning set forth in the Distribution Agreement.

“Harbor Board of Directors” shall mean the board of directors of Harbor.

“Harbor Clients” shall have the meaning set forth in Section 6.28(b) hereof.

“Harbor Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Harbor’s Counsel” shall have the meaning set forth in Section 6.28(b) hereof.

“Harbor Entities” shall mean Harbor and each of the Harbor Subsidiaries (as defined in the Distribution Agreement).

“Harbor Guarantee” shall have the meaning set forth in Section 6.26 hereof.

“Harbor Income Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Harbor Non-Income Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Harbor Obligations” shall have the meaning set forth in Section 6.26 hereof.

“Harbor Privileged Communications” shall have the meaning set forth in Section 6.28(b) hereof.

“Harbor/Spinco Disclosure Schedules” shall mean the disclosure schedules delivered by Harbor and Spinco to Voyager concurrently herewith.

“Harbor-Spinco Indebtedness” shall have the meaning set forth in the Distribution Agreement.

“Harbor Stockholders” shall mean the holders of the Harbor Common Stock.

“Harbor Tax Opinion” shall have the meaning set forth in Section 7.2(f) hereof.

“Hazardous Material” shall mean any material, substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication: (i) all indebtedness of such Person for borrowed money or Liabilities issued in substitution for or exchange or replacement of indebtedness for borrowed money, including in respect of loans or advances, whether current, short-term or long-term, secured or unsecured, (ii) all Liabilities of such Person evidenced by bonds, debentures, mortgages, notes or other similar instruments or debt securities (including any seller notes, earnout obligations, compensation arrangements, unpaid principal, related expenses, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (iv) all Liabilities under leases or other similar Contracts for real or personal property which have been or must be, in accordance with GAAP, recorded as capital leases, (v) all Liabilities under any sale-leaseback arrangement in accordance with ASC 840-40: Sale-Leaseback Transactions, (vi) all indebtedness (including earnout obligations) related to conditional sales, title retention or similar arrangements, or with respect to any deferred purchase price of equity, assets or services with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, surety or otherwise, (vii) all deferred compensation obligations that are owed or that are not cancelable by unilateral action by such Person and will be owed by the Surviving Corporation or any of its Subsidiaries under agreements or arrangements existing as of the Effective Time, (viii) any Liabilities with respect to any interest rate cap, hedging or swap agreements, foreign currency exchange agreements or similar arrangements (valued at the termination value thereof), (ix) any Liabilities with respect to unfunded pension obligations that are or would become obligations of the Surviving Corporation or any of its Subsidiaries, in each case, other than, with respect to Voyager, those Liabilities specifically related to the Voyager Pension Plans and, with respect to Spinco, the Spinco Group Employees under any Multiemployer Plans, (x) all guarantees, direct or indirect, of such Person in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), but not any items to the extent for which Spinco is entitled to be indemnified pursuant to Section 6.3(b) of the Distribution Agreement and (xi) all accrued and unpaid interest, prepayment premiums or penalties, or breakage fees related to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any (i) Indebtedness or other intercompany obligations between or among (x) the Spinco Entities or (y) the Voyager Entities and (ii) items included in the calculation of (x) Voyager Current Liabilities or (y) for purposes of calculating Spinco Working Capital in the Distribution Agreement, the Spinco Current Liabilities (as defined therein).

“Intellectual Property” shall mean, collectively, all intellectual property and similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to (i) patents and patent applications, utility models and utility model applications, together with any divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations and extensions of the foregoing (“Patents”); (ii) inventor’s certificates and invention disclosures; (iii) copyrightable works of authorship, and copyrights (including any registrations, applications for registration and renewals for the foregoing) (“Copyrights”); (iv) trademarks and service marks (including those which are protected without registration), trade names, corporate names, logos, slogans, taglines, trade dress, and other indicia of source or origin together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing (“Trademarks”); (v) designs; (vi) Internet domain names (“Domain Names”); (vii) databases; (viii) unpatented inventions (whether or not patentable), trade secrets, know-how and confidential or proprietary information, including (in whatever form or medium) discoveries, ideas, compositions, drawings, plans, proposals, specifications, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes (“Trade Secrets”); (ix) computer software, computer programs, data files, source code, object code, middleware, application program interfaces and libraries (“Software”); and (x) all claims and rights related to any of the foregoing.

“Intercompany Debt Repayment” shall have the meaning set forth in the recitals hereof.

“Inventory” shall have the meaning set forth in the Distribution Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“IRS Rulings” shall have the meaning set forth in Section 6.8(c)(i) hereof.

“IRS Submissions” shall have the meaning set forth in Section 6.8(c)(ii) hereof.

“IT Systems” shall mean servers, computer hardware, networks, Software, databases, telecommunications systems, IP addresses and interfaces.

“JV Minority Equity Value” shall mean, with respect to any Spinco Subsidiary in which there are one or more JV Minority Shareholders as of the Effective Time, the product of (i) the equity value attributable to such Spinco Subsidiary (determined in accordance with the illustrative examples set forth on Section 1.1(a) (Conversion Factor Description) of the Harbor/Spinco Disclosure Schedules) and (ii) a fraction, of which (A) the numerator is the outstanding equity or other ownership interest in such Spinco Subsidiary represented by the Spinco Minority Interest Shares held by such JV Minority Shareholders and (B) the denominator is the total number of outstanding equity or other ownership interest in such Spinco Subsidiary, in each case as of immediately following the Distribution.

“JV Minority Shareholders” shall have the meaning set forth in the Distribution Agreement.

“JV Minority Spinco Share Number” shall have the meaning set forth in the Distribution Agreement.

“Key Spinco Group Employees” shall mean those Spinco Group Employees set forth on Section 1.1(b) (Key Spinco Group Employees) of the Harbor/Spinco Disclosure Schedules.

“Key Voyager Employees” shall mean those Voyager Employees set forth on Section 1.1(b) (Key Voyager Employees) of the Voyager Disclosure Schedules.

“Knowledge” shall mean (i) with respect to the Harbor Entities and the Spinco Entities, the actual knowledge of the persons listed on Section 1.1(c) (Knowledge) of the Harbor/Spinco Disclosure Schedules, in each case after due inquiry of direct reports. and (ii) with respect to Voyager and its Subsidiaries, the actual knowledge of the persons listed on Section 1.1(c) (Knowledge) of the Voyager Disclosure Schedules, in each case after due inquiry of direct reports.

“Law” shall have the meaning set forth in the Distribution Agreement.

“Lender Related Party” shall mean the Lenders and any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the foregoing or any of the Lenders or any of their Affiliates.

“Lenders” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Spinco Financing.

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(b) hereof.

“Liability” or “Liabilities” shall have the meaning set forth in the Distribution Agreement.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Authority, domestic or foreign.

“Losses” shall have the meaning set forth in the Distribution Agreement.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereof.

“Merger Sub Board of Directors” shall mean the board of directors of Merger Sub.

“Merger Sub Common Stock” shall mean the common stock of Merger Sub, par value $0.01 per share.

“Merger Sub Stockholder Approval” shall have the meaning set forth in Section 4.2 hereof.

“Merger Tax Opinion” shall have the meaning set forth in Section 6.8(c)(iii) hereof.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Animal Laws” shall mean any and all Laws other than those relating to the regulatory status of animal supplements or animal pharmacy.

“Non-Competing Business Threshold” shall have the meaning set forth in Section 6.19(b)(ii) hereof.

“Non-Income Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Authority, whether temporary, preliminary or permanent.

“Party” and “Parties” shall have the meanings set forth in the preamble hereof.

“Patents” shall have the meaning set forth in the definition of Intellectual Property hereof.

“Payoff Letters” shall have the meaning set forth in Section 6.21(a) hereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances expressly noted in the Spinco Financial Statements or Voyager Financial Statements, as applicable; (ii) Encumbrances consisting of zoning or planning restrictions, (iii) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Spinco Business or the business of Voyager, as applicable, as of the date hereof; (iv) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP are reflected in the Spinco Financial Statements or Voyager Financial Statements, as applicable; (v) mechanic’s, materialmen’s and similar Encumbrances arising in the ordinary course of business or by operation of Law; (vi) non-exclusive licenses, covenants not to sue or grant of rights to Spinco Intellectual Property or Voyager Intellectual Property, as applicable, granted in the ordinary course of business and (vii) any conditions that are shown on the surveys, title policies, deeds or other such documents previously made available by Harbor or Voyager, as applicable, with respect to such real property.

“Per Share Merger Consideration” shall mean, collectively, (i) the Closing Per Share Merger Consideration and (ii) the Additional Per Share Merger Consideration.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Personal Information” shall mean any information or data that alone or in combination with other information identifies or can be used to identify, directly or indirectly, an individual natural Person, including information about an individual’s personality, personal status, intimate affairs, health, financial information, vocational qualifications opinions or beliefs.

“Privacy and Information Security Requirements” shall mean, collectively, all Laws worldwide relating to the processing, privacy or security of Personal Information and all guidance issued thereunder, including the European Union Data Protection Directive (EU Directive 95/46/EC) and all laws implementing it and any successor legislation thereto (including the EU General Data Protection Regulation (EU) 2016/679), Section 5 of the Federal Trade Commission Act, the PCI Security Standards

established by the PCI Security Standards Council, the CAN SPAM Act, Children’s Online Privacy Protection Act, state data breach notification laws, state data security laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing, including the Telephone Consumer Protection Act.

“Preliminary Closing Statement” shall have the meaning set forth in Section 3.1(a) hereof.

“Privileged Information” shall have the meaning set forth in the Distribution Agreement.

“Proposed Amendment” shall have the meaning set forth in Section 6.23 hereof.

“Prospectus” shall mean the prospectus of Spinco to be distributed to the Harbor Stockholders in connection with the Distribution and the Voyager Stockholders in connection with the Spinco Voyager Stock Issuance, including any preliminary prospectus or definitive prospectus filed with the SEC in accordance with the terms and provisions of this Agreement. The Prospectus shall constitute a part of the Registration Statement.

“Put Rights Amendment” shall mean that certain Amendment to the Put Rights Agreements, by and among Darby Group Companies, Inc., successor by merger to Burns Veterinary Supply, Inc., Harbor, Butler Animal Health Holding Company, LLC, Michael Caputo, Anthony Ricigliano and Justina Gordon, dated on or around the date hereof.

“Redactable Information” shall have the meaning set forth in Section 6.8(c)(ii) hereof.

“Registration Statement” shall mean the registration statement on Form S-1 and Form S-4 to be filed by Spinco with the SEC in connection with the issuance of shares of Spinco Common Stock in connection with the Distribution and the Spinco Voyager Stock Issuance. The Prospectus shall constitute a part of the Registration Statement.

“Related Parties” shall mean, with respect to any Person, such Person’s present, former and future Representatives and each of their respective heirs, executors, successors and assigns.

“Released Parties” shall have the meaning set forth in Section 6.27(b) hereof.

“Representative” shall have the meaning set forth in the Distribution Agreement.

“Representative Losses” shall have the meaning set forth in Section 6.27(c) hereof.

“Required Information” shall have the meaning set forth in Section 6.17(a) hereof.

“Restricted Business” shall mean the business of (i) (A) selling pharmaceuticals, vaccines and parasiticides (including private label and generic) marketed specifically for the treatment and prevention of ailments of and diseases in animals (including companion pets), (B) selling pet insurance or pet wellness plans and (C) providing data, marketing, pharmacy, inventory management, compliance services and credit card processing services through veterinary practice management software, in each case, to veterinary practitioners, animal health clinics and similar animal-related providers and (ii) selling the veterinary practice management software related thereto.

“Restricted Cash” shall have the meaning set forth in the Distribution Agreement.

“Restricted Employee” shall mean, as applicable, any employee of Harbor (on the one hand) or Spinco or its Subsidiaries (on the other hand), other than the persons listed on Section 1.1(d) of the Harbor/Spinco Disclosure Schedules (who, for the avoidance of doubt, shall not be Restricted Employees).

“Restructuring” shall have the meaning set forth in the Distribution Agreement.

“Restructuring Step Plan” shall have the meaning set forth in the Tax Matters Agreement.

“Return” shall mean any report, return, information return, form, declaration, statement, or other document required to be filed with any tax authority with respect to Taxes, including any amendment thereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Date” shall mean the date and time that the Separation shall become effective.

“Series A Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of Voyager, which are designated as “Series A Preferred Stock” pursuant to the Voyager Certificate of Incorporation.

“Series B Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of Voyager, which are designated as “Series B Preferred Stock” pursuant to the Voyager Certificate of Incorporation.

“Series C Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of Voyager, which are designated as “Series C Preferred Stock” pursuant to the Voyager Certificate of Incorporation.

“Series D Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of Voyager, which are designated as “Series D Preferred Stock” pursuant to the Voyager Certificate of Incorporation.

“Series E Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of Voyager, which are designated as “Series E Preferred Stock” pursuant to the Voyager Certificate of Incorporation.

“Series F Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of Voyager, which are designated as “Series F Preferred Stock” pursuant to the Voyager Certificate of Incorporation.

“Severance Obligation” shall mean any obligation to pay severance, termination pay or any similar payments to any natural person who is or was an employee, consultant or contractor of Voyager or any of its Affiliates or the Spinco Business.

“Shared Expenses” shall mean all fees and expenses incurred in connection with (i) the Spinco Financing, (ii) any consultant retained for or on behalf of Spinco or its Subsidiaries in connection with the Transactions, which retention is approved by Voyager in writing as a Shared Expense (such approval not to be unreasonably withheld, conditioned or delayed), other than, for the avoidance of doubt, any such consultants that the Spinco Business retains in the ordinary course, (iii) any other product or service agreed upon by the Parties in good faith to be obtained or incurred primarily for the benefit of Spinco or its Subsidiaries and (iv) any filing fees required to be paid by the Parties under any filing with any Governmental Authority in furtherance of the Parties’ obligations under Section 6.8(a).

“Software” shall have the meaning set forth in the definition of Intellectual Property hereof.

“Special Dividend” shall have the meaning set forth in the Distribution Agreement.

“Spinco” shall have the meaning set forth in the preamble hereof.

“Spinco Acquisition” shall mean other than as contemplated by the Transaction Agreements (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions with respect to the Spinco Business; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Spinco Business or the Spinco Entities constituting 5% or more of the consolidated assets of the Spinco Business or accounting for 5% or more of the consolidated revenues of the Spinco Business; (iii) the acquisition by any Person (or the stockholders of any Person) of 5% or more of the outstanding capital stock, other equity securities or voting power of the Spinco Entities or (iv) any other similar transaction that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. For the avoidance of doubt, the acquisition, including by merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions, of Harbor excluding the Spinco Business shall not constitute a Spinco Acquisition.

“Spinco Acquisition Proposal” shall mean, other than in connection with the Transactions or as otherwise specifically contemplated by this Agreement or the Distribution Agreement, any proposal relating to a Spinco Acquisition.

“Spinco Assets” shall have the meaning set forth in the Distribution Agreement.

“Spinco Audited Financial Statements” shall have the meaning set forth in Section 6.22(b).

“Spinco Benefit Plans” shall mean each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee compensation benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive compensation, commission, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock, restricted stock, restricted stock unit or other equity compensation, performance, thrift, retirement, savings, employee loan, stock bonus, excess benefits, supplemental unemployment, paid time off, vacation, perquisite, tuition reimbursement, outplacement, sick leave, retention, termination, redundancy, workers’ compensation, cafeteria, disability, death benefit, severance, change in control, health and welfare (including post-retirement health and life insurance), accidental death and disability insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, flexible spending and fringe benefit plans, policies, programs, Contracts, agreements and arrangements, whether or not subject to ERISA, written or unwritten, insured or self-insured, domestic or foreign (i) sponsored, maintained or contributed to or required to be contributed to by Harbor or any of its Subsidiaries (including Spinco or any of the Spinco Subsidiaries) or to which Harbor or any of its Subsidiaries (including Spinco) is a party and (ii) in which any current or former Spinco Group Employee or current or former director, consultant, or other service provider of Spinco or any Spinco Subsidiary (or their beneficiaries) is a participant; provided, that such term shall not include any plan, program or arrangement sponsored, maintained or administered by a Governmental Authority.

“Spinco Board of Directors” shall mean the board of directors of Spinco.

“Spinco Business” shall mean the business of purchasing, marketing, promoting, advertising, selling, licensing, manufacturing, contract manufacturing and distributing veterinary practice management software, services and tools and veterinary supply services and products, including diagnostics, biologicals, pharmaceuticals, vaccines, parasiticides, instruments, equipment and supplies used for the maintenance, treatment and prevention of ailments of and diseases in animals, including companion pets, including equine, large and production animals, to veterinary practitioners, animal health clinics, animal shelters, veterinary industry service providers, resellers and animal or equine related practitioners, as conducted and operated by Harbor and its Subsidiaries at any time during the twelve (12) month period prior to the Closing.

“Spinco Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Spinco Contribution” shall have the meaning set forth in the Tax Matters Agreement.

“Spinco Entities” shall mean Spinco and each of the Spinco Subsidiaries.

“Spinco Equity Interests” shall have the meaning set forth in Section 4.4 hereof.

“Spinco Financing” shall mean the debt financing incurred by Spinco on terms mutually acceptable to the Parties in an aggregate principal amount to be reasonably determined by Voyager, which shall be no less than $900,000,000 and no more than $1,200,000,000; provided that such aggregate principal amount may be (i) increased, at the discretion of Voyager, by the amount of the Additional Special Dividend or (ii) adjusted in accordance with Section 2.8 of the Distribution Agreement.

“Spinco Financial Statements” shall have the meaning set forth in Section 4.6(a) hereof.

“Spinco Foreign Plan” has the meaning set forth in Section 4.14(g) hereof.

“Spinco Governmental Plan” has the meaning set forth in Section 4.14(h) hereof.

“Spinco Group” shall have the meaning set forth in the Distribution Agreement.

“Spinco Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Spinco Indemnified Person” shall have the meaning set forth in Section 9.2(a) hereof.

“Spinco Intellectual Property” shall mean the (a) Intellectual Property owned by the Spinco Entities and (b) the Transferred Intellectual Property Assets, as defined in the Distribution Agreement.

“Spinco JV” shall have the meaning set forth in the Tax Matters Agreement.

“Spinco Leased Real Property” shall have the meaning set forth in Section 4.8(f)(i) hereof.

“Spinco Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) the Spinco

Business or the Spinco Entities, or the financial condition or results of operations of the Spinco Business, taken as a whole, or (y) the ability of Harbor, Spinco or Merger Sub to consummate the Transactions and to perform their respective obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Spinco Business, and matters generally affecting the industries in which the Spinco Business operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) changes in financial, banking or securities markets, including changes in interest or exchange rates, in each case, in the U.S. or elsewhere in the world, (iv) changes in GAAP (or interpretations thereof), (v) changes in any Laws (or interpretations thereof), (vi) any hurricane, flood, tornado, earthquake or other natural disaster and (vii) the negotiation or execution of this Agreement or any of the Transaction Agreements, any actions that are required to be taken or required not to be taken by this Agreement or the Transaction Agreements (other than any action required to be taken or not to be taken pursuant to Section 6.1), or the pendency or announcement of the Transactions (except that this clause (vii) shall not apply with respect to Harbor and Spinco’s representations and warranties in Section 4.3); provided, that, in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), such effects, changes or circumstances shall be taken into account in determining whether a Spinco Material Adverse Effect exists or would reasonably be expected to exist, solely to the extent that the Spinco Business, the Spinco Entities or Harbor or any of Harbor’s Subsidiaries with respect to the Spinco Business are disproportionately affected thereby compared to other participants operating comparable businesses in the industries in which the Spinco Business is operated.

“Spinco Material Contracts” shall have the meaning set forth in Section 4.17(a) hereof.

“Spinco Minority Interest Shares” shall have the meaning set forth in the Distribution Agreement.

“Spinco Owned Real Property” shall have the meaning set forth in Section 4.8(f)(ii) hereof.

“Spinco Restricted Stock” shall have the meaning set forth in the Employee Matters Agreement.

“Spinco RSU Award” shall have the meaning set forth in the Employee Matters Agreement.

“Spinco Stockholder Approval” shall have the meaning set forth in Section 4.2 hereof.

“Spinco Stockholders” shall mean the Harbor Stockholders and any applicable JV Minority Shareholders.

“Spinco Subsidiaries” shall have the meaning set forth in the Distribution Agreement.

“Spinco Tax Entity” shall mean Spinco or any Spinco JV or any entity that is a Subsidiary of Spinco or any Spinco JV following the Distribution.

“Spinco Voyager Stock Issuance” shall mean the issuance of Spinco Common Stock to Voyager Stockholders pursuant to the Merger.

“Spin-Off Tax Opinion” shall have the meaning set forth in Section 6.8(c)(i) hereof.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Support Agreement” shall have the meaning set forth in Section 6.9(b) hereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.2(b) hereof.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Harbor, Spinco and Voyager, to be executed and delivered on or prior to the Closing Date and substantially in the form attached hereto as Exhibit A.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax-Free Transaction Failure” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for a refund.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Termination Date” shall have the meaning set forth in Section 8.1(b) hereof.

“Third Party Claims” shall have the meaning set forth in the Distribution Agreement.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property. “Transaction Agreements” shall mean, collectively, (a) the Distribution Agreement, (b) the Transition Services Agreement, (c) the Employee Matters Agreement, (d) the Tax Matters Agreement, (e) the Put Rights Amendment and (f) all other documents required to be executed and delivered on or prior to the Closing Date by any Party pursuant to this Agreement.

“Transaction Bonus Obligation” shall mean any obligation to pay to any natural person who is an employee, consultant or contractor of Voyager or any of its Affiliates or the Spinco Business any amount

(including, but not limited to, a retention bonus or a change of control bonus) as a result of, or within a specified period of time after, or otherwise in connection with the Transactions.

“Transaction Expenses” shall mean all costs, fees and expenses incurred in connection with the Transactions (including fees and expenses of legal counsel, accountants, investment bankers and other Representatives and consultants, if any), whether or not paid prior to Closing. For the avoidance of doubt, (i) all fees and expenses for Cleary Gottlieb Steen & Hamilton LLP and Proskauer Rose LLP shall be Transaction Expenses of Harbor, (ii) all fees and expenses for Morgan, Lewis & Bockius LLP shall be Transaction Expenses of Voyager and (iii) Shared Expenses and Taxes shall not be Transaction Expenses of any Party.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other Transaction Agreements, including the Separation and the Merger.

“Transferred Real Property” shall have the meaning set forth in the Distribution Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Harbor and Spinco in a form to be mutually agreed by the Parties, and to be executed and delivered, on or prior to, the Effective Time and consistent with the Parties’ understanding of the main terms of the Transition Services Agreement as memorialized in the schedule attached hereto as Exhibit B.

“Treasury Regulations” shall have the meaning set forth in the Tax Matters Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code of the applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Delaware.

“Voyager” shall have the meaning set forth in the preamble hereof.

“Voyager Acquisition Proposal” shall mean, other than in connection with the Transactions or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions with respect to Voyager or its Subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Voyager or any of its Subsidiaries constituting 5% or more of the consolidated assets of Voyager or accounting for 5% or more of the consolidated revenues of Voyager; (iii) the acquisition by any Person (or the stockholders of any Person) of 5% or more of the outstanding capital stock, other equity securities or voting power of Voyager or (iv) any other similar transaction that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

“Voyager Audited Balance Sheet” shall have the meaning set forth in Section 5.6(a)(i) hereof.

“Voyager Audited Financial Statements” shall have the meaning set forth in Section 5.6(a)(i) hereof.

“Voyager Benefit Plans” shall mean each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee compensation, benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive compensation, commission, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock, restricted stock, restricted stock unit or other equity compensation, performance, thrift, retirement, savings, employee loan, stock bonus, excess benefits, supplemental unemployment, paid time off, vacation, perquisite, tuition reimbursement, outplacement, sick leave, retention, termination, redundancy, workers’ compensation, cafeteria, disability, death benefit, severance, change in control, health and welfare (including post-retirement health and life insurance), accidental death and disability insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, flexible spending, and fringe benefit plans, policies, programs, Contracts, agreements and arrangements, whether or not subject to ERISA written or unwritten, insured or self-insured, domestic or foreign (i) sponsored, maintained or contributed to or required to be contributed to by Voyager or any of its Subsidiaries or to which Voyager or any of its Subsidiaries is a party and (ii) in which any current or former Voyager Employee or current or former director or consultant or other service provider (or their beneficiaries) is a participant; provided, that such term shall not include any plan, program or arrangement sponsored, maintained or administered by a Governmental Authority.

“Voyager Board of Directors” shall mean the board of directors of Voyager.

“Voyager Capital Stock” shall mean Voyager Common Stock and Voyager Preferred Stock.

“Voyager Certificate” shall have the meaning set forth in Section 2.7(b)(i) hereof.

“Voyager Certificate of Incorporation” shall mean the Sixth Amended and Restated Certificate of Incorporation of Direct Vet Marketing, Inc., filed with the Delaware Secretary of State on July 13, 2017.

“Voyager Clients” shall have the meaning set forth in Section 6.28(a) hereof.

“Voyager Closing Date Net Debt” shall mean an amount (which may be positive or negative), in each case, determined as of the Calculation Time and without giving effect to the consummation of the Transactions, equal to (i) the Indebtedness of Voyager and its Subsidiaries, less (ii) an amount equal to the Cash and Cash Equivalents of Voyager and its Subsidiaries.

“Voyager Closing Date Working Capital” shall mean the Voyager Working Capital as of the Calculation Time.

“Voyager Common Stock” shall mean the common stock of Voyager, par value $0.001 per share.

“Voyager Current Assets” shall mean, without duplication, all current Assets (excluding Cash and Cash Equivalents, Income Tax Assets and deferred Tax Assets, but including current Non-Income Tax Assets) of the Voyager Entities, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Voyager Current Liabilities” shall mean, without duplication, all current Liabilities (excluding Income Tax Liabilities and deferred Tax Liabilities, but including current Non-Income Tax Liabilities) and deferred rent of the Voyager Entities, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Voyager Disclosure Schedules” shall mean the disclosure schedules delivered by Voyager to Harbor concurrently herewith.

“Voyager Employee” shall mean, as of any date, any individual who is an employee of Voyager or its Subsidiaries (including employees who are not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability).

“Voyager Entities” shall mean Voyager and each of its Subsidiaries.

“Voyager Equity Interests” shall have the meaning set forth in Section 5.4 hereof.

“Voyager Financial Statements” shall have the meaning set forth in Section 5.6(a)(ii) hereof.

“Voyager Foreign Plan” shall have the meaning set forth in Section 5.14(g) hereof.

“Voyager Fully Diluted Share Number” shall mean, as of the Effective Time, the number of shares (vested or unvested) of Voyager Capital Stock issued and outstanding on a fully diluted basis, with the number of shares underlying options and warrants being determined using the treasury stock method.

“Voyager Governmental Plan” shall have the meaning set forth in Section 5.14(h) hereof.

“Voyager Intellectual Property” shall mean all Intellectual Property that is owned by the Voyager Entities.

“Voyager Leased Real Property” shall have the meaning set forth in Section 5.8(c)(i) hereof.

“Voyager Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) Voyager, its Subsidiaries or the financial condition or results of operations of Voyager, taken as a whole, or (y) the ability of Voyager to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Voyager Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to Voyager, and matters generally affecting the industries in which the Voyager operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) changes in financial, banking or securities markets, including changes in interest or exchange rates, in each case, in the U.S. or elsewhere in the world, (iv) changes in GAAP (or interpretations thereof), (v) changes in any Laws (or interpretations thereof), (vi) any hurricane, flood, tornado, earthquake or other natural disaster, and (vii) the negotiation or execution of this Agreement or any of the Transaction Agreements, any actions that are required to be taken or required not to be taken by this Agreement or the Transaction Agreements (other than any action required to be taken or not to be taken pursuant to Section 6.2), or the pendency or announcement of the Transactions (except that this clause (vii) shall not apply with respect to Voyager’s representations and warranties in Section 5.3); provided, that, in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), such effects, changes or circumstances shall be taken into account in determining whether a Voyager Material Adverse Effect exists or would reasonably be expected to exist, solely to the extent that Voyager and its Subsidiaries are disproportionately affected thereby compared to other participants operating comparable businesses in the industries in which Voyager’s business is operated.

“Voyager Material Contracts” shall have the meaning set forth in Section 5.17(a) hereof.

“Voyager Net Debt Adjustment” shall mean an amount (which can be a positive or negative number) equal to Voyager Closing Date Net Debt minus Voyager Target Net Debt.

“Voyager Owned Real Property” shall have the meaning set forth in Section 5.8(c)(ii) hereof.

“Voyager Pension Plan” shall mean any qualified, registered, nonqualified, or nonregistered defined benefit pension plans or arrangements sponsored, maintained or contributed to by Voyager or any of its ERISA Affiliates for current or former Voyager Employees in the United States.

“Voyager Pre-Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.

“Voyager Pre-Closing Straddle Period Taxes” means Taxes of Voyager or any of its subsidiaries (or for which Voyager or any of its subsidiaries are liable), arising prior to the Effective Time and allocable to the Voyager Pre-Closing Straddle Period. For this purpose, the portion of any Taxes that are allocable to the Voyager Pre-Closing Straddle Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period of Voyager and its subsidiaries ended on the Closing Date based on an interim closing of the books and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction, the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Voyager Pre-Closing Taxes” shall mean any Taxes of Voyager or any of its subsidiaries (or for which Voyager or any of its subsidiaries are liable) arising prior to the Effective Time and relating or attributable to any Voyager Pre-Closing Tax Period (regardless of whether a Tax Return is required to be filed or such Taxes to be paid before the Closing Date) and shall include any Voyager Pre-Closing Straddle Period Taxes.

“Voyager Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include the Voyager Pre-Closing Straddle Period.

“Voyager Preferred Stock” shall mean (i) the Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D Preferred Stock, (v) Series E Preferred Stock and (vi) Series F Preferred Stock.

“Voyager Privileged Communications” shall have the meaning set forth in Section 6.28(a) hereof.

“Voyager Stockholders” shall mean the holders of the Voyager Capital Stock.

“Voyager Stockholder Approval” shall have the meaning set forth in Section 5.2 hereof.

“Voyager Stockholders Meeting” shall have the meaning set forth in Section 6.9(c) hereof.

“Voyager Stockholder Vote” shall have the meaning set forth in Section 6.9(c).

“Voyager Stockholders’ Representative” shall have the meaning set forth in the preamble hereof.

“Voyager Stockholders’ Representative Expense Fund Amount” means an amount equal to two hundred fifty thousand dollars ($250,000), to be deposited into an account designated by the Voyager Stockholders’ Representative to be used by Voyager Stockholders’ Representative in accordance with the terms of Section 6.27.

“Voyager Target Net Debt” shall mean negative twenty-five million dollars (-$25,000,000).

“Voyager Target Working Capital” shall mean two million five hundred thousand dollars ($2,500,000).

“Voyager Tax Opinion” shall have the meaning set forth in Section 7.3(e) hereof.

“Voyager Transaction Expenses Amount” means the amount of Transaction Expenses allocated to or to be borne by Voyager or any of its Subsidiaries pursuant to this Agreement or any of the Transaction Agreements in excess of twenty five million dollars ($25,000,000) that is not paid prior to the Closing, including in such amount the Voyager Stockholders’ Representative Expense Fund Amount.

“Voyager Working Capital” shall mean an amount (which may be positive or negative) equal to the Voyager Current Assets minus the Voyager Current Liabilities, in each case calculated in accordance with the Applicable Accounting Principles. Section 1.1(d) of the Voyager Disclosure Schedules is an illustrative example of the calculation of Voyager Working Capital.

“Voyager Working Capital Adjustment” shall mean an amount (which may be positive or negative) equal to the Voyager Closing Date Working Capital minus the Voyager Target Working Capital; provided, that any such adjustment shall be made if and only to the extent that Voyager Working Capital is greater or less than the Voyager Target Working Capital by more than one million five hundred thousand dollars ($1,500,000).

“WARN” shall have the meaning set forth in Section 4.15(c) hereof.

Article II

THE SEPARATION, THE MERGER AND RELATED MATTERS

Section 2.1    The Distribution. Upon the terms and subject to the conditions of the Distribution Agreement, prior to the Effective Time, each of Harbor and Spinco shall and shall cause its respective Subsidiaries (including Spinco prior to the Distribution) to each use its respective reasonable best efforts to consummate and make effective the Separation and the other transactions contemplated by the Distribution Agreement in accordance with its terms, including the Distribution.

Section 2.2    The Merger.

(a)    After the Distribution and immediately prior to the Effective Time, the issued and outstanding shares of capital stock of Spinco shall consist solely of shares of Spinco Common Stock, all of which shall be owned as of such time directly by the Spinco Stockholders.

(b)    Upon the terms and subject to the conditions of this Agreement, after the Separation, Merger Sub will be merged with and into Voyager at the Effective Time in accordance with the DGCL and upon the terms set forth in this Agreement. Following the Merger, the separate corporate existence of Merger Sub will cease, and Voyager will continue as the surviving corporation and a direct, wholly-owned Subsidiary of Spinco (Voyager as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of Merger Sub in accordance with the DGCL and upon the terms set forth in this Agreement.

Section 2.3    Closing. Unless the transactions contemplated herein shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger and the other Transactions (the “Closing”) will take place at 10:00 a.m., New York time, on (i) the earliest date that is

(x) the last Business Day of a calendar month and (y) is no earlier than the fifth (5th) Business Day following the first date on which the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII hereof occurs or (ii) such other date or place as is agreed to in writing by the Parties (the “Closing Date”). The Closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

Section 2.4    Effective Time. On the Closing Date, Merger Sub and Voyager will execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the DGCL. The Merger will become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as is agreed upon by the Parties and set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.5    Effects of the Merger. The Merger will have the effects set forth in this Agreement, the Certificate of Merger and the DGCL.

Section 2.6    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and in a form to be mutually agreed by Harbor and Spinco (on the one hand) and Voyager (on the other hand) shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable Law and such certificate of incorporation, except that the name of the Surviving Corporation shall be “Direct Vet Marketing, Inc.”.

(b)    Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time and in a form to be mutually agreed by Harbor and Spinco (on the one hand) and Voyager (on the other hand) shall be the bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable Law and such bylaws.

Section 2.7    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of the capital stock of Harbor, Spinco, Merger Sub or Voyager:

(a)    Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)    Conversion of Voyager Capital Stock.

(i)    Each share of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and shares to be canceled in accordance with Section 2.7(b)(ii) hereof) shall be automatically converted into the right to receive the Per Share Merger Consideration. Following the Effective Time, all shares of Voyager Capital Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares of Voyager Capital Stock (a “Voyager Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Voyager

Certificates in accordance with this Section 2.7(b), the Per Share Merger Consideration, without any interest thereon.

(ii)    All shares of Voyager Capital Stock held in Spinco’s or Merger Sub’s treasury or owned by any other Spinco Entity, Harbor Entity or Voyager or any wholly-owned Subsidiary of Voyager shall be cancelled and extinguished and shall cease to exist and no shares of Spinco Common Stock or other consideration shall be delivered in exchange therefor.

(iii)    Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that the Series Preferred Issue Price (as defined in the Voyager Certificate of Incorporation) of any share of Voyager Preferred Stock, plus any dividends declared but unpaid thereon, is greater than the Closing Per Share Merger Consideration, the provisions of this Agreement allocating the Closing Per Share Merger Consideration among the Voyager Stockholders shall be deemed to be amended and restated, and the Parties shall cooperate to document such amendment and restatement, to give effect to the applicable provisions of the Voyager Certificate of Incorporation; provided, that nothing in this Section 2.7(b)(iii) shall either prejudice in any way the rights and remedies of Harbor and Spinco under this Agreement or permit the Parties to take any action (or fail to take any action) that is inconsistent with the Spin-off Tax Opinion or Merger Tax Opinion, or otherwise could reasonably be expected to result in a Tax-Free Transaction Failure.

(iv)    Any fractional shares of Spinco Common Stock that would otherwise be issuable to a Voyager Stockholder pursuant to Section 2.7(b)(i) shall be aggregated and such Voyager Stockholder shall be issued in respect of all such fractional shares a number of shares of Spinco Common Stock equal to such aggregate number, rounded to the nearest whole number. Harbor, Spinco, Merger Sub, Voyager and the Voyager Stockholders’ Representative acknowledge and agree that the conversion set forth in the preceding sentence in lieu of issuing fractional shares of Spinco Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Spinco that would otherwise be caused by the issuance of fractional shares of Spinco Common Stock. In the event that after giving effect to this Section 2.7(b)(iv), the aggregate number of shares of Spinco Common Stock issued to the Voyager Stockholders is greater than the number of shares of Spinco Common Stock to be issued as the Aggregate Closing Merger Consideration, the Aggregate Closing Merger Consideration shall be deemed to be amended to include such number of additional shares of Spinco Common Stock issued pursuant to this Section 2.7(b)(iv).

Section 2.8    Exchange of Shares.

(a)    Exchange Agent. Prior to the Effective Time, Spinco shall designate a bank or trust company reasonably acceptable to Voyager to act as the exchange agent in connection with the Merger (the “Exchange Agent”) for purposes of exchanging shares of Voyager Capital Stock in accordance with the terms of this Agreement. At or prior to the Effective Time, Spinco shall deposit, or shall cause to be deposited, with the Exchange Agent, evidence of Spinco Common Stock in book-entry form representing the aggregate Closing Per Share Merger Consideration issuable to holders of Voyager Capital Stock as of the Effective Time pursuant to Section 2.7(b) (such evidence of book-entry shares of Spinco Common Stock, together with any such cash amounts subsequently deposited after Closing in respect of the Adjustment Amount pursuant to Section 3.1(d), the “Exchange Fund”). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)    Exchange Procedures. Prior to the Effective Time, Spinco shall cause the Exchange Agent to mail to each holder of record of Voyager Capital Stock (i) a letter of transmittal (together with any other materials delivered therewith, the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Voyager Certificates shall pass, only upon delivery of the

Voyager Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form as agreed to by Spinco and Voyager and (ii) instructions for effecting the surrender of Voyager Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Closing Per Share Merger Consideration into which such Voyager Capital Stock has been converted pursuant to this Agreement. Promptly after the Effective Time, Spinco shall cause the Exchange Agent to distribute to each Voyager Stockholder that delivers to the Exchange Agent, together with such Voyager Stockholder’s Voyager Certificate(s) (or affidavits of loss in lieu thereof), a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of shares of Spinco Common Stock (in uncertificated form or evidence of shares in book-entry form) into which the shares of Voyager Capital Stock held by such Voyager Stockholder as of immediately prior to the Effective Time have been converted in accordance with Section 2.7(b) hereof and, promptly following the final determination of the Final Closing Statement in accordance with Section 3.1(c), any amount payable in respect of the Additional Per Share Merger Consideration. For the avoidance of doubt, in no event shall the Exchange Agent have the right to vote any shares of Spinco Common Stock held by the Exchange Agent.

(c)    No Further Rights in Voyager Capital Stock. All shares of Spinco Common Stock issued upon conversion of shares of Voyager Capital Stock in accordance with the terms of this Section 2.8(c) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Voyager Capital Stock. At the Effective Time, the stock transfer books of Voyager shall be closed and thereafter there shall be no further registration of transfers of shares of Voyager Capital Stock on the records of Voyager. From and after the Effective Time, the holders of shares of Voyager Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Voyager Capital Stock except as otherwise provided for herein or by applicable Law.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Voyager Capital Stock on the date that is twelve (12) months after the Effective Time shall be delivered to Spinco, upon demand, and any former holders of shares of Voyager Capital Stock who have not theretofore received shares of Spinco Common Stock in accordance with this Article II shall thereafter look only to Spinco for the Per Share Merger Consideration (subject to any abandoned property, escheat or similar Law).

(e)    No Liability. None of the Parties hereto or the Exchange Agent shall be liable to any Person for any Per Share Merger Consideration or other amounts from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Voyager Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Spinco free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates. In the event any Voyager Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Voyager Certificate to be lost, stolen, mutilated or destroyed and, if required by Spinco, the posting by such Person of a bond in customary amount and upon such terms as may be required by Spinco as indemnity against any claim that may be made against it, the Exchange Agent or Spinco with respect to such Voyager Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Voyager Certificate the shares of Spinco Common Stock and the cash that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.8(g)) had such lost, stolen or destroyed Voyager Certificate been surrendered.

(g)    Withholding Rights. Each of Harbor, Spinco, the Surviving Corporation and the Exchange Agent hereto, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

(h)    Uncertificated Shares. Promptly after the Effective Time, Spinco shall cause the Exchange Agent to (i) mail to each holder of uncertificated shares of Voyager Capital Stock materials advising such holder of the effectiveness of the Merger and the conversion of its shares of Voyager Capital Stock into the Per Share Merger Consideration and (ii) issue to each holder of that number of whole shares of Spinco Common Stock that such holder is entitled to receive in respect of each such uncertificated share of Voyager Capital Stock pursuant to Section 2.7(b) in uncertificated form (or evidence of shares in book-entry form, as applicable, in respect of each such uncertificated share of Voyager Capital Stock (after giving effect to any required Tax withholdings as provided in Section 2.8(g)), without interest thereon.

Section 2.9    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Voyager Capital Stock outstanding immediately prior to the Effective Time and held by a Voyager Stockholder who is entitled to demand and has properly demanded appraisal for such shares of Voyager Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such Voyager Stockholder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such Voyager Stockholder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.8(g). Voyager shall give Harbor and Spinco prompt notice of any demands received by Voyager for appraisal of shares of Voyager Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Voyager relating to rights to be paid the fair value of Dissenting Shares, and Harbor and Spinco shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Voyager shall not, except with the prior written consent of Harbor and Spinco, make any payment (unless required by Law) with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Section 2.10    Directors. Subject to applicable Law, Spinco, Merger Sub and Voyager shall take all such action as may be necessary to cause such individuals as may be mutually agreed by the Parties to be the directors of the Surviving Corporation from and after the Effective Time, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.11    Officers. Subject to applicable Law, Spinco, Merger Sub and Voyager shall take all such action as may be necessary to cause such individuals as may be mutually agreed by the Parties to be the officers of the Surviving Corporation from and after the Effective Time, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.12    Escrowed Shares. On or prior to the Closing Date, Harbor, Spinco and the Voyager Stockholders’ Representative shall enter into an escrow agreement to be agreed upon in good faith between the Parties (the “Escrow Agreement”) with an escrow agent selected by Harbor and reasonably acceptable to the Voyager Stockholders’ Representative (the “Escrow Agent”). On or prior to the Closing Date, the Escrowed Shares shall be deposited by Spinco in an escrow account (the “Escrow Account”) and such Escrowed Shares shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement and distributed in accordance with Section 9.2(b). Distributions of any Escrowed Shares from the Escrow Account, the number of such Escrowed Shares deposited with the Escrow Agent, and the valuation of such Escrowed Shares for purposes of redemption pursuant to this Agreement shall be determined in accordance with the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Voyager Stockholders shall constitute approval of the Escrow Agreement and the arrangements relating thereto, including, without limitation, the deposit of the Escrowed Shares in the Escrow Account.

Article III

POST-CLOSING ADJUSTMENTS

Section 3.1    Post-Closing Adjustment.

(a)    Within ninety (90) days following the Distribution Date, Spinco shall cause to be prepared and delivered to the Voyager Stockholders’ Representative a certificate endorsed by an executive officer of Spinco certifying a statement (the “Preliminary Closing Statement”) setting forth Spinco’s good faith calculation of (i) the Voyager Transaction Expenses Amount, (ii) the Voyager Working Capital Adjustment, (iii) the Voyager Net Debt Adjustment, and (iv) the Adjustment Amount, including reasonable detail regarding the calculations thereof. The Preliminary Closing Statement shall be prepared in accordance with the Applicable Accounting Principles.

(b)    During the forty-five (45)-day period following the Voyager Stockholders’ Representative’s receipt of the Preliminary Closing Statement, Spinco shall give the Voyager Stockholders’ Representative and each of its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of the Surviving Corporation (including the Surviving Corporation’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit the Voyager Stockholders’ Representative to review the Preliminary Closing Statement. Within forty-five (45) days after receipt of the Preliminary Closing Statement, the Voyager Stockholders’ Representative may, in a written notice to Spinco, set forth in reasonable detail any proposed adjustments to the items set forth on the Preliminary Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Agreement). If Spinco shall not have received a notice of proposed adjustments within such forty-five (45)-day period from the Voyager Stockholders’ Representative, the Voyager Stockholders’ Representative will be deemed to have accepted irrevocably the Preliminary Closing Statement.

(c)    The Voyager Stockholders’ Representative and Spinco shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Preliminary Closing Statement during the thirty (30 days following Spinco’s receipt of the proposed adjustments. If the Voyager Stockholders’ Representative and Spinco are unable to resolve such dispute within such thirty (30)-day period, then, at the written request of either such Party (the “Dispute Resolution Request”), each such Party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The Parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the thirty

(30)-day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the Preliminary Closing Statement, as revised by such negotiations, written agreement or the final decision of the accounting firm referred to below, the “Final Closing Statement”). If the business representatives do not resolve the dispute during the periods described above, then the Voyager Stockholders’ Representative and Spinco shall jointly engage KPMG LLP to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 10.13. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from among the remaining nationally recognized firms which are not the regular independent auditor firm of Spinco or Voyager, and in such event references herein to KPMG LLP shall be deemed to refer to such replacement accounting firm. Within the thirty (30)-day period following its engagement, KPMG LLP shall arbitrate and resolve such dispute based solely on the written submissions provided by the Voyager Stockholders’ Representative and Spinco and shall only consider whether the Preliminary Closing Statement (and each component thereof) was prepared in accordance with this Agreement and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Preliminary Closing Statement requires adjustment. In resolving any disputed matter, KPMG LLP shall (i) adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 3.1 and (ii) not assign a value to any item higher than the highest value for such item claimed by the Voyager Stockholders’ Representative and Spinco or lower than the lowest value claimed by either such Person; provided, however, that to the extent the determination of value of any disputed item affects any other item used in calculating the Voyager Working Capital Adjustment or the Voyager Net Debt Adjustment, such effect may be taken into account by KPMG LLP. The fees and expenses of KPMG LLP shall be shared by the Voyager Stockholders’ Representative (on behalf of the Voyager Stockholders) and Spinco in inverse proportion to the relative amounts of the disputed amount determined in favor of the Voyager Stockholders’ Representative and Spinco, respectively.

(d)    Upon final determination of the Final Closing Statement pursuant to Section 3.1(c):

(i)    If the Adjustment Amount is positive, Spinco shall pay to the Exchange Agent the lesser of (A) one hundred million dollars ($100,000,000) (less all amounts paid or payable pursuant to Section 9.2 hereof in respect of Voyager Pre-Closing Taxes) and (B) the Adjustment Amount, which amount shall be distributed to each Voyager Stockholder in such proportion as is represented by a fraction, (x) the numerator of which is the number of shares of Voyager Capital Stock held by each such Voyager Stockholder as of immediately prior to the Effective Time and (y) the denominator of which is the Voyager Fully Diluted Share Number.

(ii)    If the Adjustment Amount is negative, the Escrow Agent shall transfer or cause to be transferred from the Escrow Account to Spinco a number of shares of Spinco Common Stock having a value (determined in accordance with the Escrow Agreement) equal to the absolute value of the Adjustment Amount, and any such shares of Spinco Common Stock shall thereafter be canceled by Spinco and no longer be outstanding.

(e)    The Parties’ sole recourse with respect to the Adjustment Amount shall be as set forth in Section 3.1(d).

(f)    Notwithstanding anything herein to the contrary, no distribution of Escrowed Shares or other adjustment under this Section 3.1 (or portion thereof) shall be made to the extent the effect of such distribution or adjustment (or portion thereof) would reasonably be expected to result in the Harbor Stockholders owning fifty percent (50%) or less of Spinco Common Stock (as measured for purposes of Section 355(e) of the Code) on or after the Effective Time or otherwise cause a Tax-Free Transaction Failure.

Article IV

REPRESENTATIONS AND WARRANTIES OF HARBOR, SPINCO AND MERGER SUB

Except as set forth in the correspondingly numbered Sections of the Harbor/Spinco Disclosure Schedules, it being understood and agreed that each disclosure set forth in the Harbor/Spinco Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made (without reference to any additional information, investigation, or documentation), Harbor, Spinco and Merger Sub hereby represent and warrant to Voyager (which, in the case of Section 4.6(e), Section 4.8(b), Section 4.11(e), Section 4.12(a), Section 4.14(a) through (d), Section 4.14(f), Section 4.16(b) and (c) and Section 4.22(b) and (c), are made assuming Separation has occurred) as follows:

Section 4.1    Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a)    Each of Harbor, Spinco and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Harbor and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets that will be contributed to Spinco and the Spinco Subsidiaries pursuant to the Distribution Agreement and to carry on the Spinco Business as it is now being conducted. Each of Harbor and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Spinco Business that will be contributed to Spinco and the Spinco Subsidiaries pursuant to the Distribution Agreement or in which the nature of the Spinco Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b)    All of the outstanding shares of capital stock of, or other equity interests in, each Spinco Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by Spinco, free and clear of all liens other than pursuant to the Spinco Financing.

Section 4.2    Authorization and Validity of Agreement. Each of Harbor, Spinco and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the receipt of the Merger Sub Stockholder Approval and the Spinco Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by each of Harbor, Spinco and Merger Sub, and the consummation by each of them of the Transactions, have been duly and validly authorized by each of the Harbor Board of Directors, Spinco Board of Directors and Merger Sub Board of Directors, and no other corporate or other action on the part of Harbor, Spinco or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions (other than the Merger Sub Stockholder Approval and the Spinco Stockholder Approval). Each of the Harbor Board of Directors, the Spinco Board of Directors and the Merger Sub Board of Directors, as applicable, has, in each case, (i) determined that this Agreement, the Transaction Agreements and the Transactions (including the Merger), taken together, are advisable, fair and in the best interest of Harbor, Spinco and Merger Sub, respectively, and their respective stockholders, as applicable, and (ii) approved this Agreement, the Transaction Agreements and the Transactions (including the Merger). The Spinco Board of Directors has approved and declared advisable the issuance of Spinco Common Stock in connection with the Distribution and the Merger. In addition, the Merger Sub Board of Directors has recommended the affirmative vote of Spinco with respect to the Merger Sub Stockholder Approval (as defined below) and the Spinco Board of Directors has recommended the affirmative vote of Harbor, as sole stockholder of Spinco, with respect to the Spinco Stockholder Approval (as defined below). The only approvals or consents of the holders of any class or series of capital stock necessary to adopt this Agreement and the Transaction Agreements and to approve the Merger and the Transactions are the affirmative vote of Spinco, as sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) and the affirmative vote of Harbor, as sole stockholder of Spinco (the “Spinco Stockholder Approval”), which each of Merger Sub and Spinco shall obtain by written consent pursuant to Section 228 of the DGCL on the date hereof immediately following the execution and delivery of this Agreement. This Agreement and the Transaction Agreements have been or shall be duly and validly executed and delivered by each of Harbor, Spinco and Merger Sub, as applicable, and, to the extent it is a party thereto, assuming due and valid authorization, execution and delivery hereof and thereof by Voyager, each is a valid and binding obligation of each of Harbor, Spinco and Merger Sub enforceable against each of Harbor, Spinco and Merger Sub in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.3    No Violation. Assuming (a) the filings required under the HSR Act and under those antitrust Laws set forth in Section 4.3 of the Harbor/Spinco Disclosure Schedules are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 4.3 of the Harbor/Spinco Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NASDAQ Global Select Market, or such other stock exchange as is mutually agreed upon by the Parties in respect of the listing of the shares of Spinco Common Stock to be issued pursuant hereto are met and (f) the filing of the Certificate of Merger and other appropriate Merger documents, if any, as required by the DGCL, is made, the execution and delivery of this Agreement and the Transaction Agreements by Harbor, Spinco and Merger Sub, as applicable, and the consummation by Harbor, Spinco and Merger Sub of the Transactions, do not and will not: (w) violate, conflict with or result in a breach of any provision of their respective certificates of incorporation or bylaws; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to Harbor or any Spinco Entity or by which any of the properties or assets that will be contributed to the Spinco Entities pursuant to the Distribution Agreement may be bound; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties, assets, or capital stock of Harbor or any of its Subsidiaries that will be contributed to the Spinco Entities pursuant to the Distribution Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Spinco Material Contract to which Harbor or its Subsidiaries is a party that will be contributed to the Spinco Entities pursuant to the Distribution Agreement, or by which the Spinco Entities or the properties or assets that will be contributed to the Spinco Entities pursuant to the Distribution Agreement may be bound, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 4.4    Capitalization. As of the date hereof, the authorized capital stock of Spinco consists solely of one hundred (100) shares of capital stock, all of which shares are classified and designated as Spinco Common Stock. Other than as contemplated by the Transaction Agreements, no additional shares of Spinco Common Stock will be issued prior to the Effective Time. As of the date hereof, one hundred (100) shares of Spinco Common Stock are issued and outstanding and owned by Harbor. All of the issued and outstanding shares of Spinco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for shares issuable pursuant to this Agreement, the Transaction Agreements and other than any put, call, preemptive, tag-along or drag-along or other similar rights, held by any JV Minority Shareholders, (i) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Spinco Common Stock or any capital stock equivalent or other nominal interest in Spinco or any material Spinco Subsidiary (“Spinco Equity Interests”) pursuant to which Spinco or any material Spinco Subsidiary is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Spinco Equity Interests and (ii) there are no outstanding obligations of Spinco to repurchase, redeem or otherwise acquire any outstanding securities of Spinco Equity Interests. Except pursuant to this Agreement, the Transaction Agreements and any equity incentive plan of Spinco or its Subsidiaries, immediately following the Distribution there will be no Contracts or commitments to which Spinco is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Spinco.

Section 4.5    Affiliate Transactions. Except for (a) transactions under or in connection with this Agreement or the other Transaction Agreements, (b) commercial transactions entered into in the ordinary course consistent with past practice, and (c) as set forth in Section 4.5 of the Harbor/Spinco Disclosure Schedules, as of the date hereof, there are no transactions or Contracts between or among (i) any of the Spinco Entities, on the one hand, and (ii) Harbor or any of its Subsidiaries (other than the Spinco Entities) or Affiliates, on the other hand, of the type that would be required to be disclosed if Spinco were a company subject to Item 404 of Regulation S-K promulgated under the Securities Act and that will remain in effect or result in Liability for or impose obligations on any Spinco Entity following the Distribution. With respect to the Spinco Business, since December 31, 2017 to the date hereof, other than as required to effect the Transactions described herein or in the other Transaction Agreements or as set forth in Section 4.5 of the Harbor/Spinco Disclosure Schedules, neither Harbor nor any of the Spinco Entities has, nor have any of their respective Subsidiaries, entered into or amended any Contract or arrangement with any of their respective Affiliates, except in the ordinary course consistent with past practice.

Section 4.6    Spinco Financial Statements.

(a)    Section 4.6(a) of the Harbor/Spinco Disclosure Schedules sets forth complete and correct copies of the unaudited, combined balance sheet of the Spinco Business as of December 30, 2017 and December 31, 2016 together with the unaudited, combined statement of income for the fiscal years ended December 30, 2017 and December 31, 2016, in each case, on an as-reported basis (the “Spinco Financial Statements”).

(b)    Except as set forth on Section 4.6(b) of the Harbor/Spinco Disclosure Schedules, the Spinco Financial Statements were derived from Harbor’s financial statements and have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the combined financial position and combined results of operations of the Spinco Business as of the dates thereof and the results of its operations or other information included therein for the periods indicated or as of the dates then ended, in each case, subject, where appropriate, to the absence of footnotes and normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby.

(c)    When delivered pursuant to Section 6.22, the Spinco Audited Financial Statements shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the financial position, results of operations and cash flows of the Spinco Business as of the dates and for the periods indicated.

(d)    As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(e)    Undisclosed Liabilities. Except as recorded as a Liability or otherwise reserved against in the Spinco Financial Statements, the Spinco Entities do not have any Liability of any nature (whether accrued, absolute, contingent or otherwise) other than (i) Liabilities incurred in the ordinary course of business since December 31, 2017, (ii) Liabilities incurred under or in accordance with this Agreement or in connection with the Transactions and (iii) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 4.7    Information to Be Supplied. The Registration Statement (and the Prospectus to be included therein) and the other documents required to be filed by Harbor or Spinco with the SEC in connection with the Transactions will comply as to form and substance, in all material respects, with the requirements of the Securities Act and together with the information supplied or to be supplied by Spinco or Harbor (which, for the avoidance of doubt, shall not include information supplied or to be supplied by Voyager) for inclusion in the Prospectus to be included in the Registration Statement will not, (a) on the date of its filing, (b) in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act or (c) in the case of the Prospectus, on the date(s) on which the Prospectus is mailed to the Harbor Stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8    Assets.

(a)    Except for the assets referred to in clauses (i) - (xvi) of the definition of Excluded Assets in the Distribution Agreement, any Delayed Transfer Assets and the items set forth in Section 4.8(a) of the Harbor/Spinco Disclosure Schedules, after giving effect to the Transactions (including as permitted pursuant to Section 6.1) and the Transaction Agreements, the Spinco Assets, when taken together with the transition services being provided under the Transition Services Agreement, will, at the Effective Time, constitute those assets used or held for use by Harbor and its Affiliates necessary to operate the Spinco Business in all material respects as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date hereof (except with respect to changes in the ordinary course, in each case not implemented with the intent of adversely manipulating the assets or liabilities that would be transferred to Spinco in connection with the Transactions contemplated by the Distribution Agreement).

(b)    Except for Delayed Transfer Assets, following the Distribution, Spinco or one of the Spinco Subsidiaries will have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible Spinco Assets, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be materially adverse to Spinco and the Spinco Subsidiaries, taken as a whole, in each case subject to no Encumbrances, other than Permitted Encumbrances.

(c)    Section 4.8(c) of the Harbor/Spinco Disclosure Schedules lists the material overhead and shared services currently provided to any Spinco Entity and/or the Spinco Business, by Harbor or any of its Affiliates other than the Spinco Entities.

(d)    Neither Harbor, with respect to the Spinco Business, nor any of the Spinco Entities, is a party to any agreement that will remain in effect following the Closing to purchase any material real property.

(e)    Notwithstanding the foregoing, the representations and warranties in this Section 4.8 do not apply to matters covered by Section 4.16 (Intellectual Property Matters).

(f)    Real Property.

(i)    Section 4.8(f)(i) of the Harbor/Spinco Disclosure Schedules sets forth (A) the address (or other identifying description) and (B) the identity of the lessor and lessee of each parcel of real property leased by Spinco or any of the Spinco Subsidiaries following the Distribution (the “Spinco Leased Real Property”). To Harbor’s Knowledge, all buildings, structures and improvements located on such Spinco Leased Real Property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by the Spinco Business. To Harbor’s Knowledge, a Spinco Entity has a valid and binding leasehold interest in each parcel of Spinco Leased Real Property, free and clear of any material Encumbrances, other than Permitted Encumbrances. To Harbor’s Knowledge, neither Harbor, with respect to the Spinco Business, nor any of the Spinco Entities has subleased, licensed or otherwise granted to a third party any material right to use or occupy all or any portion of the Spinco Leased Real Property.

(ii)    Section 4.8(f)(ii) of the Harbor/Spinco Disclosure Schedules sets forth the address (or other identifying description) of each parcel of real property owned by Spinco or any of the Spinco Subsidiaries following the Distribution (the “Spinco Owned Real Property”). To Harbor’s Knowledge, a Spinco Entity has good and marketable fee simple title (or such equivalent right, as applicable) in and to each parcel of Spinco Owned Real Property, including all of the buildings and improvements thereon, free and clear of any material Encumbrances, other than Permitted Encumbrances. To Harbor’s Knowledge, all buildings, structures and improvements located on such Spinco Owned Real Property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by the Spinco Business. To Harbor’s Knowledge, there are no material outstanding options, rights of first offer or rights of first refusal to purchase any such Spinco Owned Real Property or any portion thereof or interest therein. To Harbor’s Knowledge, other than pursuant to easements of record, neither Harbor nor any Spinco Entity has leased or granted any material right to use or occupy all or any portion of a Spinco Owned Real Property to a third party. To Harbor’s Knowledge, there is no material condemnation or other proceeding in eminent domain, pending or threatened, affecting the Spinco Owned Real Property or any portion thereof or interest therein.

Section 4.9    Absence of Certain Changes or Events.

(a)    Except (i) as specifically contemplated or permitted by this Agreement or the Transaction Agreements and (ii) as set forth in the Spinco Financial Statements, since December 31, 2017 and through the date hereof, (A) the Spinco Business has been conducted, in all material respects, in the ordinary course consistent with past practice, and (B) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b)    Since December 31, 2017 through the date hereof and except as contemplated by the Distribution Agreement with respect to the Separation, none of Harbor, Spinco or any of their respective Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 6.1 if taken or not taken, as applicable, after the date hereof without Voyager’s consent after the date hereof.

Section 4.10    Actions; Orders.

(a)    No Action against Harbor, any of its Subsidiaries, any Spinco Entity, the Spinco Business or any of their respective properties is, or in the past three (3) years has been, pending or, to Harbor’s Knowledge, threatened, except with respect to such Actions the outcome of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b)    There is no, and during the past three (3) years there has been no, Order against Harbor, any of its Subsidiaries, any Spinco Entity, the Spinco Business or any of their respective properties or otherwise that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 4.11    Operations in Conformity with Law; Certain Licenses.

(a)    None of the Spinco Entities has received any written notice alleging any material failure to comply with any Laws or Orders. The Spinco Entities have complied in all material respects with all applicable Non-Animal Laws and Orders.

(b)    Section 4.11(b) of the Harbor/Spinco Disclosure Schedules sets forth Permits required for the Spinco Entities to conduct their respective businesses as currently conducted and as proposed to be conducted. All such Permits have been obtained and are valid and in full force and effect, and, to the Knowledge of Harbor or Spinco, no violations have been recorded in respect thereof. The Spinco Entities are in compliance in all material respects with the Permits. No legal proceeding is pending or, to the Knowledge of Harbor or Spinco, threatened, to revoke, cancel, suspend, modify or limit any Permit.

(c)    Notwithstanding the foregoing, the representations and warranties in this Section 4.11 do not apply to matters covered by Section 4.12 (Environmental Matters), Section 4.13 (Tax Matters), Section 4.14 (Employee Benefits Matters), Section 4.15 (Labor and Employment Matters), Section 4.16 (Intellectual Property Matters), Section 4.23 (Controlled substances) and Section 4.24 (Certain Business Practices).

(d)    Except as set forth on Section 4.11(d) of the Harbor/Spinco Disclosure Schedules, with respect to animal supplements, the Spinco Entities have complied in all material respects with the following Laws or industry standards, as applicable:

(i)    all rules, guidelines, standards and regulations of the National Animal Supplement Council (NASC), and

(ii)    all state facility licensure and product registrations and filings.

(e)    Except as set forth on Section 4.11(e) of the Harbor/Spinco Disclosure Schedules, with respect to pharmacy Laws, the Spinco Entities have all required licenses and are in material compliance with all federal and state pharmacy Laws and regulations.

(f)    Except to the extent they are Delayed Transfer Assets and after giving effect to the Transactions (including as permitted pursuant to Section 6.1 and the transition services being provided under the Transition Services Agreement) and the Transaction Agreements, the Spinco Entities hold all material Licenses that are required for the conduct of the Spinco Business as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 4.12    Environmental Matters.

(a)    Except to the extent they are Delayed Transfer Assets and after giving effect to the Transactions (including as permitted pursuant to Section 6.1 and the transition services being provided under the Transition Services Agreement) and the Transaction Agreements, each Spinco Entity has obtained all material Licenses and other authorizations under Environmental Laws required for the conduct and operation of its business and has for the past five (5) years been and is in compliance, in all material respects, with (i) the terms and conditions contained therein and (ii) with all applicable Environmental Laws, except for such failure to obtain or comply as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b)    There are no Environmental Claims pending or, to Harbor’s Knowledge, threatened against any Spinco Entity or with respect to the Spinco Business which, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect.

(c)    There is no condition (i) on, at or under any property currently or formerly owned, leased or used by any Harbor Entity or any Spinco Entity or (ii) created by any Harbor Entity’s or any Spinco Entity’s operations that would reasonably be expected to create a Liability for any Spinco Entity or the Spinco Business under applicable Environmental Laws, which Liability has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(d)    There are no past or present actions, activities, circumstances, events or incidents with respect to any of the Spinco Entities or any predecessors in interest thereto, including, with respect to the Spinco Business, Harbor or any of its Subsidiaries (including any offsite disposal of, or exposure to, any Hazardous Materials), that would reasonably be expected to form the basis of any Environmental Claim, or any Liability under applicable Environmental Laws, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(e)    Harbor has made available to Voyager all material reports and documents in its or any of its Subsidiaries’ or any Spinco Entity’s possession, custody or control sufficient to disclose any Environmental Claim or current Liability under applicable Environmental Laws relating to the Spinco Business and to any properties or assets currently owned, leased, operated or used by, or the conduct of any business or operations by, any Harbor Entity, Spinco Entity or any predecessor in interest thereto, which Environmental Claims or Liabilities have had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 4.13    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect:

(a)    Each Return required to have been filed by any Spinco Entity or in respect of the Spinco Business for any Taxable Period has been timely filed (taking into account any extension of time within which to file) and each such Return is true, correct and complete in all respects;

(b)    All Taxes required to have been paid by any Spinco Entity or in respect of the Spinco Business have been paid (whether or not shown on any Return) and appropriate reserves have been recorded in the Spinco Financial Statements in accordance with GAAP for Taxes not yet due and payable;

(c)    There is no audit, examination or other administrative or court Action relating to Taxes (i) of any Spinco Entity or (ii) in respect of the Spinco Business in progress or pending, or threatened in writing, nor has a taxing authority asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes, in each case unless such audit, examination, other administrative or court Action, deficiency or claim has been resolved;

(d)    All amounts required to have been withheld by a Spinco Entity or in respect of the Spinco Business have been withheld and, to the extent required by applicable Law, properly deposited with the appropriate taxing authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(e)    There are no Encumbrances for Taxes on any of the assets of any Spinco Entity other than Taxes that are not yet due and payable or that are being contested in good faith with adequate reserves maintained in accordance with GAAP as reflected in the Spinco Financial Statements;

(f)    No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of Taxes relating to a Spinco Entity has been filed or entered into with a taxing authority;

(g)    No Spinco Entity (A) is bound by any agreement or arrangement the primary purpose of which relates to Taxes (other than the Tax Matters Agreement) or (B) has in the last six (6) years (x) received or applied for a Tax ruling from the IRS (other than any IRS Submissions or otherwise in connection with the Transactions, including the Restructuring) or (y) entered into a “closing agreement” pursuant to Section 7121 (or any predecessor provision or any similar provision of state, local or foreign Law), in each case that would materially increase the Tax Liabilities of any Spinco Entity after the Closing Date;

(h)    Other than in connection with the Transactions (including the Restructuring) or as contemplated in any IRS Submissions (when and if submitted) or in the Spin-off Tax Opinion, no Spinco Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(i)    No Spinco Entity has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(j)    Other than in connection with the Transactions (including the Restructuring), no Spinco Entity will be required to include any item of income in taxable income for any Taxable Period ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a Taxable Period ending on or prior to the Closing Date requiring an adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax Law) or (ii) any election under Section 108(i) of the Code.

Section 4.14    Employee Benefits.

(a)    Section 4.14(a)(i) of the Harbor/Spinco Disclosure Schedules lists each Spinco Benefit Plan sponsored by a Spinco Entity, and Section 4.14(a)(ii) of the Harbor/Spinco Disclosure Schedules lists each Spinco Benefit Plan sponsored by Harbor or other entity other than a Spinco Entity. Harbor has heretofore delivered or made available to Voyager true and complete copies of (i) each Spinco Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Spinco Benefit Plan is not in writing, (iii) all related trusts, insurance contracts, and other funding vehicles, (iv)

the most recent annual reports (including all exhibits and the most recent financial statements and actuarial valuations) and summaries required to be prepared or filed under ERISA or the Code, (v) the most recent determination, opinion, or advisory letter, as applicable, received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code, (vi) the most recent summary plan description and any summary of material modifications thereto, and (vii) any material correspondence received from or sent to any Governmental Authority from December 31, 2014 until the date hereof.

(b)    Except as set forth on Section 4.14(b) of the Harbor/Spinco Disclosure Schedules, the consummation of the Transactions shall not by itself, or in conjunction with any other event, (i) result in the payment or acceleration of any amount, the acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment to any Spinco Group Employee other than as would not become a Liability of the Surviving Corporation or its Subsidiaries, (ii) trigger any funding or payment obligation under any Spinco Benefit Plan, other than as would not become the obligation of the Surviving Corporation or its Subsidiaries, (iii) result in the forgiveness of any Indebtedness for the benefit of any Spinco Group Employee, or (iv) result in any breach or violation of, or default under, or limit any Spinco Entity’s right to renew, replace, amend, modify or terminate, any Spinco Benefit Plan.

(c)    The Spinco Entities and their ERISA Affiliates or any of their respective predecessors have no Liability under Title IV or Section 302 of ERISA or under Section 412 or 430 of the Code that is due and owing as of the date hereof, and to the Knowledge of Harbor or Spinco, no condition exists that would reasonably be expected to result in any such Liability becoming a payment obligation of any Spinco Entity. Except as set forth on Section 4.14(c) of the Harbor/Spinco Disclosure Schedules, no Spinco Benefit Plan: (i) is a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) provides for retiree or post-employment medical, life insurance, death or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar state Law), (iii) is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or (iv) is a “multiple employer plan” as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code. Harbor and the Spinco Entities have not made any promises or commitments to create any additional benefit plan or Contract, or any modifications or changes in any material way to any existing benefit plan with respect to which Spinco or the Spinco Entities or the Surviving Corporation and its Subsidiaries will have any material Liability as of or following the Effective Time.

(d)    Except as would not result in a material Liability, each Spinco Benefit Plan has been established, funded, operated and administered in accordance with its terms, the terms of any related contracts or agreements and applicable Law, including, but not limited to, ERISA, the Code and the Laws of any other Governmental Authority and all contributions, premiums and other payments required to be made with respect to each Spinco Benefit Plan have been timely made, or to the extent not required to be made or paid before the date hereof, have been accrued on the financial statements of the applicable Spinco Entity in accordance with GAAP. Each Spinco Benefit Plan, and its related trust, that is intended to meet the requirement of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or is in the form of a prototype document that is subject of a favorable opinion or advisory letter from the IRS and, to the Knowledge of Harbor and Spinco, nothing has occurred that could reasonably be expected to adversely affect such qualification. Except as has not caused or would not reasonably be expected to cause, individually or in the aggregate, any material Liability, since January 1, 2013 (i) to the Knowledge of Harbor and Spinco there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Spinco Benefit Plan, (ii) Spinco or, to the Knowledge of Harbor and Spinco, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with a Spinco Benefit Plan and (iii) no Action, other than a routine claim for benefits, with respect to any Spinco Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Harbor and Spinco, threatened.

(e)    Each Spinco Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in good faith compliance with Section 409A of the Code prior to January 1, 2009 and (ii) has been operated and administered in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder on or after January 1, 2009. Except as set forth on Section 4.14(e) of the Harbor/Spinco Disclosure Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions (either solely as a result thereof or as a result of such Transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of section 280G of the Code. Neither Spinco nor any Spinco Entity or any Spinco Benefit Plan has any indemnity or tax gross-up obligation to any Spinco Group Employee for any Taxes imposed under Section 4999, Section 409A, or otherwise, under the Code.

(f)    None of Harbor, its Subsidiaries (including Spinco), or its ERISA Affiliates has in the last six (6) years maintained, sponsored or contributed to (or has been obligated to contribute to): (i) any Multiemployer Plan, multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or defined benefit plan as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA and (ii) none of Harbor, its Subsidiaries (including Spinco), or its ERISA Affiliates has any outstanding Liability in connection with a complete or partial withdrawal from any Multiemployer Plan as of the date of this Agreement, and to the Knowledge of Harbor, no such Liability is expected to be incurred by Harbor, its Subsidiaries (including Spinco) or its ERISA Affiliates prior to the Closing Date.

(g)    Except as would not result in a material Liability, each Spinco Benefit Plan that covers any Spinco Group Employees outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (each a “Spinco Foreign Plan”) is listed in Section 4.14(g) of the Harbor/Spinco Disclosure Schedules. Except as would not result in a material Liability, in regard to each Spinco Foreign Plan, (i) such Spinco Foreign Plan is in compliance with the provisions of the Laws of each jurisdiction in which such Spinco Foreign Plan is maintained, to the extent those Laws are applicable to such Spinco Foreign Plan, (ii) all contributions to, and payments from, such Spinco Foreign Plan that may have been required to be made in accordance with the terms of such Spinco Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Spinco Foreign Plan is maintained, have been timely made and/or an amount has been accrued therefor, (iii) all applicable reporting and notice requirements have been satisfied with respect to such Spinco Foreign Plan, (iv) such Spinco Foreign Plan has been administered in accordance with its terms and (v) there are no pending investigations by any Governmental Authority involving such Spinco Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Spinco Foreign Plan), suits or proceedings against such Spinco Foreign Plan or asserting any rights or claims to benefits under such Spinco Foreign Plan.

(h)    With respect to each employee benefit plan, program or agreement sponsored, maintained or administered by a Governmental Authority in which any Spinco Group Employee participates in, or receives benefits from (each a “Spinco Governmental Plan”), all contributions due or required to be made by Harbor or any of its Subsidiaries (including Spinco or any of the Spinco Subsidiaries) have been timely made, and no material Liability exists with respect to any Spinco Governmental Plan.

(i)    Except as would not result in material Liability for Spinco, each Person engaged by Spinco or a Spinco Entity as a consultant or independent contractor, rather than as an employee, has been properly classified as such for all purposes, is not entitled to any compensation or benefits to which employees are or were at the relevant time entitled, (whether under applicable Law or otherwise), was and has been engaged in accordance with all applicable Laws, and has been treated accordingly and appropriately for all Tax purposes.

Section 4.15    Labor and Employment Matters.

(a)    No Spinco Entity is a party to, or bound by, and no Spinco Group Employee is subject to, any (A) collective bargaining agreement (other than those set forth on Section 4.15(a) of the Harbor/Spinco Disclosure Schedules) or (B) other Contract with a labor union, labor organization, works council or trade association, nor is any such Contract presently being negotiated;

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, with respect to any Spinco Group Employee, no Spinco Entity or Harbor Entity is, or during the prior three year period has been, the subject of any Action asserting that such Spinco Entity or Harbor Entity, respectively, has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Harbor’s Knowledge, is any such Action threatened; and

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, with respect to the Spinco Group Employees, the Spinco Entities and the Harbor Entities are in compliance, in all respects, with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar Laws (“WARN”) and all other notification and bargaining obligations arising under any collective bargaining agreement, Law or otherwise.

(d)    No strike, work stoppage, lockout or other material labor dispute involving any Spinco Entity or any Spinco Group Employee has occurred during the prior two-year period, is pending or, to Harbor’s Knowledge, threatened.

(e)    To Harbor’s Knowledge, there have been no petitions or campaigns being conducted to solicit cards initiated by any labor organization to represent any Spinco Group Employees not currently represented by a labor organization or employee representative within the past three (3) years, nor, to Harbor’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization.

(f)    With respect to the Spinco Group Employees, each of Harbor, Spinco and their respective Subsidiaries is in compliance with all applicable Laws and Contracts relating to employment practices, terms and conditions of employment, and the employment of former, current and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code), including all such Laws and Contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(g)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, no Harbor Entity or Spinco Entity is in breach of any collective bargaining agreement that applies to any Spinco Group Employee nor, to Harbor’s Knowledge, is any labor union or labor organization that is party to any such collective bargaining agreement in default thereunder.

(h)    To the Knowledge of Harbor, no Spinco Group Employee that is an executive officer or Key Spinco Group Employee has expressed to Harbor or Spinco any present intention to terminate his/her employment with Harbor or any Spinco Entity (other than, for the avoidance of doubt, those employees who shall terminate employment with Harbor in connection with the Transactions).

(i)    Except as would not be reasonably expected to result in a material Liability for Spinco, each Spinco Entity (and to the extent applicable, each Harbor Entity) has paid or properly accrued all wages and compensation due to all Spinco Group Employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(j)    Except as would not be reasonably expected to result in a material Liability to Spinco and its Subsidiaries, taken as a whole, with respect to the Spinco Group Employees, each Harbor, Spinco and their respective Subsidiaries have not taken any disciplinary action against any current or former employee, and no complaint has been raised by any current or former employee (in each case, in the 12 months prior to the date of this Agreement), with respect to, sex, race, disability, age, sexual orientation or religion or belief discrimination.

Section 4.16    Intellectual Property.

(a)    Set forth on Section 4.16(a) of the Harbor/Spinco Disclosure Schedules is a list of each registered or applied-for Patent, Trademark, Copyright and Domain Name, in each case included within the Spinco Intellectual Property as of the date hereof.

(b)    The Spinco Intellectual Property, together with the Intellectual Property to be licensed to Spinco or the Spinco Entities under the Transaction Agreements (subject to the terms and conditions thereof), will, at the Effective Time, constitute all the Intellectual Property owned by Harbor and its Affiliates necessary to operate the Spinco Business, taken as a whole, in all material respects as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date hereof by Harbor and its Affiliates, taken as a whole.

(c)    Following the Separation, the Spinco Entities will exclusively own all right, title and interest in and to the Spinco Intellectual Property, free of all Encumbrances, except for (i) non-exclusive licenses, covenants not to sue or grant of rights to Spinco Intellectual Property granted in the ordinary course of business and (ii) the licenses being granted to the Harbor Entities under the Transaction Agreements.

(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, no Action or Order is pending, nor to Harbor’s Knowledge, threatened, by or against the Spinco Entities, or, to the extent related to the Spinco Business, by or against Harbor or any of its Affiliates (excluding any Spinco Entity), (i) relating to infringement, misappropriation or other violations of Intellectual Property or (ii) challenging the ownership, validity, enforceability, registrability or use of any Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, neither the Spinco Entities, nor, to the extent related to the Spinco Business, Harbor or any of its Affiliates (excluding any Spinco Entity) is subject to any Action, Order or other dispute involving any third-party Intellectual Property and to Harbor’s Knowledge, no such Action, Order or other dispute is threatened.

(e)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, to Harbor’s Knowledge, (i) the operation of the Spinco Business has not, for the last three (3) years prior to the date hereof, and does not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person and (ii) no Person has, for the last three (3) years prior to the date hereof, nor is, engaging in any activity that infringes, misappropriates or otherwise violates the Spinco Intellectual Property.

(f)    Harbor and its Affiliates (including the Spinco Entities) have taken commercially reasonable actions to protect and maintain the Spinco Intellectual Property and to protect the confidentiality of, and protect against the misuse or misappropriation of, the Trade Secrets owned by any of them, in each case that are material to the conduct of the Spinco Business as presently conducted. To Harbor’s Knowledge, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, there has been no unauthorized disclosure, misappropriation or loss of any such material Trade Secrets and no Spinco Intellectual Property that constitutes a Trade Secret has been disclosed to any third party other than pursuant to a valid written agreement to protect the confidentiality of such Trade Secret.

(g)    To Harbor’s Knowledge, all employees, contractors and other Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of Harbor and one of its Affiliates (including the Spinco Entities) have executed a written assignment of all such Intellectual Property to Harbor or one of its Affiliates (to the extent not owned by Harbor or one of its Affiliates by operation of Law).

(h)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, the Spinco Entities, and the collection, storage, use, disposal, disclosure, transfer and any other processing of Personal Information by or on behalf of the Spinco Entities, comply and have complied with all Privacy and Information Security Requirements. Except as set forth on Section 4.16(h) of the Harbor/Spinco Disclosure Schedules, (i) since January 1, 2015, no claims, investigations, charges or complaints have been made against any of the Spinco Entities or, to the extent related to the Spinco Business, against Harbor or any of its Affiliates (excluding any Spinco Entity), by any Governmental Authority or other Person alleging a violation of any Privacy and Information Security Requirements, (ii) there have not been any actual or, to Harbor’s Knowledge, suspected breaches or other incidents of data security breaches, unauthorized access or use of any of the IT Systems of the Spinco Entities, or unauthorized acquisition, damage, disclosure, loss or use of, or access to, confidential and non-public information, including any Personal Information, held by any of the Spinco Entities or to Harbor’s Knowledge, by any other Person on behalf of the Spinco Entities, and (iii) no disclosure of any data breach or network security breach has been made by any of the Spinco Entities to any Person or Governmental Authority, nor have the Spinco Entities or Harbor or any of its Affiliates (excluding any Spinco Entity), failed to disclose any data breach or network security breach that was required under applicable Law to be disclosed to any Person or Governmental Authority, in each case of clauses (i)-(iii), except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business. The Spinco Entities have implemented commercially reasonable backup, security and disaster recovery measures and have taken commercially reasonable actions to protect and maintain the integrity, security and confidentiality of the IT Systems of the Spinco Entities and the information (including any confidential and non-public information) stored thereon, from unauthorized use, access, or modification by third parties and from viruses and contaminants. Since January 1, 2015, neither the Spinco Entities, nor, in connection with the Spinco Business, Harbor or any of its Affiliates (excluding the Spinco Entities), have received any written complaints, written notices or other written claims related to any of the foregoing set forth in this Section 4.16(h).

Section 4.17    Material Contracts.

(a)    Section 4.17(a) of the Harbor/Spinco Disclosure Schedules sets forth each of the following with respect to the Spinco Business that is in effect as of the date hereof:

(i)    any non-competition agreements or any other Contract that materially limits or will materially limit any of the Harbor Entities or the Spinco Entities from engaging in the Spinco Business;

(ii)     any Contract that contains (A) exclusivity or similar provisions, (B) non-solicitation provisions, or (C) “most favored nation” provisions, in each case that would limit in any material respect, following the Effective Time, any of Voyager or its Subsidiaries or the Spinco Entities from engaging in their respective businesses;

(iii)    any Contract governing (A) any partnerships or strategic alliances material to the Spinco Business or (B) any joint venture (other than any joint venture in which the counterparty thereto has no equity stake or owns an immaterial equity stake);

(iv)    any Contract pursuant to which any Spinco Entity has or will incur Indebtedness for borrowed money or other material Indebtedness (other than deferred revenue) or has or will guarantee or otherwise become liable for any Indebtedness of any other Person;

(v)    any Contract that provides or will provide for annual payments in excess of $1,000,000 by or to the Spinco Business (other than leases set forth on Section 4.8(f) of the Harbor/Spinco Disclosure Schedules);

(vi)    any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any Spinco Entity will be required after the date of this Agreement to pay consideration in excess of $500,000;

(vii)    any Contract for the employment or engagement of any Spinco Group Employee or other individual on a full-time, part-time, or consulting basis and providing for annual salary (excluding bonus) in excess of $250,000 excluding offer letters and employment agreements that are standard practice or required under applicable Law;

(viii)    any Contract that limits or otherwise restricts the ability of Spinco or any of its Subsidiaries to pay dividends or make distributions to holders of Spinco Common Stock or capital stock of any Spinco Subsidiaries;

(ix)    any Contract pursuant to which a Spinco Entity, receives a license to material Intellectual Property from a third party, except for and excluding any (a) licenses for commercially available or unmodified “off-the-shelf” Software and (b) licenses ancillary to commercial agreements (including supply, manufacturing and distribution agreements);

(x)    any Contract pursuant to which any material Spinco Intellectual Property is licensed to a third party, except for and excluding any non-exclusive licenses of, or grants of non-exclusive rights to, Spinco Intellectual Property entered into in the ordinary course of business; and

(xi)    any Contract under which there has been imposed an Encumbrance, other than a Permitted Encumbrance, on any of the material Spinco Assets.

The Contracts required to be set forth on Section 4.17(a) of the Harbor/Spinco Disclosure Schedules and real property leases set forth on Section 4.8(f)(i) of the Harbor/Spinco Disclosure Schedules are referred to herein as the “Spinco Material Contracts”. Harbor has provided Voyager with a correct and complete copy of all Spinco Material Contracts in effect as of the date hereof.

(b)    To Harbor’s Knowledge, the Spinco Material Contracts are valid, binding and in full force and effect in all material respects, against the Harbor Entity or Spinco Entity which is a party thereto (or will become a party thereto in connection with the Transactions) and, to Harbor’s Knowledge, as of the date hereof, each other counterparty thereto, and constitute, in all material respects, legal, valid and binding obligations of the Harbor Entity or Spinco Entity which is party thereto and, to Harbor’s Knowledge, as of the date hereof, each other counterparty thereto, enforceable, in all material respects, by the Harbor Entity or Spinco Entity which is a party thereto in accordance with their terms except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or (ii) Laws relating to the enforcement of employee restrictive covenants.

(c)    Neither any Harbor Entity nor any Spinco Entity is in material breach or default under (and no event has occurred, and neither any Harbor Entity nor any Spinco Entity has violated any provisions of, or committed or failed to perform any act that, with notice or the passage of time or both would constitute a material breach or default under) any Spinco Material Contract nor, to Harbor’s Knowledge, as of the date hereof, is any other party to any Spinco Material Contract in material default thereunder.

Section 4.18    Status of New Spinco Common Stock. Subject to the approvals set forth in Section 4.2 above, the Spinco Common Stock being issued at the Effective Time shall have been duly authorized by all necessary corporate action on part of Harbor and Spinco and such Spinco Common Stock shall have been validly issued and, assuming the payment therefore has been made, will be fully paid and non-assessable, and the issuance of such Spinco Common Stock will not be subject to preemptive rights.

Section 4.19    Operations of Spinco and Merger Sub.

(a)    As of the date hereof, Spinco is a direct, wholly-owned Subsidiary of Harbor and, other than with respect to any shares of Spinco Common Stock issued, sold or otherwise transferred to a JV Minority Shareholder in accordance with the Distribution Agreement, shall remain a direct, wholly-owned Subsidiary of Harbor until the consummation of the Distribution.

(b)    Merger Sub is a direct, wholly-owned Subsidiary of Spinco and shall remain a direct, wholly-owned Subsidiary of Spinco until the Merger. Since its date of incorporation, Merger Sub has not and prior to the Effective Time will not have carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.20    Insurance of Spinco. The entities comprising the Spinco Business are insured under insurance policies, Contracts and self-insurance programs, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements, in such amounts, with such deductibles and against such risks and losses as are, in each of Harbor’s and Spinco’s reasonable judgment, reasonable for the Spinco Business and the Spinco Entities. All such policies are in full force and effect and except as would not result in a material Liability to the Spinco Group, no invoiced premiums are overdue for payment and no notice of cancellation or termination has been received by Harbor or Spinco or any of their respective Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 4.21    Brokers or Finders; Transaction Bonuses.

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(a)    Except as set forth in Section 4.21(a) of the Harbor/Spinco Disclosure Schedules, neither Harbor, its Subsidiaries nor any of the Spinco Entities has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions, and any such fee or commission, and any costs or expenses incurred in connection therewith shall be borne solely by Harbor.

(b)    Except as set forth in Section 4.21(b) of the Harbor/Spinco Disclosure Schedules, there are no special bonuses or other similar compensation payable to any Spinco Group Employee or any other employee of the Spinco Entities in connection with the Transactions that would reasonably be expected to become a Liability of Spinco or its Subsidiaries. Harbor has provided to Voyager true and complete copies of any agreements set forth in Section 4.21(b) of the Harbor/Spinco Disclosure Schedules to the extent any Spinco Entity shall have or will have any Liability thereunder.

Section 4.22    Spinco Subsidiaries.

(a)    Each Spinco Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and has the corporate power and authority to own its properties and carry on its business as now being conducted. Each Spinco Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except as would not have a Spinco Material Adverse Effect.

(b)    As of the Effective Time (i) Spinco or a Spinco Subsidiary will own, directly or indirectly, all of the equity interests in the Spinco Subsidiaries other than any equity interests owned by the JV Minority Shareholders which remain outstanding following the consummation of the transactions contemplated by the Distribution Agreement, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws, (ii) all of the equity interests in the Spinco Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable, (iii) other than in respect of any rights held by any JV Minority Shareholder there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, preemptive rights, subscription right or similar rights or arrangements or commitments of any character (A) relating to the equity interests in the Spinco Subsidiaries or (B) obligating any Spinco Subsidiary to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(c)    Except for its interests in the Spinco Subsidiaries, as of the Effective Time, Spinco will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(d)    Prior to the Effective Time, true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Spinco Subsidiaries will be furnished or made available to Voyager.

Section 4.23    Controlled Substances. None of Harbor or any Subsidiary with respect to the Spinco Business has engaged in any activities that constitute a material violation under the Controlled Substances Act, as amended, the United States Federal Food, Drug and Cosmetic Act, as amended, or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the purchasing, dispensing, distribution or sale of controlled substances.

Section 4.24    Certain Business Practices.

(a)    To Harbor’s Knowledge, in connection with the Spinco Business, none of Harbor or any Subsidiary, nor any of its or their directors, officers, employees, independent contractors or agents acting on behalf of Harbor or any Subsidiary (when acting in their respective capacities as directors, officers, employees, independent contractors or agents), has made a material violation of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, or any other similar Law in any jurisdiction applicable to the Spinco Business (collectively, the “Anti-Corruption Laws”).

(b)    To Harbor’s Knowledge, there is no investigation of, written allegation by, or request for information from, Harbor or any of Subsidiary with respect to the Spinco Business by any Governmental Authority regarding the Anti-Corruption Laws that would reasonably be expected to result in any material fine, penalty, or enforcement action by such Governmental Authority.

(c)    To Harbor’s Knowledge, neither Harbor nor any Subsidiary, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of Harbor or any Subsidiary or any of their Affiliates, has materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws of the United States, the United Kingdom, the European Union or the United Nations.

Section 4.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Harbor/Spinco Disclosure Schedules), none of Harbor, its Subsidiaries, any of the Spinco Entities nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Harbor, its Subsidiaries or any of the Spinco Entities, including any representation or warranty as to the accuracy or completeness of any information regarding the Spinco Business and the Spinco Assets furnished or made available to Voyager and its Representatives (including any information, documents or material made available to Voyager, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Spinco Business, or any representation or warranty arising from statute or otherwise in law.

Article V

REPRESENTATIONS AND WARRANTIES OF VOYAGER

Except as set forth in the correspondingly numbered Sections of the Voyager Disclosure Schedules, it being understood and agreed that each disclosure set forth in the Voyager Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this Article V to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made (without reference to any additional information, investigation, or documentation), Voyager hereby represents and warrants to Harbor, Spinco and Merger Sub as follows:

Section 5.1    Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a)    Voyager is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Voyager and its Subsidiaries have all requisite corporate or limited liability company power and authority to own, lease and operate their properties and assets and to carry on Voyager’s business as it is now being conducted. Each of Voyager and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(b)    All of the outstanding shares of capital stock of, or other equity interests in, each Voyager Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by Voyager, free and clear of all liens.

Section 5.2    Authorization and Validity of Agreement. Voyager has all necessary corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the receipt of the Voyager Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by Voyager and the consummation by Voyager of the Transactions, have been duly and validly authorized and unanimously approved by the Voyager Board of Directors, and no other corporate or other action on the part of Voyager is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions (other than the Voyager Stockholder Approval). The Voyager Board of Directors has unanimously (i) determined that this Agreement, the Transaction Agreements and the Transactions (including the Merger), taken together, are advisable, fair and in the best interest of Voyager and its stockholders and (ii) approved this Agreement, the Transaction Agreements and the Transactions (including the Merger). In addition, the Voyager Board of Directors has recommended the affirmative vote of the Voyager Stockholders at the Voyager Stockholders Meeting with respect to the Voyager Stockholder Approval. The only approval or consent of the holders of any class or series of capital stock of Voyager or its Subsidiaries necessary to approve and adopt this Agreement and the Transaction Agreements and to approve and adopt the Merger and the Transactions under applicable Law, the Voyager Certificate of Incorporation and the bylaws of Voyager is the affirmative vote of each of (i) a majority of the outstanding Voyager Common Stock, (ii) the holders of at least a majority of the issued and outstanding shares of Voyager Preferred Stock, at the Voyager Stockholders Meeting (the “Voyager Stockholder Approval”). This Agreement and the Transaction Agreements have been or shall be duly and validly executed and delivered by Voyager and, to the extent it is a party thereto, assuming due and valid authorization, execution and delivery hereof and thereof by each of Harbor, Spinco and Merger Sub, as applicable, each is a valid and binding obligation of Voyager and enforceable against Voyager in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 5.3    No Violation. Assuming (a) the filings required under the HSR Act and under those antitrust Laws set forth in Section 5.3 of the Voyager Disclosure Schedules are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 5.3 of the Voyager Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met and (e) the filing of the Certificate of Merger and other appropriate Merger documents, if any, as required by the DGCL, is made, the execution and delivery of this Agreement and the Transaction Agreements by Voyager and the consummation by Voyager of the Transactions, do not and will not: (w) violate, conflict with or result in a breach of any provision of their respective certificates of incorporation or bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Voyager; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to Voyager or any of its Subsidiaries; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties, assets, or capital stock of Voyager or any of its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Voyager Material Contract to which Voyager is a party, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

Section 5.4    Capitalization. The authorized capital stock of Voyager consists solely of 184,913,485 shares of capital stock, $0.001 par value per share, 102,309,645 of which shares are classified and designated as Voyager Common Stock, and 82,603,840 of which shares are classified and designated as Voyager Preferred Stock. Of the authorized shares of Voyager Preferred Stock, 7,427,987 shares are authorized as Series A Preferred Stock, 6,688,373 shares are authorized as Series B Preferred Stock, 6,360,335 shares are authorized as Series C Preferred Stock, 7,850,447 shares are authorized as Series D Preferred Stock, 17,110,033 shares are authorized as Series E Preferred Stock and 37,166,665 shares are authorized as Series F Preferred Stock. Each share of Voyager Preferred Stock is convertible into Voyager Common Stock based on the Conversion Ratio. 8,873,403 shares of Voyager Common Stock and 70,637,381 shares of Voyager Preferred Stock are issued and outstanding (excluding treasury shares) and, of the shares of Voyager Preferred Stock that are issued and outstanding, 5,265,325 shares are Series A Preferred Stock, no shares are Series B Preferred Stock, 5,957,669 shares are Series C Preferred Stock, 6,868,559 shares are Series D Preferred Stock, 15,379,163 shares are Series E Preferred Stock and 37,166,665 shares are Series F Preferred Stock are issued and outstanding, respectively. There are no accrued but unpaid dividends or distributions relating to Voyager Capital Stock. All of the issued and outstanding shares of Voyager Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 5.4 of the Voyager Disclosure Schedules and other than the conversion rights of the Voyager Preferred Stock set forth in the Voyager Certificate of Incorporation, (i) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Voyager Capital Stock or any capital stock equivalent or other nominal interest in Voyager or any of its Subsidiaries which relate to Voyager (“Voyager Equity Interests”) pursuant to which Voyager or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Voyager Equity Interests and (ii) there are no outstanding obligations of Voyager to repurchase, redeem or otherwise acquire any outstanding securities of Voyager Equity Interests. Except as set forth in Section 5.4 of the Voyager Disclosure Schedules, there are no Contracts or commitments to which Voyager is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Voyager.

Section 5.5    Affiliate Transactions. Except for (a) transactions under or in connection with this Agreement or the other Transaction Agreements, (b) commercial transactions entered into in the ordinary course consistent with past practice, and (c) as set forth in Section 5.5 of the Voyager Disclosure Schedules, as of the date hereof, there are no transactions or Contracts between or among (i) Voyager or any of its Subsidiaries, on the one hand, and (ii) any other Subsidiaries or Affiliates of Voyager, on the other hand, of the type that would be required to be disclosed if Voyager were a company subject to Item 404 of Regulation S-K promulgated under the Securities Act and that will remain in effect or result in Liability for or impose obligations on Voyager, any of its Subsidiaries or the Surviving Corporation following the Merger. Since December 31, 2017 to the date hereof, other than as set forth in Section 5.5 of the Voyager Disclosure Schedules, neither Voyager nor any of its Subsidiaries has entered into or amended any Contract or arrangement with any of their respective Affiliates, except in the ordinary course consistent with past practice.

Section 5.6    Voyager Financial Statements.

(a)    Section 5.6(a) of the Voyager Disclosure Schedules sets forth complete and correct copies of:

(i)    the audited balance sheets of the business of Voyager as of December 31, 2017 (the “Voyager Audited Balance Sheet”), December 31, 2016 and December 31, 2015, and the related audited statements of operations, cash flows and stockholder’s equity for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, including the notes thereto, in each case, audited by RSM (collectively, the “Voyager Audited Financial Statements” and the “Voyager Financial Statements”); and

(ii)    [Reserved].

(b)    The Voyager Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the financial position and results of operations of the business of Voyager as of the dates thereof and the results of its operations and changes in cash flows or other information included therein for the periods indicated or as of the dates then ended, subject, where appropriate, to the absence of footnotes and, in the case of the Voyager Interim Financial Statements, normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby.

(c)    As of the date hereof, neither Voyager nor any of its Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d)    Undisclosed Liabilities. Except as recorded as a Liability or otherwise reserved against in the Voyager Audited Balance Sheet, Voyager and its Subsidiaries do not have any Liability of any nature (whether accrued, absolute, contingent or otherwise) other than (i) Liabilities incurred in the ordinary course of business since the date of the Voyager Audited Balance Sheet, (ii) Liabilities incurred under or in accordance with this Agreement or in connection with the Transactions and (iii) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

Section 5.7    Information to Be Supplied. The information supplied or to be supplied by Voyager for inclusion in the Prospectus to be included in the Registration Statement will not, (a) on the date of its filing, (b) in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act or (c) in the case of the Prospectus, on the date(s) on which the Prospectus is mailed to the Harbor Stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8    Assets.

(a)    Voyager and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of Voyager and its Subsidiaries, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be materially adverse to Voyager and its Subsidiaries, taken as a whole, in each case subject to no Encumbrances, except for Permitted Encumbrances.

(b)    Neither Voyager nor any of its Subsidiaries is a party to any agreement that will remain in effect following the Closing to purchase any material real property.

(c)    Real Property.

(i)    Section 5.8(c)(i) of the Voyager Disclosure Schedules sets forth (A) the address (or other identifying description) and (B) the identity of the lessor and lessee of each parcel of real property leased by Voyager or any Subsidiary of Voyager as of the date hereof (the “Voyager Leased Real Property”). To Voyager’s Knowledge, all buildings, structures and improvements located on such Voyager Leased Real Property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by Voyager’s business. To Voyager’s Knowledge, a Voyager Entity has a valid and binding leasehold interest in each parcel of Voyager Leased Real Property, free and clear of any material Encumbrances, other than Permitted Encumbrances. To Voyager’s Knowledge, neither Voyager, with respect to the business of Voyager, nor any of the Voyager Entities has subleased, licensed or otherwise granted to a third party any material right to use or occupy all or any portion of the Voyager Leased Real Property.

(ii)    Section 5.8(c)(ii) of the Voyager Disclosure Schedules sets forth the address (or other identifying description) of each parcel of real property owned by Voyager or any of the Voyager Subsidiaries as of the date hereof (the “Voyager Owned Real Property”). To Voyager’s Knowledge, a Voyager Entity has good and marketable fee simple title (or such equivalent right, as applicable) in and to each parcel of Voyager Owned Real Property, including all of the buildings and improvements thereon, free and clear of any material Encumbrances, other than Permitted Encumbrances. To Voyager’s Knowledge, all buildings, structures and improvements located on such Voyager Owned Real Property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by Voyager’s business. To Voyager’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Voyager Owned Real Property or any portion thereof or interest therein. To Voyager’s Knowledge, other than pursuant to easements of record, neither Voyager nor any Voyager Entity has leased or granted any right to use or occupy all or any portion of a Voyager Owned Real Property to a third party. To Voyager’s Knowledge, there is no material condemnation or other proceeding in eminent domain, pending or threatened, affecting the Voyager Owned Real Property or any portion thereof or interest therein.

Section 5.9    Absence of Certain Changes or Events.

(a)    Except (i) as specifically contemplated or permitted by this Agreement or the Transaction Agreements and (ii) as set forth in the Voyager Financial Statements, since December 31, 2017 and through the date hereof, (A) the business of Voyager has been conducted, in all material respects, in the ordinary course consistent with past practice, and (B) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(b)    Since December 31, 2017 through the date hereof, Voyager and its Subsidiaries have not taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 6.2 if taken or not taken, as applicable, after the date hereof without Harbor’s consent after the date hereof.

Section 5.10    Actions; Orders.

(a)    No Action against Voyager, any of its Subsidiaries, their business or any of their respective properties is, or in the past three (3) years has been, pending or, to Voyager’s Knowledge, threatened, except with respect to such Actions the outcome of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(b)    There is no, and during the past three (3) years there has been no, Order against Voyager, any of its Subsidiaries, its business or its properties or otherwise that has had or would reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

Section 5.11    Operations in Conformity with Law; Certain Licenses.

(a)    None of Voyager or any of its Subsidiaries has received any written notice alleging any material failure to comply with any Laws or Orders. Voyager and its Subsidiaries have complied in all material respects with all applicable Non-Animal Laws and Orders.

(b)    Section 5.11(b) of the Voyager Disclosure Schedules sets forth Permits required for Voyager and its Subsidiaries to conduct their respective businesses as currently conducted and as proposed to be conducted. All such Permits have been obtained and are valid and in full force and effect, and, to the Knowledge of Voyager, no violations have been recorded in respect thereof. Voyager and its Subsidiaries are in compliance in all material respects with the Permits. No legal proceeding is pending or, to the Knowledge of Voyager, threatened, to revoke, cancel, suspend, modify or limit any Permit.

(c)    Notwithstanding the foregoing, the representations and warranties in this Section 5.11 do not apply to matters covered by Section 5.12 (Environmental Matters), Section 5.13 (Tax Matters), Section 5.14 (Employee Benefits), Section 5.15 (Labor and Employment Matters) and Section 5.16 (Intellectual Property).

(d)    Except as set forth on Section 5.11(d) of the Voyager Disclosure Schedules, with respect to animal supplements, Voyager and its Subsidiaries have complied in all material respects with the following Laws or industry standards, as applicable:

(i)    all rules, guidelines, standards and regulations of the National Animal Supplement Council (NASC), and

(ii)    all state facility licensure and product registrations and filings.

(e)    Except as set forth on Section 5.11(e) of the Voyager Disclosure Schedules, with respect to pharmacy Laws, Voyager and its Subsidiaries have all required licenses and are in material compliance with all federal and state pharmacy Laws and regulations.

(f)    Voyager and its Subsidiaries hold all material Licenses that are required for the conduct of their business as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

Section 5.12    Environmental Matters.

(a)    Each of Voyager and its Subsidiaries has obtained all material Licenses and other authorizations under Environmental Laws required for the conduct and operation of its business and has for the past five (5) years been and is in compliance, in all material respects, with (i) the terms and conditions contained therein and (ii) with all applicable Environmental Laws, except for such failure to obtain or comply as has not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(b)    There are no Environmental Claims pending or, to Voyager’s Knowledge, threatened against Voyager or any of its Subsidiaries which, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a Voyager Material Adverse Effect.

(c)    There is no condition (i) on, at or under any property currently or formerly owned, leased or used by Voyager or any of its Subsidiaries or (ii) created by Voyager’s or any of its Subsidiary’s operations that would reasonably be expected to create a Liability for Voyager or any of its Subsidiaries or the business of Voyager under applicable Environmental Laws, which Liability has had or would reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(d)    There are no past or present actions, activities, circumstances, events or incidents with respect to Voyager or any of its Subsidiaries or any predecessors in interest thereto (including any offsite disposal of, or exposure to, any Hazardous Materials) that would reasonably be expected to form the basis of any Environmental Claim, or any Liability under applicable Environmental Laws, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(e)    Voyager has made available to Harbor all material reports and documents in its or any of its Subsidiaries’ possession, custody or control sufficient to disclose any Environmental Claim or current Liability under applicable Environmental Laws relating to any properties or assets currently owned, leased, operated or used by, or the conduct of any business or operations by, Voyager, any of its Subsidiaries or any predecessor in interest thereto, which Environmental Claims or Liabilities have had or would reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

Section 5.13    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect:

(a)    Each Return required to have been filed by any Voyager Entity for any Taxable Period has been timely filed (taking into account any extension of time within which to file) and each such Return is true, correct and complete in all respects;

(b)    All Taxes required to have been paid by any Voyager Entity have been paid (whether or not shown on any Return) and appropriate reserves have been recorded in the Voyager Financial Statements in accordance with GAAP for Taxes not yet due and payable;

(c)    There is no audit, examination or other administrative or court Action relating to Taxes of any Voyager Entity in progress or pending, or threatened in writing, nor has a taxing authority asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes, in each case unless such audit, examination, other administrative or court Action, deficiency or claim has been resolved;

(d)    All amounts required to have been withheld by or with respect to a Voyager Entity have been withheld and, to the extent required by applicable Law, properly deposited with the appropriate taxing authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(e)    There are no Encumbrances for Taxes on any of the assets of any Voyager Entity other than Taxes that are not yet due and payable or that are being contested in good faith with adequate reserves maintained in accordance with GAAP as reflected in the Voyager Financial Statements;

(f)    No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of Taxes relating to a Voyager Entity has been filed or entered into with a taxing authority;

(g)    No Voyager Entity (A) is bound by any agreement or arrangement the primary purpose of which relates to Taxes or (B) has in the last six (6) years (x) received or applied for a Tax ruling from the IRS or (y) entered into a “closing agreement” pursuant to Section 7121 (or any predecessor provision or any similar provision of state, local or foreign Law);

(h)    No Voyager Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(i)    No Voyager Entity has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(j)    No Voyager Entity will be required to include any item of income in taxable income for any Taxable Period ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a Taxable Period ending on or prior to the Closing Date requiring an adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax Law) or (ii) any election under Section 108(i) of the Code.

Section 5.14    Employee Benefits.

(a)    Section 5.14(a) of the Voyager Disclosure Schedules lists each Voyager Benefit Plan. Voyager has heretofore delivered or made available to Harbor true and complete copies of (i) each Voyager Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Voyager Benefit Plan is not in writing, (iii) all related trusts, insurance contracts, and other funding vehicles, (iv) the most recent annual reports (including all exhibits and the most recent financial statements and actuarial valuations) and summaries required to be prepared or filed under ERISA or the Code, (v) the most recent determination, opinion, or advisory letter, as applicable, received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code, (vi) the most recent summary plan description and any summary of material modifications thereto, and (vii) any material correspondence received from or sent to any Governmental Authority from December 31, 2014 until the date hereof.

(b)    Except as set forth on Section 5.14(b) of the Voyager Disclosure Schedules, the consummation of the Transactions shall not by itself, or in conjunction with any other event, (i) result in the payment or acceleration of any amount, the acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment to any Voyager Employee other than as would not become a Liability of Voyager or its Subsidiaries, (ii) trigger any funding or payment obligation under any Voyager Benefit Plan, other than as would not become the obligation of the Surviving Corporation or its Subsidiaries, (iii) result in the forgiveness of any Indebtedness for the benefit of any Voyager Employee, or (iv) result in any breach or violation of, or default under, or limit Voyager’s right to renew, replace, amend, modify or terminate, any Voyager Benefit Plan.

(c)    Neither Voyager nor any of its ERISA Affiliates or any of their respective predecessors has any Liability under Title IV or Section 302 of ERISA or under Section 412 or 430 of the Code that is due and owing as of the date hereof, and to the Knowledge of Voyager, no condition exists that would reasonably be expected to result in any such Liability becoming a payment obligation of Voyager or any of its Subsidiaries. Except as set forth on Section 5.14(c) of the Voyager Disclosure Schedules, no Voyager Benefit Plan: (i) is a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) provides for retiree or post-employment medical, life insurance, death or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar state Law), (iii) is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or (iv) is a “multiple employer plan” as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code. None of Voyager or its Subsidiaries has made any promises or commitments to create any additional benefit plan or Contract, or any modifications or changes in any material way to any existing benefit plan with respect to which Voyager or the Surviving Corporation and its Subsidiaries will have any material Liability as of or following the Effective Time.

(d)    Except as would not result in a material Liability, each Voyager Benefit Plan has been established, funded, operated and administered in accordance with its terms, the terms of any related contracts or agreements and applicable Law, including, but not limited to, ERISA, the Code and the Laws of any other Governmental Authority and all contributions premiums and other payments required to be made with respect to each Voyager Benefit Plan have been timely made, or to the extent not required to be made or paid before the date hereof, have been accrued on the financial statements of the applicable Voyager Entity in accordance with GAAP. Each Voyager Benefit Plan, and its related trust, that is intended to meet the requirement of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or is in the form of a prototype document that is subject of a favorable opinion or advisory letter from the IRS and, to the Knowledge of Voyager, nothing has occurred that could reasonably be expected to adversely affect such qualification. Except as has not caused or would not reasonably be expected to cause, individually or in the aggregate, any material Liability, since January 1, 2013 (i) to the Knowledge of Voyager, there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Voyager Benefit Plan, (ii) Voyager or, to the Knowledge of Voyager, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with a Voyager Benefit Plan and (iii) no Action, other than a routine claim for benefits, with respect to any Voyager Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Voyager, threatened.

(e)    Each Voyager Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in good faith compliance with Section 409A of the Code prior to January 1, 2009 and (ii) has been operated and administered in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder on or after January 1, 2009. Except as set forth on Section 5.14(e) of the Voyager Disclosure Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions (either solely as a result thereof or as a result of such Transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of section 280G of the Code. Neither Voyager nor any of its Subsidiaries or any Voyager Benefit Plan has any indemnity or tax gross-up obligation to any Voyager Employee for any Taxes imposed under Section 4999 or Section 409A, or otherwise, under the Code.

(f)    None of Voyager, any of its Subsidiaries, or its ERISA Affiliates has in the last six (6) years maintained, sponsored or contributed to (or has been obligated to contribute to): (i) any Multiemployer Plan, any multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or defined benefit plan as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA and (ii) none of Voyager, or its ERISA Affiliates has any outstanding Liability in connection with a complete or partial withdrawal from any Multiemployer Plan as of the date of this Agreement, and to the Knowledge of Voyager, no such Liability is expected to be incurred by Voyager, its Subsidiaries or its ERISA Affiliates prior to the Closing Date.

(g)    Except as would not result in a material Liability, each Voyager Benefit Plan that covers any Voyager Employees outside of the United States that is subject to the laws of a jurisdiction outside of the United States (each a “Voyager Foreign Plan”) is listed in Section 5.14(g) of the Voyager Disclosure Schedules. Except as would not result in a material Liability, in regard to each Voyager Foreign Plan, (i) such Voyager Foreign Plan is in compliance with the provisions of the Laws of each jurisdiction in which such Voyager Foreign Plan is maintained, to the extent those Laws are applicable to such Voyager Foreign Plan, (ii) all contributions to, and payments from, such Voyager Foreign Plan that may have been required to be made in accordance with the terms of such Voyager Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Voyager Foreign Plan is maintained, have been timely made and/or an amount has been accrued therefor, (iii) all applicable reporting and notice requirements have been satisfied with respect to such Voyager Foreign Plan, (iv) such Voyager Foreign Plan has been administered in accordance with its terms and (v) there are no pending investigations by any Governmental Authority involving such Voyager Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Voyager Foreign Plan), suits or proceedings against such Voyager Foreign Plan or asserting any rights or claims to benefits under such Voyager Foreign Plan.

(h)    With respect to each employee benefit plan, program or agreement sponsored, maintained or administered by a Governmental Authority in which any Voyager Employee participates in, or receives benefits from (each a “Voyager Governmental Plan”), all contributions due or required to be made by Voyager have been timely made, and no Liability exists with respect to any Voyager Governmental Plan.

(i)    Except as would not result in material Liability for Voyager, each Person engaged by Voyager as a consultant or independent contractor, rather than as an employee, has been properly classified as such for all purposes, is not entitled to any compensation or benefits to which employees are or were at the relevant time entitled, (whether under applicable Law or otherwise), was and has been engaged in accordance with all applicable Laws, and has been treated accordingly and appropriately for all Tax purposes.

Section 5.15    Labor and Employment Matters.

(a)    Neither Voyager nor any of its Subsidiaries is a party to, or bound by, and no Voyager Employee is subject to, any (A) collective bargaining agreement (other than those set forth on Section 5.15(a) of the Voyager Disclosure Schedules) or (B) other Contract with a labor union, labor organization, works council or trade association, nor is any such Contract presently being negotiated;

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, neither Voyager nor any of its Subsidiaries is, or during the prior three year period has been, the subject of any Action asserting that Voyager or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Voyager’s Knowledge, is any such Action threatened; and

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, Voyager and all of its Subsidiaries are in compliance, in all respects, with their obligations pursuant to WARN and all other notification and bargaining obligations arising under any collective bargaining agreement, Law or otherwise.

(d)    No strike, work stoppage, lockout or other material labor dispute involving Voyager or any of its Subsidiaries has occurred during the prior two-year period, is pending or, to Voyager’s Knowledge, threatened.

(e)    To Voyager’s Knowledge, there have been no petitions or campaigns being conducted to solicit cards initiated by any labor organization to represent any Voyager Employees not currently represented by a labor organization or employee representative within the past three (3) years, nor, to Voyager’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization.

(f)    Voyager is in compliance with all applicable Laws and Contracts relating to employment practices, terms and conditions of employment, and the employment of former, current and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code), including all such Laws and Contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

(g)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, neither Voyager nor any of its Subsidiaries is in breach of any collective bargaining agreement that applies to any Voyager Employee nor, to Voyager’s Knowledge, is any labor union or labor organization that is party to any such collective bargaining agreement in default thereunder.

(h)    To the Knowledge of Voyager, no executive officer or Key Voyager Employee or any of its Subsidiaries has expressed to Voyager or any of its Subsidiaries any present intention to terminate his/her employment with Voyager or any of its Subsidiaries.

(i)    Except as would not be reasonably expected to result in material Liability for Voyager, each Voyager Entity has paid or properly accrued all wages and compensation due to all Voyager Employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(j)    Except as would not be reasonably expected to result in a material Liability to Voyager and its Subsidiaries, taken as a whole, with respect to the Voyager Employee, none of Voyager nor its Subsidiaries have not taken any disciplinary action against any current or former employee, and no complaint has been raised by any current or former employee (in each case, in the 12 months prior to the date of this Agreement), with respect to, sex, race, disability, age, sexual orientation or religion or belief discrimination.

Section 5.16    Intellectual Property.

(a)    Set forth on Section 5.16(a) of the Voyager Disclosure Schedules is a list of each registered or applied-for Patent, Trademark, Copyright and Domain Name, in each case included within the Voyager Intellectual Property as of the date hereof.

(b)    Voyager and its Subsidiaries exclusively own all right, title and interest in and to the Voyager Intellectual Property, free of all Encumbrances, except for non-exclusive licenses, covenants not to sue or grant of rights to Voyager Intellectual Property granted in the ordinary course of business.

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, no Action or Order is pending, nor to Voyager’s Knowledge, threatened, by or against the Voyager Entities, (i) relating to infringement, misappropriation, or other violations of Intellectual Property or (ii) challenging the ownership, validity, enforceability, registrability or use of any Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, neither Voyager nor any of its Subsidiaries is subject to any Action, Order or other dispute involving any third-party Intellectual Property and to Voyager’s Knowledge, no such Action, Order or other dispute is threatened.

(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, to Voyager’s Knowledge, (i) the operation of Voyager’s business has not, for the last three (3) years prior to the date hereof, and does not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person and (ii) no Person has, for the last three (3) years prior to the date hereof, nor is, engaging in any activity that infringes, misappropriates or otherwise violates the Voyager Intellectual Property.

(e)    Voyager and its Subsidiaries have taken commercially reasonable actions to protect and maintain the Voyager Intellectual Property and to protect the confidentiality of, and protect against the misuse or misappropriation of, the Trade Secrets owned by any of them, in each case that are material to the conduct of Voyager’s business. To Voyager’s Knowledge, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, there has been no unauthorized disclosure, misappropriation or loss of any such material Trade Secrets and no Voyager Intellectual Property that constitutes a Trade Secret has been disclosed to any third party other than pursuant to a valid written agreement to protect the confidentiality of such Trade Secret.

(f)    To Voyager’s Knowledge, all employees, contractors and other Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of Voyager and one of its Subsidiaries have executed a written assignment of all such Intellectual Property to Voyager or one of its Subsidiaries (to the extent not owned by Voyager or one of its Subsidiaries by operation of Law).

(g)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, the Voyager Entities, and the collection, storage, use, disposal, disclosure, transfer and any other processing of Personal Information by or on behalf of the Voyager Entities, comply and have complied with all Privacy and Information Security Requirements. Except as set forth on Section 5.16(g) of the Voyager Disclosure Schedules, (i) since January 1, 2015, no claims, investigations, charges or complaints have been made against any of the Voyager Entities by any Governmental Authority or other Person alleging a violation of any Privacy and Information Security Requirements, (ii) there have not been any actual or, to Voyager’s Knowledge, suspected breaches or other incidents of data security breaches, unauthorized access or use of any of the IT Systems of the Voyager Entities, or unauthorized acquisition, damage, disclosure, loss or use of, or access to, confidential and non-public information, including any Personal Information, held by any of the Voyager Entities or to Voyager’s Knowledge, by any other Person on behalf of the Voyager Entities, and (iii) no disclosure of any data breach or network security breach has been made by any of the Voyager Entities to any Person or Governmental Authority, nor have the Voyager Entities failed to disclose any data breach or network security breach that was required under applicable Law to be disclosed to any Person or Governmental Authority, in each case of clauses (i)-(iii), except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Voyager’s business as presently conducted. The Voyager Entities have implemented commercially reasonable backup, security and disaster recovery measures and have taken commercially reasonable actions to protect and maintain the integrity, security and confidentiality of the IT Systems of the Voyager Entities, and the information (including any confidential and non-public information) stored thereon, from unauthorized use, access, or modification by third parties and from viruses and contaminants. Since January 1, 2015, the Voyager Entities have not received any written complaints, written notices or other written claims related to any of the foregoing set forth in this Section 5.16(g).

Section 5.17    Material Contracts.

(a)    Section 5.17(a) of the Voyager Disclosure Schedules sets forth each of the following that Voyager or any of its Subsidiaries is a party to or bound by as of the date hereof:

(i)    any non-competition agreements or any other Contract that materially limits or will materially limit any of Voyager or its Subsidiaries from engaging in their respective businesses;

(ii)    any Contract that contains (A) exclusivity or similar provisions, (B) non-solicitation provisions, or (C) “most favored nation” provisions, in each case that would limit in any material respect any of Voyager or its Subsidiaries or the Spinco Entities from engaging in their respective businesses;

(iii)    any Contract governing (A) any partnerships or strategic alliances material to Voyager’s business or (B) any joint venture (other than any joint venture in which the counterparty thereto owns an immaterial equity stake);

(iv)    any Contract pursuant to which any of Voyager or its Subsidiaries has or will incur Indebtedness for borrowed money or other material Indebtedness (other than deferred revenue) or has or will guarantee or otherwise become liable for any Indebtedness of any other Person;

(v)    any Contract that provides or will provide for annual payments in excess of $500,000 by or to Voyager or any of its Subsidiaries (other than leases set forth on Section 5.8(c) of the Voyager Disclosure Schedules);

(vi)    any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Voyager or any of its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $500,000;

(vii)    any Contract for the employment or engagement of any Voyager Employee or other individual on a full-time, part-time or consulting basis and providing for annual salary (excluding bonus) in excess of $250,000 excluding offer letters and employment agreements that are standard practice or required under applicable Law;

(viii)    any Contract that limits or otherwise restricts the ability of Voyager or any of its Subsidiaries to pay dividends or make distributions to the Voyager Stockholders or holders of capital stock of any Subsidiary of Voyager;

(ix)    any Contract pursuant to which a Voyager Entity receives a license to material Intellectual Property from a third party, except for and excluding any (a) licenses for commercially available or unmodified “off-the-shelf” Software and (b) licenses ancillary to commercial agreements (including supply, manufacturing and distribution agreements);

(x)    any Contract pursuant to which any material Voyager Intellectual Property is licensed to a third party, except for and excluding any non-exclusive licenses of, or grants of non-exclusive rights to, Intellectual Property entered into in the ordinary course of business; and

(xi)    any Contract under which there has been imposed an Encumbrance, other than a Permitted Encumbrance, on any of the material assets of the business of Voyager.

The Contracts required to be set forth on Section 5.17(a) of the Voyager Disclosure Schedules and real property leases set forth on Section 5.8(c) of the Voyager Disclosure Schedules are referred to herein as the “Voyager Material Contracts”. Voyager has provided Harbor with a correct and complete copy of all Voyager Material Contracts in effect as of the date hereof.

(b)    To Voyager’s Knowledge, the Voyager Material Contracts are valid, binding and in full force and effect in all material respects, against Voyager or its Subsidiary which is a party thereto (or will become a party thereto in connection with the Transactions) and, to Voyager’s Knowledge, as of the date hereof, each other counterparty thereto, and constitute, in all material respects, legal, valid and binding obligations of Voyager or its Subsidiary which is party thereto and, to Voyager’s Knowledge, as of the date hereof, each other counterparty thereto, enforceable, in all material respects, by Voyager or the Subsidiary which is a party thereto in accordance with their terms except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or (ii) Laws relating to the enforcement of employee restrictive covenants.

(c)    Neither Voyager nor any of its Subsidiaries is in material breach or default under (and no event has occurred, and neither Voyager nor its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with notice or the passage of time or both would constitute a material breach or default under) any Voyager Material Contract nor, to Voyager’s Knowledge, as of the date hereof, is any other party to any Voyager Material Contract in material default thereunder.

Section 5.18    Dividends. Since December 31, 2017, neither Voyager nor any of its Subsidiaries (i) declared, set aside or paid any dividends or made other distributions on or in respect of any shares of the capital stock or partnership or equity interests of Voyager or any of its Subsidiaries (whether in cash, securities, property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by Law to be held by Persons other than Voyager or its wholly-owned Subsidiaries), as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by Voyager, or (ii) purchased, repurchased, redeemed or otherwise acquired, or permitted Voyager or any of its Subsidiaries to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Voyager Common Stock, or any option, warrant, instrument or right, directly or indirectly, to acquire any such securities, other than from employees upon termination of employment in the ordinary course of business or (iii) proposed or committed to do any of the foregoing.

Section 5.19    Brokers or Finders; Transaction Bonuses.

(a)    Except as set forth in Section 5.19(a) of the Voyager Disclosure Schedules, neither Voyager nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions and any such fee or commission and any costs or expenses incurred in connection therewith shall be borne solely by Voyager.

(b)    Except as set forth in Section 5.19(b) of the Voyager Disclosure Schedules, there are no special bonuses or other similar compensation payable to any Voyager Employee or any other employee of Voyager or any of its Subsidiaries in connection with the Transactions that would reasonably be expected to become a Liability of Spinco or its Subsidiaries. Voyager has provided to Harbor true and complete copies of the agreements set forth in Section 5.19(b) of the Voyager Disclosure Schedules to Harbor.

Section 5.20    Insurance of Voyager. Voyager is insured under insurance policies, Contracts and self-insurance programs, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements, in such amounts, with such deductibles and against such risks and losses as are, in Voyager’s reasonable judgment, reasonable for its business and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect, all such policies are in full force and effect, no invoiced premiums are overdue for payment and no notice of cancellation or termination has been received by Voyager or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 5.21    Voyager Subsidiaries.

(a)    Each Subsidiary of Voyager is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and has the corporate power and authority to own its properties and carry on its business as now being conducted. Each Subsidiary of Voyager is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except as would not have a Voyager Material Adverse Effect.

(b)    Except for its interests in the Subsidiaries of Voyager, as of the Effective Time, Voyager will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(c)    Prior to the Effective Time, true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Subsidiaries of Voyager will be furnished or made available to Harbor.

Section 5.22    Controlled Substances. No Voyager Entity has engaged in any activities that constitute a material violation under the Controlled Substances Act, as amended, the United States Federal Food, Drug and Cosmetic Act, as amended, or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the purchasing, dispensing, distribution or sale of controlled substances.

Section 5.23    Certain Business Practices.

(a)    To Voyager’s Knowledge, none of the Voyager Entities, nor any of their directors, officers, employees, independent contractors or agents acting on behalf of any Voyager Entity (acting in their respective capacities as directors, officers, employees, independent contractors or agents), has made a material violation of the Anti-Corruption Laws.

(b)    To Voyager’s Knowledge, there is no investigation of, written allegation by, or request for information from, any Voyager Entity by any Governmental Authority regarding the Anti-Corruption Laws that would reasonably be expected to result in any material fine, penalty, or enforcement action by such Governmental Authority.

To Voyager’s Knowledge, no Voyager Entity, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of any Voyager entity or any of their Affiliates, has materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws of the United States, the United Kingdom, the European Union or the United Nations.

Section 5.24    No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Voyager Disclosure Schedules), neither Voyager, its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Voyager or any of its Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding the business and assets of Voyager furnished or made available to Harbor, Spinco and its Representatives (including any information, documents or material made available to Harbor and Spinco, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the business of Voyager, or any representation or warranty arising from statute or otherwise in law.

Article VI

COVENANTS

Section 6.1    Conduct of the Spinco Business Pending the Merger. Following the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as contemplated by the Separation (including the Restructuring), or as otherwise expressly contemplated or permitted by this Agreement, the Transaction Agreements or the Support Agreements, if any, or described in Section 6.1 of the Harbor/Spinco Disclosure Schedules, (y) to the extent that Voyager shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as may be required by applicable Law, Harbor and Spinco agree, as to themselves and their respective Subsidiaries, as applicable:

(a)    Ordinary Course. Each of Harbor and Spinco shall, and shall cause their respective Subsidiaries, as applicable, to, conduct the Spinco Business in, and shall not take any action with respect to the Spinco Business except in, the ordinary course of business, consistent with past practice and, with respect to the Spinco Business, shall use reasonable best efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and Key Spinco Group Employees and preserve its relationships with its customers and suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time. Harbor shall, and shall cause its Subsidiaries (other than Spinco and its Subsidiaries) to conduct their businesses in the ordinary course of business in accordance with past practice with respect to their dealings with and in respect of, the Spinco Business. For the avoidance of doubt, none of the provisions set forth in Section 6.1(c)(ii), (g), (h), (j), (k) or (n) shall apply to the conduct of the Harbor Business to the extent any action or inaction that is inconsistent with such provision is taken without the purpose or intent of circumventing such provision or adversely affecting the Spinco Business.

(b)    Changes in Stock. Neither Harbor nor Spinco shall permit any of the Spinco Entities to, nor shall any of the Spinco Entities propose to (in each case whether by merger, consolidation, exchange or otherwise):

(i)    split, combine or reclassify any of the capital stock of any of the Spinco Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of any of the Spinco Entities; or

(ii)    amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any of the Harbor Entities or Spinco Entities to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of Spinco’s securities or any securities of any of the Spinco Subsidiaries, including shares of Spinco Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing other than (x) repurchases of employee equity and (y) in connection with the exercise of a JV Minority Shareholder of its rights.

(c)    Issuance of Securities. Neither Harbor nor Spinco shall permit any of the Spinco Entities, as applicable, to (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of any Spinco Entity’s capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in any Spinco Entity (it being understood that this Section 6.1(c) shall not restrict the issuance of shares of Harbor Common Stock or other securities convertible into or exercisable or exchangeable for Harbor Common Stock other than any issuance of any of the foregoing to any Spinco Group Employee (except that shares of Harbor Common Stock may be issued to any Spinco Group Employee upon exercise of an option for Harbor Common Stock currently outstanding or the occurrence of a payment event under any of restricted stock units or similar securities with respect to the Harbor Common Stock currently outstanding)) or (ii) with respect to the Spinco Group Employees, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under an applicable qualified retirement plan), in each case other than pursuant to Section 2.8(a) hereof, as permitted by Section 6.1(h) hereof, as set forth on Section 4.14(b) of the Harbor/Spinco Disclosure Schedules or other than with respect to any Spinco Group Employee that the Parties have agreed will not be a Spinco Group Employee following the Effective Time and such acceleration, amendment or supplement would not result in a Liability to any Spinco Entity. Without limiting the generality of the immediately preceding sentence, nothing in this Section 6.1(c) or elsewhere in this Agreement shall prevent Harbor or any of its respective agents from amending or operating the Harbor 401(k) Plans as any such party deems appropriate, in its sole discretion as permitted under such Harbor 401(k) Plans, with respect to the holding or liquidation of any shares of Harbor Common Stock (but not with respect to Spinco Common Stock received in respect of Harbor Common Stock in the Distribution).

(d)    Governing Documents. Neither Harbor nor Spinco shall amend or propose to amend or otherwise change the certificate of incorporation or bylaws or similar governance documents of Spinco, nor shall Harbor or Spinco permit any Spinco Subsidiary to amend or propose to amend or otherwise change its certificate of incorporation or bylaws or similar governance documents in each case, except to the extent required to comply with applicable Law, the provisions of this Agreement or the Transaction Agreements.

(e)    Acquisitions. Spinco shall not, and shall not permit any of its Subsidiaries to, and Harbor shall not permit any of the Spinco Entities to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(f)    Dispositions. Each of Spinco and Harbor shall not, and each shall not permit any of its respective Subsidiaries to, either in a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its respective assets which, but for such disposition in contravention of this Section 6.1(f), would constitute Spinco Assets as of immediately prior to the Distribution (other than Contracts, which are governed by Section 6.1(m) hereof and Intellectual Property, which is governed by Section 6.1(p) hereof) (excluding the disposition in the ordinary course of business of Inventory and of other assets having a fair market value not exceeding $1,000,000 in the aggregate).

(g)    Indebtedness. Except for the incurrence of the Spinco Financing or the refinancing of any Harbor-Spinco Indebtedness, Spinco shall not, and shall not permit any of its Subsidiaries to, and, with respect to the Spinco Business, Harbor shall not, and shall not permit any of its Subsidiaries to:

(i)    incur any Indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any of the Spinco Entities or guarantee any debt securities of others in an aggregate amount in excess of $1,000,000 or enter into any material leases other than in connection with the operating leases in the ordinary course of business;

(ii)    issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or otherwise;

(iii)    make any loans, advances, capital contributions to or investments in any other Person except (A) loans or advances by Spinco or any of its wholly-owned Subsidiaries to Spinco or any of its wholly-owned Subsidiaries, (B) investments or capital contributions in any of Spinco’s wholly-owned Subsidiaries, (C) as required by binding Contracts in effect as of the date hereof set forth in Section 6.1(g) of the Harbor/Spinco Disclosure Schedules or (D) in the ordinary course of business; provided, that the aggregate amount of all such loans, advances, capital contributions to or investments in any other Person made in reliance on this clause (D) shall not exceed $1,000,000;

(iv)    authorize material capital expenditures or purchases of fixed assets other than from third parties in the ordinary course of business; or

(v)    create or incur an Encumbrance on its tangible or intangible assets other than in the ordinary course of business;

which, in the case of clauses (i), (ii), (iii), (iv) or (v) above, would obligate Spinco or its Subsidiaries to pay any amounts, or assume any obligations to be performed by, or encumber any assets held by, Spinco or its Subsidiaries, at or after the Effective Time.

(h)    Employee Arrangements. Except as set forth on Section 6.1(h) of the Harbor/Spinco Disclosure Schedules, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 4.15(a) of the Harbor/Spinco Disclosure Schedules, as contemplated by this Agreement, as set forth in the Employee Matters Agreement or as otherwise required by applicable Law, Harbor shall not, and shall not permit its Subsidiaries to, with respect to the Spinco Business, and Spinco shall not, and shall not permit any of its Subsidiaries, as applicable, to:

(i)    except (A) in the ordinary course of business consistent with past practice or (B) in connection with an Approved Offer, grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any Spinco Group Employee, except (x) pursuant to an action that generally applies uniformly to Spinco Group Employees and other similarly situated employees of Harbor or (y) any material increases that would not reasonably be expected to become a Liability of Spinco or its Subsidiaries;

(ii)    except (A) in the ordinary course of business consistent with past practice or (B) in connection with an Approved Offer, pay or agree to pay to any Spinco Group Employee any material pension, retirement allowance, transaction or retention bonus, severance benefit or other material employee benefit not required by any of the existing Spinco Benefit Plans as in effect on the date hereof, except (x) pursuant to an action that generally applies uniformly to Spinco Group Employees and other similarly situated employees of Harbor, (y) as would not reasonably be expected to result in a Liability of Spinco or its Subsidiaries or (z) in connection with an Approved Offer;

(iii)    except (A) in the ordinary course of business consistent with past practice or (B) in connection with an Approved Offer, enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, compensation, equity, incentive compensation, severance or termination Contract or other arrangement with any Spinco Group Employee or his or her representative; provided, that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by Voyager reasonably in advance of the conclusion of such negotiations and Voyager shall be informed periodically of the status of negotiations with respect thereto;

(iv)    (A) establish or become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by any Spinco Entity that was not in existence on the date hereof or (B) amend or terminate any such plan or arrangement in existence on the date hereof, except in the case of (B) (x) as would not result in a material increase in the annual aggregate cost (based on the historical annual aggregate cost to Harbor with respect to the Spinco Group Employees) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement or (y) as would not reasonably be expected to result in a Liability of Spinco or its Subsidiaries;

(v)    except (A) in the ordinary course of business consistent with past practice or (B) in connection with an Approved Offer, grant any equity-based compensation to any Spinco Group Employee or director or independent contractor of any Spinco Entity in respect of the stock of any Spinco Entity, except to the extent Voyager has consented in writing to such grant;

(vi)    make any offer for the employment or engagement of any Spinco Group Employee or other individual on a full-time, part-time, or consulting basis providing for an annual salary (excluding bonus) in excess of $250,000, other than an Approved Offer;

(vii)    implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii)    make any loan to (A) any director, officer or member of senior management of a Spinco Entity or (B) except in the ordinary course of business and in compliance with applicable Law, to any other Spinco Group Employee.

(i)    No Liquidation or Dissolution. Each of Spinco and Harbor shall not, and each shall not permit any of its respective Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions.

(j)    Accounting Methods. Neither Harbor nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, make any material change in the methods of accounting or procedures of the Spinco Entities or the Spinco Business in effect as of the date hereof, except (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to Voyager, (ii) as may be made in response to SEC guidance, in each case, as concurred with in writing by Harbor’s or Spinco’s independent auditors, (iii) as may be required in connection with the Transactions, so long as any such changes are in accordance with GAAP or (iv) changes permitted by Section 6.1(k), and neither Harbor nor Spinco shall change Spinco’s fiscal year.

(k)    Taxes. Neither Harbor nor any of its Subsidiaries shall, with respect to the Spinco Business, (i) make, change or rescind any material Tax election (other than an election under Code Section 965 or any similar election), (ii) settle, compromise or abandon any material Action or controversy primarily relating to Taxes of such Spinco Business, (iii) amend any material Returns, (iv) adopt or change any material method of Tax accounting or change any annual Tax accounting period or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, with respect to the Spinco Business, in filing their respective Returns, in each case without the prior written consent of Voyager, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Harbor and its Subsidiaries may, without the consent of Voyager, take any of the foregoing actions (A) pursuant to the Restructuring, (B) if such action would not be binding on any Spinco Entity after the Effective Time, (C) if such action would not reasonably be expected to result in a material increase in Tax Liabilities for any Spinco Entity after the Effective Time (as determined by Harbor in its reasonable discretion), (D) if such action is expressly permitted pursuant to the Tax Matters Agreement or (E) as required by applicable Law (including GAAP).

(l)    Affiliate Transactions. Neither Harbor nor Spinco shall, and each shall not permit any of their respective Subsidiaries to, except as contemplated by the Transaction Agreements or for arm’s length commercial arrangements entered into in the ordinary course of business consistent with past practice and on terms generally consistent with past practice prior to December 31, 2017 and entered into without any intent to manipulate working capital or other assets or liabilities of Spinco in a manner favorable to Harbor, enter into or amend in any material respect any Contract or arrangement with respect to the Spinco Business with any of their respective Subsidiaries, other than among Spinco and its wholly-owned Subsidiaries.

(m)    Contracts. Spinco shall not, and shall not permit any of its Subsidiaries to, and with respect to the Spinco Business, Harbor shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or enter into any Spinco Material Contract with a third party, or waive, release or assign any material rights or claims of any Spinco Entity or Harbor or any of its Affiliates (excluding any Spinco Entity) or the Spinco Business thereunder, except (x) in the ordinary course of business or (y) in connection with an Approved Offer.

(n)    Settlement of Litigation. Spinco shall not, and shall not permit any of its Subsidiaries to, and with respect to the Spinco Business, Harbor shall not, and shall not permit any of its Subsidiaries to, pay, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise) if such payment, discharge, satisfaction or settlement would (i) require any payment in excess of $1,000,000 individually or $5,000,000 in the aggregate by Spinco or the Spinco Subsidiaries prior to, or Spinco or its Subsidiaries following, the Effective Time or (ii) restrict Spinco or any of its Subsidiaries from operating the Spinco Business in any material respect or require the taking of any action by Spinco or any of its Subsidiaries that, in each case, would, or would reasonably be expected to, materially and adversely affect the operation of the Spinco Business or Spinco following the Effective Time, other than (x) any Action in respect of Taxes, which shall be governed exclusively by the Tax Matters Agreement and Section 6.1(k) and (y) any Action that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions or seeks damages with respect to the Transactions, which shall be governed exclusively by Section 6.13.

(o)    Restrictive Agreements. Spinco shall not, and shall not permit any of its Subsidiaries to, and with respect to the Spinco Business, Harbor shall not, and shall not permit any of its Subsidiaries to, enter into any Contract or arrangement that limits or otherwise restricts any Spinco Entity in any material respect, or that would or would reasonably be expected to, following the Effective Time, limit or restrict any Spinco Entity or Voyager in any material respect from engaging in the Spinco Business, or any other business in which Voyager is engaged in any material respect and of which Voyager has provided Spinco or Harbor prior written notice.

(p)    Intellectual Property. Spinco shall not, and shall not permit any of its respective Subsidiaries to, and with respect to the Spinco Business, Harbor shall not, and shall not permit any of its Affiliates to, sell, transfer, grant a license under, abandon, let lapse, encumber or otherwise dispose of any material Spinco Intellectual Property except, in each case, any non-exclusive licenses of, or grants of non-exclusive rights to, Spinco Intellectual Property entered into in the ordinary course of business.

(q)    Inventory Located on Transferred Real Property. Harbor shall not, and shall not permit its respective Subsidiaries to, deviate in any material respect from the historical practices relating to the purchase, storage and/or movement of Inventory and personal property, which, in each case, but for such deviation would constitute Spinco Assets, at, to or from the Transferred Real Property in the ordinary course of business.

(r)    Foregoing Actions. Spinco shall not, and shall not permit any of its respective Subsidiaries to, and with respect to the Spinco Business, Harbor shall not, and shall not permit any of its Subsidiaries to agree or commit to do any of the actions described in clauses (a) through (q) above.

Section 6.2    Conduct of the Voyager Business Pending the Merger. Following the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as contemplated or permitted by this Agreement, the Transaction Agreements or the Support Agreements, if any, or described in Section 6.2 of the Voyager Disclosure Schedules, (y) to the extent that Harbor shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as may be required by applicable Law, Voyager agrees, as to itself and its Subsidiaries:

(a)    Ordinary Course. Voyager shall conduct its business in, and shall cause its Subsidiaries to conduct their businesses in, and Voyager shall not take any action except in, the ordinary course of business, consistent with past practice, and shall use reasonable best efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and Key Voyager Employees and preserve its relationships with its customers, distributors and suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.

(b)    Dividends; Changes in Stock. Voyager shall not, and shall not permit any of its Subsidiaries to or to propose to (in each case whether by merger, consolidation, exchange or otherwise):

(i)    declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership or equity interests of Voyager or any of its Subsidiaries (whether in cash, securities, property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by Law to be held by Persons other than Voyager or its wholly-owned Subsidiaries), as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by Voyager;

(ii)    split, combine or reclassify any of the capital stock of Voyager or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of Voyager or any of its Subsidiaries; or

(iii)    amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit Voyager or any of its Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Voyager Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

(c)    Issuance of Securities. Voyager shall not, and shall not permit any of its Subsidiaries, as applicable, to (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of Voyager’s or any of its Subsidiaries’ capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in Voyager or any of its Subsidiaries (it being understood that this Section 6.2(c) shall not restrict the issuance of shares of Voyager Capital Stock to any Voyager Employee upon the exercise of an option for or warrant to purchase shares of Voyager Capital Stock currently outstanding), or (ii) accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under an applicable qualified retirement plan), in each case other than pursuant to Section 2.8(a) hereof, as permitted by Section 6.2(h) hereof, as set forth on Section 5.14(b) of the Voyager Disclosure Schedules.

(d)    Governing Documents. Voyager shall not amend or propose to amend or otherwise change the certificate of incorporation or bylaws or similar governance documents of Voyager, nor shall Voyager permit any of its Subsidiaries to amend or propose to amend or otherwise change its certificate of incorporation or bylaws or similar governance documents in each case, except to the extent required to comply with applicable Law, the provisions of this Agreement or the Transaction Agreements.

(e)    Acquisitions. Voyager shall not, and shall not permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(f)    Dispositions. Voyager shall not, and shall not permit any of its Subsidiaries to, either in a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.2(m) hereof and Intellectual Property, which is governed by Section 6.1(p) hereof) (excluding the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $500,000 in the aggregate).

(g)    Indebtedness. Voyager shall not, and shall not permit any of its Subsidiaries to:

(i)    incur any Indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Voyager or any of its Subsidiaries or guarantee any debt securities of others in an aggregate amount in excess of $500,000 or enter into any material leases other than in connection with the operating leases in the ordinary course of business;

(ii)    issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or otherwise;

(iii)    make any loans, advances, capital contributions to or investments in any other Person except (A) loans or advances by Voyager or any of its wholly-owned Subsidiaries to it or any of its wholly-owned Subsidiaries, (B) investments or capital contributions in any of Voyager’s wholly-owned Subsidiaries, (C) as required by binding Contracts in effect as of the date hereof set forth in Section 6.2(g) of the Voyager Disclosure Schedules or (D) in the ordinary course of business; provided, that the aggregate amount of all such loans, advances, capital contributions to or investments in any other Person made in reliance on this clause (D) shall not exceed $500,000;

(iv)    authorize material capital expenditures or purchases of fixed assets other than from third parties in the ordinary course of business; or

(v)    create or incur an Encumbrance on its tangible or intangible assets other than in the ordinary course of business;

which, in the case of clauses (i), (ii), (iii), (iv) or (v) above, would obligate Spinco or its Subsidiaries to pay any amounts, or assume any obligations to be performed by, or encumber any assets held by, Spinco or its Subsidiaries, at or after the Effective Time.

(h)    Employee Arrangements. Except as set forth on Section 6.2(h) of the Voyager Disclosure Schedules, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 5.15(a) of the Voyager Disclosure Schedules, as contemplated by this Agreement, as set forth in the Employee Matters Agreement or as otherwise required by applicable Law, Voyager shall not, and shall not permit any of its Subsidiaries to:

(i)    except (A) in the ordinary course consistent with past practice or (B) in connection with an Approved Offer, grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any Voyager Employee, except any material increases that would not reasonably be expected to become a Liability of Spinco or its Subsidiaries;

(ii)    except (A) in the ordinary course consistent with past practice or (B) in connection with an Approved Offer, pay or agree to pay to any Voyager Employee any material pension, retirement allowance, transaction or retention bonus, severance benefit or other material employee benefit not required by any of the existing Voyager Benefit Plans as in effect on the date hereof, except as would not reasonably be expected to result in a Liability of Spinco or its Subsidiaries;

(iii)    except (A) in the ordinary course of business consistent with past practice, or (B) in connection with an Approved Offer, enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, compensation, equity, incentive compensation, severance or termination Contract or other arrangement with any Voyager Employee or his or her representative; provided, that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by Spinco senior management reasonably in advance of the conclusion of such negotiations and Spinco senior management shall be informed periodically of the status of negotiations with respect thereto;

(iv)    (A) establish or become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by Voyager or any of its Subsidiaries that was not in existence on the date hereof, or (B) amend or terminate any such plan or arrangement in existence on the date hereof, except in the case of (B) (x) as would not result in a material increase in the annual aggregate cost (based on Voyager’s historical annual aggregate cost with respect to the Voyager Employees) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement or (y) as would not reasonably be expected to result in a Liability of Spinco or its Subsidiaries;

(v)    except (A) in the ordinary course of business consistent with past practice, or (B) in connection with an Approved Offer, grant any equity-based compensation to any Voyager Employee or director or independent contractor of Voyager or any of its Subsidiaries, except to the extent Harbor or Spinco has consented in writing to such grant;

(vi)    make any offer for the employment or engagement of any Voyager Employee or other individual on a full-time, part-time, or consulting basis providing for an annual salary (excluding bonus) in excess of $250,000, other than an Approved Offer;

(vii)    implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii)    make any loan to (A) any director, officer or member of senior management of Voyager or any of its Subsidiaries or (B) except in the ordinary course of business and in compliance with applicable Law, to any other Voyager Employee.

(i)    No Liquidation or Dissolution. Voyager shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions.

(j)    Accounting Methods. Voyager shall not, and shall not permit any of its Subsidiaries to, make any material change in the methods of accounting or procedures of Voyager or its business in effect as of the date hereof, except (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to Harbor, (ii) as may be made in response to SEC guidance, in each case, as concurred with in writing by Voyager’s independent auditors, (iii) as may be required in connection with the Transactions, so long as any such changes are in accordance with GAAP, or (iv) changes permitted by Section 6.2(k), and Voyager shall not change its fiscal year.

(k)    Taxes. Neither Voyager nor any of its Subsidiaries shall (i) make, change or rescind any material Tax election (other than an election under Code Section 965 or any similar election), (ii) settle, compromise or abandon any material Action or controversy relating to Taxes, (iii) amend any material Returns, (iv) adopt or change any material method of Tax accounting or change any annual Tax accounting period or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment in filing their respective Returns, in each case without the prior written consent of Harbor, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Voyager and its Subsidiaries may, without the consent of Harbor, take any of the foregoing actions (A) if such action would not be binding on Voyager or any of its Subsidiaries after the Effective Time, (B) if such action would not reasonably be expected to result in a material increase in Tax Liabilities for Voyager or its Subsidiaries after the Effective Time, (C) if such action is expressly permitted pursuant to the Tax Matters Agreement or (D) as required by applicable Law (including GAAP).

(l)    Affiliate Transactions. Voyager shall not, and shall not permit any of its Subsidiaries to, except as contemplated by the Transaction Agreements or for arm’s length commercial arrangements entered into in the ordinary course of business consistent with past practice and on terms generally consistent with past practices prior to December 31, 2017, enter into or amend in any material respect any Contract or arrangement with any of their respective Subsidiaries, other than with wholly-owned Subsidiaries of Voyager.

(m)    Contracts. Voyager shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business, modify, amend, terminate or enter into any Voyager Material Contract with a third party, or waive, release or assign any material rights or claims of Voyager or any of its Subsidiaries thereunder.

(n)    Settlement of Litigation. Voyager shall not, and shall not permit any of its Subsidiaries to, pay, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise), if such payment, discharge, satisfaction or settlement would (i) require any payment in excess of $1,000,000 individually or $5,000,000 in the aggregate by Voyager or any of its Subsidiaries prior to, or Spinco or its Subsidiaries following, the Effective Time or (ii) restrict Spinco or any of its Subsidiaries from operating their respective businesses in any material respect or require the taking of any action by Voyager or any of its Subsidiaries that, in each case, would, or would reasonably be expected to, materially and adversely affect the operation of the respective businesses of Voyager or Spinco following the Effective Time, other than (x) any Action in respect of Taxes, which shall be governed exclusively by the Tax Matters Agreement and Section 6.2(k) and (y) any Action that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions or seeks damages with respect to the Transactions, which shall be governed exclusively by Section 6.13.

(o)    Restrictive Agreements. Voyager shall not, and shall not permit any of its Subsidiaries to, enter into any Contract or arrangement that limits or otherwise restricts Voyager or any of its Subsidiaries in any material respect, or that would or would reasonably be expected to, following the Effective Time, limit or restrict Voyager or any of its Subsidiaries in any material respect from engaging in their business.

(p)    Intellectual Property. Voyager shall not, and shall not permit any of its Subsidiaries to, sell, transfer, grant a license under, abandon, let lapse, encumber or otherwise dispose of any material Voyager Intellectual Property that is necessary to carry on the business of Voyager and its Subsidiaries substantially as currently conducted, except, in each case, any non-exclusive licenses of, or grants of non-exclusive rights to, Voyager Intellectual Property to vendors, manufacturers or distributors for their activities on behalf of Voyager’s business with respect to the products or services of Voyager’s business, or to customers with respect to the products or services of Voyager’s business, that were, in each case, entered into in the ordinary course of business, consistent with past practices.

(q)    Inventory Located on Real Property. Voyager shall not, and shall not permit its respective Subsidiaries to, deviate in any material respect from the historical practices relating to the purchase, storage and/or movement of products, supplies, parts and other inventories owned by Voyager or any of its Subsidiaries and personal property, at, to or from all Voyager Leased Real Property and all Voyager Owned Real Property.

(r)    Foregoing Actions. Voyager shall not agree or commit, and shall not permit any of its Subsidiaries to agree or commit, to do any of the actions described in clauses (a) through (q) above.

Section 6.3    Directors and Officers of Spinco. The officers and directors of Spinco as of the Effective Time shall be determined as provided in Section 7.8 of the Distribution Agreement.

Section 6.4    Preparation of Registration Statement and Prospectus.

(a)    As promptly as practicable following the execution of this Agreement, Harbor, Spinco and Voyager shall prepare the Prospectus, and Harbor will cause Spinco to prepare and file with the SEC the Registration Statement. Voyager, Harbor and Spinco shall use their reasonable best efforts to furnish to Harbor and Spinco all information concerning it as is required by the SEC or deemed necessary by the Parties to be included in the Registration Statement and Prospectus (including any financial statements required to be included therein). Without limiting the foregoing, Voyager and Spinco shall, and Harbor shall cause Spinco to, each provide (i) audited annual and unaudited interim financial statements (including footnotes) that are timely reviewed by such Party’s independent auditor for the periods required to be included in the Registration Statement and Prospectus, (ii) management’s discussion and analysis of interim and annual financial statements for the periods required to be included in the Registration Statement and Prospectus, (iii) the consent of such Party’s independent auditor to include annual financial statement reports in the Registration Statement and Prospectus, (iv) information necessary to prepare selected and summary financial data, (v) information necessary to enable Spinco to prepare required pro forma financial statements and related footnotes and (vi) any other information mutually agreed by Harbor, Spinco and Voyager to be required or necessary to be included in the Registration Statement or Prospectus, in each case, to the extent reasonably necessary to permit Spinco to prepare the Registration Statement and Prospectus. Harbor, Spinco and Voyager shall use their respective reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable and advisable following the date the Registration Statement is filed with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Distribution and the Spinco Voyager Stock Issuance; provided, that such date is no earlier than the date on which Spinco would be reasonably able to meet its obligations and requirements as a public company with securities listed on the Exchange and is otherwise reasonably prepared to operate as a standalone entity taking into account all resources available to it under the Transaction Agreements and on commercially reasonable terms from third parties. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Prospectus and the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Prospectus and the Registration Statement. The Parties shall cooperate in preparing and filing with the SEC any necessary correspondence and amendment or supplement to the Prospectus or the Registration Statement. No amendment or supplement to the Prospectus or Registration Statement shall be filed without the approval of Harbor, Spinco and Voyager, which approval shall not be unreasonably withheld, conditioned or delayed. Harbor will use its reasonable best efforts to cause the Prospectus to be mailed to the Harbor Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act by the SEC. The Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act.

(b)    If, at any time after the mailing of the Prospectus (including at the time of the Voyager Stockholders Meeting), any event should occur that results in the Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Prospectus or the Registration Statement, the Parties shall promptly notify the other Parties of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Spinco shall, as may be required by the SEC, mail to the Harbor Stockholders and the Voyager Stockholders each such amendment or supplement.

Section 6.5    No Solicitation of Acquisition Proposals.

(a)    Voyager Non-Solicitation. Except where the failure to take any such action would be in the judgment of the Voyager Board of Directors, after obtaining the advice of legal counsel, reasonably likely to be inconsistent with the fiduciary duties of the Voyager Board of Directors or applicable Law, from the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Voyager agrees that neither it nor any of its Subsidiaries shall, and Voyager shall cause its Representatives, agents and other intermediaries (including any accountants, financial or legal advisors or other consultants) not to, (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Voyager Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Voyager Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement or confidentiality agreements with any Voyager Employees) to which it or any of its Subsidiaries is a party in connection with a Voyager Acquisition Proposal, (iv) enter into, maintain or continue any discussions or negotiations concerning a Voyager Acquisition Proposal or (v) otherwise cooperate with, participate in or facilitate any effort or attempt to make or implement a Voyager Acquisition Proposal or approve, agree to, recommend or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Voyager Acquisition Proposal and Voyager shall request the return of any Confidential Information distributed to any such parties in connection with any such activities, discussions or negotiations. Voyager shall promptly (and, in any event, within forty-eight (48) hours) notify Harbor of the receipt of any Voyager Acquisition Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, a Voyager Acquisition Proposal, indicating, in each case, the identity of the Person or group making such Voyager Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any Voyager Acquisition Proposal made in writing and the material terms and conditions of a Voyager Acquisition Proposal not made in writing (including, in each case, as applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep Harbor informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such Voyager Acquisition Proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms of any such Voyager Acquisition Proposal, inquiry, proposal, offer or request (including amendments thereto).

(b)    Harbor/Spinco Non-Solicitation. Except as set forth on Section 6.1(f) of the Harbor/Spinco Disclosure Schedules, pursuant to any Contract set forth on Section 4.17(a) of the Harbor/Spinco Disclosure Schedules, or where the failure to take any such action would be in the judgment of the Harbor Board of Directors, after obtaining the advice of legal counsel, reasonably likely to be inconsistent with the fiduciary duties of the Harbor Board of Directors or applicable Law from the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, each of Harbor and Spinco agrees that neither it nor any of their respective Subsidiaries, as applicable, shall, and each of Harbor and Spinco shall cause its respective Representatives, agents and other intermediaries (including any accountants, financial or legal advisors, or other consultants) not to, (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Spinco Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Spinco Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement or confidentiality agreements with any Spinco Group Employees) to which it or any of its Subsidiaries, is a party relating to the Spinco Business in connection with a Spinco Acquisition Proposal, (iv) enter into, maintain or continue any discussions or negotiations concerning a Spinco Acquisition Proposal or (v) otherwise cooperate with, participate in or facilitate any effort or attempt to make or implement a Spinco Acquisition Proposal or approve, agree to, recommend or accept or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Spinco Acquisition Proposal and each of Harbor and Spinco shall request the return of any Confidential Information distributed to any such parties in connection with any such activities, discussions or negotiations. Harbor and Spinco shall promptly (and, in any event, within forty-eight (48) hours) notify Voyager of the receipt of any Spinco Acquisition Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, a Spinco Acquisition Proposal, indicating, in each case, the identity of the Person or group making such Spinco Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any Spinco Acquisition Proposal made in writing and the material terms and conditions of a Spinco Acquisition Proposal not made in writing (including, in each case, as applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep Voyager informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such Spinco Acquisition Proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms of any such Spinco Acquisition Proposal, inquiry, proposal, offer or request (including amendments thereto).

Section 6.6    Tax Matters. Prior to the Effective Time, none of the Parties will (and each of the Parties will cause its respective Subsidiaries not to) take any action (or refrain from taking any action) which (i) is inconsistent with the facts presented and the representations made in the Spin-Off Tax Opinion, Merger Tax Opinions, or (to the extent applicable) IRS Submissions with respect to such Party or its Affiliates (in the case of Voyager, the facts presented and representations made with respect to Voyager and its Subsidiaries contained in the redacted versions of the IRS Submissions) or (ii) could reasonably be expected to cause any Tax-Free Transaction Failure.

Section 6.7    Cooperation. The Parties shall use their reasonable best efforts to, together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a)    The Exchange and Other Listings. Harbor shall cause Spinco to prepare and, subject to the reasonable review and comment by Voyager, file, and shall use its reasonable best efforts to cause Spinco to have approved prior to the Effective Time, an application for the listing on the Exchange of the Spinco Common Stock to be issued pursuant to the Transactions, subject to official notice of issuance prior to the Closing Date.

(b)    Blue Sky Filings. Harbor shall use its reasonable best efforts to cause Spinco to take such action as may be required under state securities or “blue sky” laws in connection with the issuance of shares of Spinco Common Stock pursuant to the Transactions; provided, that, other than as required pursuant to the Registration Statement, Spinco shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject or (iv) amend its certificate of incorporation or bylaws.

(c)    Further Assistance. The Parties shall use their reasonable best efforts to provide such further assistance as any of the other Parties may reasonably request and as may be reasonably necessary or appropriate in connection with the foregoing and in effectuating the provisions of this Agreement.

(d)    Cooperation of Third Parties. Where the cooperation of any third parties would be necessary in order for any Party to completely fulfill its obligations under this Agreement, any Transaction Agreement or any Support Agreement, such Party will use its reasonable best efforts to seek the cooperation of such third parties.

Section 6.8    Competition Approvals; IRS Rulings.

(a)    Competition Approvals. Subject to the terms and conditions of this Agreement, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and regulations to consummate and make effective the Transactions, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings, as promptly as practicable, and to take all other actions necessary to consummate the Transactions contemplated hereby in a manner consistent with applicable Law, it being understood that this Section 6.8(a) does not address any filings required under the IRS Rulings, if any (which is addressed in Section 6.8(b)); provided, further, within twenty (20) Business Days following the execution of this Agreement, Harbor, Voyager and Spinco shall file or cause any of their respective Affiliates to file with the United States Federal Trade Commission and the United States Department of Justice, the Notification and Report Form required for the transactions pursuant to the HSR Act. Without limiting the generality of the foregoing, Harbor, Voyager and Spinco agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Merger, and to respond to any government requests for information. The Parties will consult and cooperate with one another (including by permitting the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, any Governmental Authority), and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade Law, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities in connection with the Transactions contemplated hereby. Any filing fees required to be paid, and reasonable out-of-pocket fees and expenses paid to consultants retained in connection with the preparation of such filings, by the Parties in connection with any filings with any Governmental Authority shall be Shared Expenses. Notwithstanding anything to the contrary set forth above in this Section 6.8(a), none of Voyager, Harbor, Spinco or any of their respective Affiliates will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time any assets, Licenses, operations, rights, product lines, business or interests therein of Voyager or Harbor or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of Voyager’s, Harbor’s or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, Licenses, operations, rights, product lines, business or interests therein; provided further, however, that none of Harbor, Voyager or the Voyager Stockholders shall have an obligation to litigate against any Governmental Authority or private party seeking to enjoin the Closing of the transactions contemplated by this Agreement.

(b)    From the date hereof until the date on which the condition set forth in Section 7.1(f) is satisfied, Voyager, Harbor, Spinco and their respective Affiliates shall not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that would reasonably be expected to prevent or materially delay any filing or approval with or from any Governmental Authority to consummate the Transactions or which could reasonably be expected to materially delay or prevent the consummation of the Transactions or result in the failure to satisfy any condition to consummation of the Transactions.

(c)    IRS Rulings and Opinions.

(i)    Harbor shall determine, in its reasonable discretion, whether to obtain the IRS Rulings. Harbor and Spinco shall use their reasonable best efforts to seek, as promptly as practicable, any private letter rulings from the IRS that Harbor in its reasonable discretion has determined to obtain, in form and substance reasonably satisfactory to Harbor (the “IRS Rulings”), and an opinion of Cleary Gottlieb Steen & Hamilton LLP (the “Spin-Off Tax Opinion”), (A) to the effect that (I) the transactions that comprise the Distribution will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, (II) Harbor will recognize no gain or loss under Section 361(c) of the Code upon the Distribution and (III) Harbor’s stockholders will recognize no gain or loss under Section 355(a) of the Code upon the receipt of Spinco Common Stock in the Distribution and (B) covering any other matters reasonably requested by Harbor. The IRS Rulings and the Spin-Off Tax Opinion may be based upon customary factual statements, representations and covenants by the Parties, their Subsidiaries and their stockholders. Voyager agrees to cooperate and use its reasonable best efforts to, and to cause its Subsidiaries to, assist in obtaining the IRS Rulings and the Spin-Off Tax Opinion, including by providing such appropriate information, representations and covenants as the IRS or Cleary Gottlieb Steen & Hamilton LLP shall reasonably require in connection with the IRS Rulings or the Spin-Off Tax Opinion.

(ii)    Harbor, in consultation with Voyager, shall be responsible for the preparation and filing of all ruling requests and supplements thereto to be submitted to the IRS in connection with the IRS Rulings, if any (the “IRS Submissions”). Harbor shall provide Voyager with consultation rights and a reasonable opportunity to review and comment on a draft of the IRS Submissions to the extent filed after the date hereof; provided, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. Notwithstanding the foregoing, Harbor may redact from any IRS Submission any information (“Redactable Information”) that (x) Harbor, in its good faith judgment, considers to be Confidential Information or legal analysis/qualifications which in either case are not information about Voyager or its Subsidiaries or the actions that Spinco or its Subsidiaries will take (or refrain from taking) after the Distribution and (y) is not (and is not reasonably expected to become) a part of any other publicly available information. No IRS Submission shall be filed with the IRS after the date hereof unless, prior to such filing, Voyager shall have agreed (which agreement shall not be withheld unreasonably, conditioned or delayed) as to the contents of such IRS Submission, to the extent that such contents include information about Voyager or its Subsidiaries or the actions that Spinco or its Subsidiaries will take (or refrain from taking) after the Distribution. Harbor shall provide Voyager with copies of each IRS Submission as filed with the IRS promptly following the filing thereof (subject to the proviso regarding Redactable Information, below). Harbor shall use its reasonable best efforts to notify Voyager of any substantive communications with or from the IRS regarding any material issue arising with respect to the IRS Rulings, including, without limitation, the IRS Submissions, provided, that Harbor may redact from such IRS Submission any Redactable Information prior to providing such IRS Submission to Voyager.

(iii)    Harbor and Voyager shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain (and shall cause their respective Subsidiaries and stockholders to cooperate in obtaining and use their reasonable best efforts to obtain), a written opinion of their respective tax counsel, Cleary Gottlieb Steen & Hamilton LLP, in the case of Harbor and Spinco, and Morgan, Lewis & Bockius LLP, in the case of Voyager, in form and substance reasonably satisfactory to Harbor and Voyager, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code; provided, that, if Harbor obtains an IRS Ruling providing that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, then Harbor may choose in its sole discretion to waive the requirement that it obtain the Merger Tax Opinion by Cleary Gottlieb Steen & Hamilton LLP and Voyager may choose in its sole discretion to waive the requirement that it obtain the Merger Tax Opinion from Morgan, Lewis & Bockius LLP. Each of the Parties shall deliver, if applicable, to Cleary Gottlieb Steen & Hamilton LLP and Morgan, Lewis & Bockius LLP, for purposes of the Merger Tax Opinions (and shall cause their Subsidiaries and stockholders to deliver) such appropriate information and customary representations and covenants reasonably satisfactory in form and substance to Cleary Gottlieb Steen & Hamilton LLP and Morgan, Lewis & Bockius LLP.

Section 6.9    Stockholder Approvals; Notices.

(a)    Immediately following the execution and delivery of this Agreement, each of Harbor, Spinco and Merger Sub shall take all action necessary to obtain the Merger Sub Stockholder Approval and shall promptly (but in any event no later than twenty-four (24) hours following the date hereof) deliver written documentation of such approvals to Voyager.

(b)    Voyager shall, from the date hereof until the Voyager Stockholders Meeting, use commercially reasonable efforts to take all actions necessary in accordance with this Agreement, applicable Laws, the Voyager Certificate of Incorporation and the bylaws of Voyager to secure, as promptly as practicable following the execution and delivery of this Agreement, the execution and delivery of the voting and support agreements of all of the Voyager Stockholders in a form reasonably acceptable to Harbor (each such executed and delivered voting and support agreement a “Support Agreement” and, collectively, the “Support Agreements”).

(c)    As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Prospectus and, if required by the SEC as a condition to the mailing of the Prospectus, the Registration Statement shall have been declared effective and no later than five (5) Business Days after such date, Voyager shall duly take all lawful action to duly call, give notice of, convene and hold a meeting of its stockholders (the “Voyager Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting (the “Voyager Stockholder Vote”) upon the Voyager Stockholder Approval. Voyager shall deliver, or cause to be delivered, to Voyager’s stockholders (i) a proxy statement with respect to the Voyager Stockholders Meeting that includes a copy of the notice required pursuant to Section 262 of the DGCL informing the Voyager Stockholders that appraisal rights are available for their shares of Voyager Capital Stock pursuant to Section 262 of the DGCL, along with such other information as required by Section 262 of the DGCL and applicable Law, and (ii) the Prospectus in definitive form in connection with the Voyager Stockholders Meeting at the time and in a manner in accordance with applicable Laws, the Voyager Certificate of Incorporation and the bylaws of Voyager, and shall conduct the Voyager Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with applicable Laws, the Voyager Certificate of Incorporation and the bylaws of Voyager. Such proxy statement, including any amendments or supplements thereto, shall be subject to reasonable review and approval by Harbor and Spinco, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)    Voyager covenants that, Voyager will, through the Voyager Board of Directors, recommend to its stockholders approval of the Voyager Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.9(d), if, on a date for which the Voyager Stockholders Meeting is scheduled, Voyager has not received proxies representing a sufficient number of votes to obtain the

Voyager Stockholder Approval, whether or not a quorum is present, Voyager shall have the right to make one or more successive postponements or adjournments of the Voyager Stockholders Meeting; provided, that the Voyager Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Voyager Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(e)    Voyager agrees that its obligations to hold the Voyager Stockholders Meeting pursuant to this Section 6.9(e) shall not be affected by the commencement, public proposal, public disclosure or communication to Voyager of any Voyager Acquisition Proposal.

Section 6.10    Access.

(a)    Subject to Section 6.15 hereof, upon reasonable notice, each of Harbor, with respect to the Spinco Business, Spinco and Voyager shall, throughout the period prior to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated, afford to each other and each other’s respective Representatives and the Lenders, reasonable access to its Representatives and, during normal business hours, in a manner that does not unreasonably interfere with business and operations and under the supervision of its personnel, to its and its Subsidiaries’ officers, properties, Contracts, commitments, books, records (including Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws, and shall use their respective reasonable best efforts to cause its respective Representatives to furnish promptly to the other such additional financial and operating data and other information as to its and its Subsidiaries’ and the Spinco Subsidiaries’ respective businesses and properties as the other or its duly authorized Representatives, as the case may be, may reasonably request, and instruct its employees, legal counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with the other in such other Party’s investigation; provided, however, that the foregoing shall not permit any Party to conduct any invasive or destructive environmental sampling, testing or analysis (including without limitation any of the nature commonly referred to as a “Phase II” environmental assessment) on the other Party’s property.

(b)    For the purposes of this Section 6.10, all communications, including requests for information or access, pursuant to this Section 6.10, shall only be made by and among Representatives of each of Harbor, Spinco and Voyager, each of whom shall initially be designated in writing by each of Harbor, Spinco and Voyager, respectively, and may be replaced with a substitute representative by Harbor, Spinco or Voyager from time to time upon reasonable written notice to the other Parties.

(c)    Notwithstanding the foregoing, none of Harbor, with respect to the Spinco Business, Spinco, Voyager or their respective Subsidiaries, as applicable and in each such Person’s sole discretion, shall be required to provide any information to the extent that such information or to the extent that such access would (i) jeopardize the attorney-client privilege or other privilege, (ii) contravene any applicable Law (including any Privacy and Information Security Requirements), fiduciary duty or confidentiality obligation entered into prior to the date of this Agreement or (iii) conflict with any Consent previously given by any natural person relating to the collection, acquisition, storage, protection, use, disclosure, transfer or any other processing (as defined by any applicable Law) of data (including Personal Information); provided, that the Parties shall have used reasonable best efforts to make such disclosure in a form or manner that would not jeopardize such privilege or violate such Law, fiduciary duty, confidentiality obligations or Consent (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement). Each of Voyager, Spinco and Harbor will hold, and will cause their respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and Section 6.15.

(d)    Notwithstanding any other provision of this Section 6.10 or the other provisions of this Agreement, Harbor shall not be required to provide a copy of (or access to) any (i) information with respect to any business conducted by Harbor, other than the Spinco Business, or (ii) Harbor Income Tax Return or Harbor Non-Income Tax Return (other than as required pursuant to the Tax Matters Agreement).

Section 6.11    Director and Officer Indemnification; Insurance.

(a)     From and after the Effective Time, Spinco shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in each of its Subsidiaries’ respective organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of each of the past and present directors or officers of Harbor, Spinco, Voyager and their respective Subsidiaries, and each individual who prior to the Effective Time becomes a director or officer of Harbor, Spinco, Voyager or their respective Subsidiaries that are no less favorable to those Persons than the provisions of the organizational documents of Harbor, Spinco, Voyager and their respective Subsidiaries, as applicable, in each case, as of the date hereof, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law; provided, that no Person entitled to indemnification under this clause (a) shall be indemnified against any cost, expense, judgment, fine, loss, claim, damage or liability in respect of any fraud committed by such Person.

(b)    Spinco shall maintain in effect for each of the applicable Persons referred to in clause (a) above for a period of six (6) years after the Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage, and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained for the benefit of such applicable Person referred to in clause (a) by Harbor or Voyager, as the case may be, with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, that such policies shall be no less favorable than the more favorable policies between those policies held by each of Harbor and Voyager immediately prior to the Effective Time; provided, further, that Spinco may satisfy its obligations under this Section 6.11(b) by purchasing a “tail” policy which (i) has an effective term of six (6) years from the Closing and (ii) covers each person currently covered by Harbor’s and Voyager’s directors’ and officers’ insurance policy in effect immediately prior to the Effective Time for actions and omissions occurring on or prior to the Closing.

(c)    In the event Spinco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each case, Spinco or any successor or assign shall cause proper provision to be made so that the successor and assigns of Spinco or any such successor or assign, as applicable, assumes the covenants and agreements set forth in this Section 6.11.

Section 6.12    Public Announcements. Harbor, Spinco and Voyager shall consult with each other prior to making any press release or public announcement relating to the Transactions and shall not issue any such press release or make any such public announcement prior to such consultation and without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as (i) may be required by applicable Law, Order or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with, and accept reasonable comment from, the other Parties a reasonable time before issuing any such press release or making any such public announcement or (ii) is substantially similar in content to previous written press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties. Nothing herein shall be deemed to prohibit any Party (or stockholder of a Party) that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and/or the Transactions for fund reporting, marketing, fund raising or similar purposes.

Section 6.13    Defense of Litigation. Each of Harbor, Spinco and Voyager shall use its reasonable best efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions or seek damages with respect to the Transactions. None of Harbor, Spinco or Voyager shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties; provided, that no Party shall settle any such Action without the prior written consent of the other Parties if (a) such Action would prevent or materially delay the Transactions (including the Separation and the Merger) or involves injunctive or equitable relief or (b) a settlement of such Action would impose Liability on Harbor, Spinco, Voyager or any of their respective Subsidiaries. Each of Harbor, Spinco and Voyager shall use its reasonable best efforts to cause each of its Affiliates, directors and officers to use its reasonable best efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.13 to the same extent as if such Person was a Party.

Section 6.14    Notification of Certain Events. Each of the Parties shall promptly notify the other Parties of: (a) any notice or other communication received by such Party from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Spinco Material Adverse Effect or Voyager Material Adverse Effect, (b) any notice or other substantive communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby, if the subject matter of such communication would reasonably be expected to be material to Harbor, Spinco, Voyager or the Spinco Business; (c) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which could reasonably be expected to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate if the effect thereof would be that the condition to Closing set forth in Section 7.2(a)(i) or (ii), or Section 7.3(a)(i) or (ii) hereof, as applicable, would be incapable of being fulfilled as of the Closing Date; (d) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused or would reasonably be expected to cause a Voyager Material Adverse Effect or a Spinco Material Adverse Effect, as applicable; (e) the breach by such Party of any covenant or agreement set forth in this Agreement to be performed or complied with by it prior to the Effective Time and, as a result thereof, the condition set forth in Section 7.2(a)(iii) or Section 7.3(a)(iii) hereof, as applicable, would be incapable of being fulfilled as of the Closing Date; and (f) any Action in which such Party is named as a defendant that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions; provided, that the failure to deliver any notice pursuant to this Section 6.14 shall not be considered in determining whether the conditions set forth in Article VII have been satisfied; provided, further, that no notification given pursuant to this Section 6.14 shall be deemed to amend or supplement the Voyager Disclosure Schedules or Harbor/Spinco Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by a Party hereto, including for purposes of determining whether the conditions set forth in Article VII have been satisfied.

Section 6.15    Confidentiality.

(a)    The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Confidential Information.

(b)    Subject to Section 8.2 of the Distribution Agreement, which shall govern Privileged Information, the Parties shall hold, and shall cause each of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including without limitation by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement, the Distribution Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Each Party further agrees to take all reasonable best efforts (and to cause each of its Affiliates that receive Confidential Information or are controlled by the applicable Party to take all reasonable best efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information.

(c)    Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Effective Time. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Effective Time or, if more restrictive, the terms set forth herein.

(d)    If the Merger is not consummated, at the request of a Party, the other Party shall, in its discretion, promptly return to such requesting Party or cause to be destroyed all Confidential Information furnished to it or to any of its Affiliates; provided that if specifically requested by such requesting Party, the other Party shall destroy any copies of such Confidential Information (including any extracts therefrom), unless, in each case, such return or destruction would violate any Law. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(e)    Harbor and Voyager acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 6.15 are in furtherance of, and do not limit the obligations of, Harbor and Voyager under the Confidentiality Agreement. If the Closing occurs, this Section 6.15 shall terminate on the two year anniversary of the Closing Date. Except as otherwise specifically provided herein, the provision of Tax Returns and other Confidential Information relating to Tax matters shall be exclusively governed by the Tax Matters Agreement and, to the extent applicable, the Distribution Agreement, and not this Agreement.

Section 6.16    Control of Other Party’s Business. Nothing contained in this Agreement shall give Harbor or Spinco, directly or indirectly, the right to control or direct Voyager’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Voyager, directly or indirectly, the right to control or direct Harbor’s or Spinco’s operations prior to the Effective Time. Prior to the Effective Time, each of Harbor, Spinco and Voyager shall exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over their respective operations, including, in the case of Harbor and Spinco, complete control and supervision of all programs, employees, finances and policies of the Spinco Business.

Section 6.17    Financing.

(a)    Harbor, Spinco and Voyager shall use their reasonable best efforts to, and to cause their respective Subsidiaries and Representatives and advisors to use, their reasonable best efforts to, arrange and to consummate the Spinco Financing on terms and conditions reasonably acceptable to Harbor, Spinco and Voyager and use their respective reasonable best efforts, as applicable, to cooperate in all aspects necessary or reasonably requested by Harbor or Voyager in connection with the arrangement and consummation of the Spinco Financing, including, without limitation, (A) participating in a reasonable number of meetings, presentations, and meetings with, and presentations to, prospective lenders and rating agencies; (B) assisting with the marketing and due diligence efforts with respect to the Spinco Financing, including the preparation of materials for rating agency presentations, bank information memoranda, lender presentations and other customary marketing materials, including execution and delivery of customary authorization letters (by each of the Persons required by the Lenders to deliver such letters); (C) furnishing financial and other information regarding Voyager, Spinco and their respective Subsidiaries, as required by the Spinco Financing (all such information in this clause (C), the “Required Information”); (D) using their reasonable best efforts to obtaining legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the Spinco Financing; (E) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, mortgages, documents and instruments relating to guarantees, or documents, in each case as and when required by the Spinco Financing (including a certificate of the Chief Financial Officer (or officer of equivalent duties) of Spinco or any Subsidiary with respect to solvency matters, all back-up and supporting information, as may be reasonably required by the person signing such certificate to support the conclusions set forth therein) and otherwise facilitating the pledging of collateral and providing of guarantees contemplated by the Spinco Financing (including cooperation in connection with the pay-off of existing Indebtedness and the release of related liens); (F) using their reasonable best efforts in taking all reasonable actions necessary to (I) permit the prospective persons involved in the Spinco Financing to evaluate Voyager, Spinco and their respective Subsidiaries, including Spinco’s and Voyager’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (II) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing as required by the terms of the Spinco Financing; provided, that no such arrangement or agreement shall become effective prior to the Closing Date; (G) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and Contracts to which any Subsidiary of Spinco or Voyager is a party, in each case to the extent required by the terms of the Spinco Financing; (H) furnishing all documentation and other information concerning such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and (I) using reasonable best efforts to cooperate with the lenders in their efforts to benefit from the existing lending relationships of Harbor, Spinco or Voyager; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Harbor, Spinco or Voyager or any of their respective Subsidiaries; provided, further, that for the avoidance of doubt, nothing set forth in this Section 6.17 shall require Harbor, Spinco or Voyager or any of their respective Subsidiaries to enter into any documentation prior to the Closing Date (other than an authorization letter pursuant to clause (B) above). Without limiting the foregoing, Harbor shall consult in good faith with Voyager and its professional advisers regarding the material aspects of the Spinco Financing, including the form and manner thereof and shall consider in good faith comments provided by Voyager and its professional advisers in obtaining the Spinco Financing. Harbor, Spinco and Voyager will update any such Required Information in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading, as and to the extent required by the terms of the Spinco Financing. Each of Spinco and Voyager hereby consents to the use of its and its Subsidiaries’ logos in connection with the Spinco Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage it or its reputation or goodwill or any of its intellectual property rights.

(b)    Each Party shall use its reasonable best efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements necessary or desirable for use in connection with obtaining any Indebtedness incurred under the Spinco Financing.

(c)    Each of Harbor, Spinco and Voyager shall use, and shall cause their respective Subsidiaries and Representatives and advisors to use, their reasonable best efforts to cooperate with each other, and assist in marketing Spinco and the Spinco Common Stock to potential investors, Harbor stockholders and the general investment and capital market communities, including using reasonable best efforts to (i) participate in investor meetings and (ii) take the types of action and provide the types of information described in Section 6.17(a) as are appropriate in connection with such marketing and/or as may be reasonably requested by Voyager, Harbor or Spinco.

Section 6.18    Non-Solicitation of Employees.

(a)    Harbor agrees that, for a period of eighteen (18) months from and after the Closing Date, it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Spinco, directly or indirectly through another Person, (i) approach, solicit, induce or attempt to induce any Restricted Employee of Spinco or its Subsidiaries to leave the employ of such Person or (ii) be involved in hiring, or hire, employ or enter into a consulting agreement with, any person who is or was a Restricted Employee of Spinco or its Subsidiaries, unless such person ceased to be an employee of any Spinco Entity six (6) months prior to, or his or her employment was involuntarily terminated by any Spinco Entity at any time prior to, such action by Harbor or any of its Subsidiaries.

(b)    Each of Voyager and Spinco agrees that, for a period of eighteen (18) months from and after the Closing Date, it shall not, and it shall cause its respective Subsidiaries not to, without the prior written consent of Harbor, directly or indirectly through another Person, (i) approach, solicit, induce or attempt to induce any Restricted Employee of Harbor or its Subsidiaries to leave the employ of such Person or (ii) be involved in hiring, or hire, employ or enter into a consulting agreement with, any person who is or was a Restricted Employee of Harbor or its Subsidiaries, unless such person ceased to be an employee of Harbor six (6) months prior to, or his or her employment was involuntarily terminated by Harbor at any time prior to, such action by Voyager, Spinco or any of their respective Subsidiaries.

(c)    The restrictions set forth in the foregoing clauses (a)(i) and (b)(i) shall not apply to (i) general solicitations (such as advertisements or headhunter searches) for employment placed by Harbor or any of its Subsidiaries (in the case of clause (a)(i)) or Voyager, Spinco or any of their respective Subsidiaries (in the case of clause (b)(i)) and not specifically targeted at any Restricted Employees or (ii) replying to any Restricted Employee who responds to such general solicitations (so long as not directed to solicit such person) conducted on behalf of Harbor or any of its Subsidiaries (in the case of clause (a)(i)) or on behalf of Voyager, Spinco or any of their respective Subsidiaries (in the case of clause (b)(i)); it being understood that notwithstanding any such general solicitation or response thereto each of (x) Harbor and its Subsidiaries shall continue to be restricted under the foregoing clause (a)(ii), and (y) Voyager, Spinco and their respective Subsidiaries shall continue to be restricted under the foregoing clause (b)(ii), from hiring, employing or entering into a consulting arrangement with any Restricted Employee who holds the position of director or above during such eighteen (18) month period.

(d)    Harbor and Spinco (as applicable) shall notify each Restricted Employee of the restrictions set forth in Section 6.18(a).

Section 6.19    Covenant Not to Compete.

(a)    Harbor hereby acknowledges and agrees that Spinco, the Surviving Corporation and the Spinco Business would be irreparably damaged if Harbor or its Subsidiaries were to, directly or indirectly, engage in the Restricted Business and that doing so would result in a significant loss of goodwill and value by Spinco and the Spinco Business. Therefore, in further consideration of the consummation of the Transactions, the Special Dividend, the Additional Special Dividend (if applicable) and other good and valuable consideration for the Spinco Common Stock and goodwill of Spinco, Harbor covenants and agrees that, for a period of three (3) years from and after the Closing Date, neither Harbor nor any of its Subsidiaries shall, without the prior written consent of Spinco, directly or indirectly, either for itself or for any other Person, own or acquire any interest in, operate, manage, control, or engage in, any business or Person that engages in the Restricted Business.

(b)    Notwithstanding paragraph (a) above, nothing set forth in this Section 6.19 shall prohibit Harbor or any of its Subsidiaries from:

(i)    engaging in, owning any interest in, or controlling, managing or operating any Person engaging in, any business other than the Restricted Business;

(ii)    acquiring (by asset purchase, stock purchase, merger, consolidation or otherwise), directly or indirectly, the stock, business or assets of any Person that at the time of such acquisition is engaged in, or owns any interest in or controls, manages, or operates any Person that is engaged in, the Restricted Business that would otherwise be prohibited by Section 6.19(a) (such Restricted Business being referred to herein as an “Acquired Competing Business”); provided, that Harbor or any of its Subsidiaries shall not be prohibited from acquiring such Acquired Competing Business so long as (x) the annual net revenues of the Acquired Competing Business do not exceed the lesser of (A) $10,000,000 or (B) twenty five percent (25%) of the annual net revenues of the combined businesses being acquired (the “Non-Competing Business Threshold”) or (y) if the Non-Competing Business Threshold is exceeded (A) the annual net revenues of the Acquired Competing Business do not exceed 40% of the annual net revenues of the combined business being acquired and (B) Harbor divests or terminates (or cause its Subsidiaries, if applicable, to divest or terminate) the portion of such Acquired Competing Business that generates net revenues in excess of the Non-Competing Business Threshold within eighteen (18) months of the consummation of such acquisition;

(iii)    subject to the conditions set forth in clause (ii), engaging in, owning any interest in, or controlling, managing or operating any Person engaging in, any Acquired Competing Business in a manner and on a scale consistent with the conduct of such business immediately prior to the acquisition of such business;

(iv)    owning, directly or indirectly, as a passive, non-controlling investor (without any membership on the board of directors or similar governing body of such Person), up to an aggregate of (x) ten percent (10%) of the outstanding capital stock or other equity interests of any Person which is publicly-listed on a national stock exchange or (y) five percent (5%) of the outstanding capital stock or other equity interests of any other Person; or

(v)    engaging in, owning any equity interest in, or participating in the management of, any Person in which Harbor or its Subsidiaries owns an equity interest as of the date hereof and which is not a consolidated entity of Harbor for purposes of its financial reporting.

Section 6.20    Post-Closing Access; Preservation of Records. From and after the Effective Time and for five (5) years after the Closing Date, (a) upon reasonable written notice, Harbor and Spinco will make or cause to be made available to the other Parties, as applicable, and their respective Representatives, during regular business hours, all information and assistance as is necessary for any reasonable business purpose relating to the Spinco Business, including, financial reporting and accounting matters and in connection with any disclosure obligation or the defense of any Action (except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply), and (b) except as otherwise provided in the Transition Service Agreement (or any schedule or supplement thereto) which shall control in the event of any conflict with this subsection (b), upon reasonable written notice, Harbor shall (provided that Spinco will reimburse Harbor for any reasonable out-of-pocket fees and expenses) use reasonable best efforts to, and to cause its Subsidiaries and Representatives to, provide, all required financial statement information for any period prior to the Closing Date, in form reasonably requested by Spinco in connection with any financial reporting requirements which Spinco or its Subsidiaries may become subject to pursuant to applicable securities Laws following the Effective Time. Each of Harbor, Spinco and the Surviving Corporation shall, and shall cause each of their respective Subsidiaries, successors and assigns to, retain, maintain and preserve all such books, records and other documents (including personnel files) that relate to the Spinco Business for periods prior to the Closing Date for the greater of (i) five (5) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the other Party at the end of any such period by providing the other Party with not less than twenty (20) days’ written notice of its intention to destroy or dispose of such records so that such other Party may exercise its rights to obtain such records within such twenty (20) day period. Notwithstanding anything in this Agreement to the contrary, (x) other than with respect to Voyager Pre-Closing Taxes (in connection with Section 9.2), information provision and record retention relating to Tax matters shall be exclusively governed by the Tax Matters Agreement and, to the extent applicable, the Distribution Agreement and the Employee Matters Agreement (as applicable), and not this Agreement and (y) Harbor and its Subsidiaries shall not be required to provide access, retain or disclose information (including any Personal Information), where such access, retention or disclosure would conflict with any (1) Law (including Privacy and Information Security Requirements) or Order applicable to Harbor or any of its Subsidiaries or the assets, information or operation of the Harbor Business or the Spinco Business, (2) Contract to which Harbor or any of its Subsidiaries are bound or (3) Consent previously given by any natural person relating to the collection, acquisition, storage, protection, use, disclosure, transfer or any other processing (as defined by any applicable Law) of data (including Personal Information).

Section 6.21    Payoff Letters; Transaction Expenses.

(a)    At least three (3) Business Days prior to the Closing Date, (i) Harbor and Spinco shall deliver to Voyager and (ii) Voyager shall deliver to Harbor, in each case, the payoff letters and guarantee releases (collectively, the “Payoff Letters”) for all Indebtedness set forth in Section 6.21(a) of the Harbor/Spinco Disclosure Schedules and Section 6.21(a) of the Voyager Disclosure Schedules, respectively, which Payoff Letters shall be in form and substance reasonably satisfactory to the Party to which such Payoff Letters are to be delivered pursuant to this Section 6.21(a) and executed by all Persons required therefor and provide that (i) all Liabilities of the applicable Party under or with respect to such Indebtedness shall be satisfied (other than unmatured contingent indemnification obligations set forth in the written agreements governing such Indebtedness) and all amounts owing thereunder for which any member of the applicable Party is liable shall be repaid upon receipt of the amounts indicated therein, (ii) all Encumbrances and guarantee obligations in respect of such Indebtedness relating to the assets and properties of the applicable Party shall be released and terminated automatically upon, and subject only to, receipt of the payoff amounts indicated therein, (iii) the parties executing such Payoff Letters have all authorizations and power required, without approval of any other Person, to cause the Encumbrance and guarantee releases therein provided on behalf of the lenders for such Indebtedness and (iv) the applicable Party and their respective financing sources shall be entitled to rely thereon.

(b)    At least three (3) Business Days prior to the Closing Date, (i) Harbor and Spinco shall use their reasonable best efforts to deliver to Voyager and (ii) Voyager shall use its reasonable best efforts to deliver to Harbor, in each case, final invoices and/or releases for all its respective Shared Expenses and, in the case of each of Spinco and Voyager its Transaction Expenses and those of their respective Affiliates that are to be paid by Voyager, Spinco or any of their respective Subsidiaries, which final invoices and/or releases shall be in form and substance reasonably satisfactory to the Party to which such invoice and/or release shall be delivered pursuant to this Section 6.21(b), and indicate that all obligations of Harbor, Spinco or any of their respective Subsidiaries or Voyager or any of its Subsidiaries, as applicable, under or with respect to such Shared Expenses and Transaction Expenses shall be satisfied (other than contingent indemnification obligations set forth in the written agreements governing such Transaction Expenses) and all amounts owing thereunder shall be paid in full upon receipt of the amounts indicated therein.

Section 6.22    Financial Statements.

(a)    As soon as available but in any event within forty-five (45) days after the end of each fiscal quarter prior to the Closing, on an as-reported basis, Harbor shall deliver, or cause to be delivered, to Voyager an unaudited combined balance sheet of the Spinco Business and the related unaudited combined statement of operations, for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be derived from Harbor’s financial statements and shall be prepared in accordance with GAAP (except as set forth on Section 4.6(b) of the Harbor/Spinco Disclosure Schedules and for the absence of footnotes and subject to changes resulting from year-end audit adjustments); provided, that the as-reported financial statements are prepared in accordance with GAAP for internal reporting of the Spinco Business as a division of Harbor, and do not include the type of carve-out adjustments required to prepare the Spinco Audited Financial Statements.

(b)    As soon as available but in any event no later than one hundred and twenty (120) days from the date hereof (provided, that if after reasonable best efforts the Spinco Audited Financial Statements cannot be completed in such period, the foregoing period shall be extended by an additional thirty (30) days), Harbor shall deliver, or cause to be delivered, to Voyager an audited combined balance sheet of the Spinco Business as of December 30, 2017 and the related audited statements of operations, cash flows and parent company equity for the year ended December 30, 2017, including the notes thereto, in each case, audited by BDO USA, LLP (the “Spinco Audited Financial Statements”).

(c)    As soon as available but in any event within forty-five (45) days after the end of each fiscal quarter prior to the Closing, Voyager shall deliver, or cause to be delivered, to Harbor an unaudited combined balance sheet of Voyager and the related unaudited statements of operations and cash flows for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be prepared in accordance with GAAP (except for the absence of footnotes and subject to changes resulting from year-end audit adjustments).

(d)    As soon as available but in any event no later than one hundred and twenty (120) days from the date hereof (provided, that if after reasonable best efforts the audited combined balance sheet of Voyager as of December 31, 2017 and the related audited statements of operations, cash flows and stockholder’s equity for the year ended December 31, 2017 cannot be completed in such period, the foregoing period shall be extended by an additional thirty (30) days), Voyager shall deliver, or cause to be delivered, to Harbor an audited combined balance sheet of Voyager as of December 31, 2017 and the related audited statements of operations, cash flows and stockholder’s equity for the year ended December 31, 2017, including the notes thereto, in each case, audited by BDO USA, LLP.

Section 6.23    Required Amendments. Notwithstanding anything to the contrary set forth herein or in any other Transaction Agreement, the Parties will cooperate and negotiate in good faith with respect to any amendment to the Transaction Agreements reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Section 6.8(c)(iii), if required, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party will withhold its consent to a Proposed Amendment that (i) does not result in any change in the Closing Per Share Merger Consideration, (ii) is not adverse to the interests of any Party or (iii) does not unreasonably impede or delay consummation of the Merger. Any Proposed Amendment that the Parties consent to will be reflected through the execution of appropriate written amendments to the applicable Transaction Agreements.

Section 6.24    Disclosure Controls; Privacy and Information Security Requirements. Prior to Closing, each of Harbor and Spinco, with respect to the Spinco Business after giving effect to the Separation, and Voyager, with respect to the business of Voyager and its Subsidiaries, shall use its reasonable best efforts to implement such programs and take such steps as are reasonably necessary to (i) (A) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information required to be disclosed by Spinco in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations and is timely made known to the management of Spinco by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (B) develop a system of internal controls, policies and procedures to be and remain in compliance with applicable Privacy and Information Security Requirements, (ii) cooperate reasonably with each other in (A) preparing for the transition and integration of the financial reporting systems of Spinco and its Subsidiaries with the financial reporting systems of Voyager and its Subsidiaries following the Effective Time and (B) to ensure that any transfer of data in connection with the Transactions is in compliance with applicable Privacy and Information Security Requirements, and (iii) otherwise enable Spinco to maintain compliance with the provisions of (A) Section 404 of the Sarbanes-Oxley Act and (B) applicable Privacy and Information Security Requirements, in each case, following the Effective Time.

Section 6.25    Severance; Transaction Bonuses. Harbor shall bear all Severance Obligations and all Transaction Bonus Obligations relating to Spinco Group Employees that become due and payable prior to, or as a direct result of, the consummation of the Transactions and the amount thereof, to the extent not paid as of the Effective Time, shall either, at Voyager’s election be (A) treated as an Excluded Liability pursuant to the Distribution Agreement, or (B) paid by Harbor to Spinco by wire transfer of immediately available funds as promptly as practicable after delivery of written notice thereof. Voyager shall bear all Severance Obligations and all Transaction Bonus Obligations relating to Voyager Employees that become due and payable prior to, or as a direct result of, the consummation of the Transactions and the amount thereof, to the extent not paid as of the Effective Time, shall be treated as Indebtedness for purposes of calculating the Voyager Closing Date Net Debt.

Section 6.26    Harbor Guarantee. Harbor hereby unconditionally and irrevocably guarantees, as a principal and not as a surety, to Voyager the prompt and full payment and performance of the obligations of Spinco under this Agreement (the “Harbor Obligations” and such guarantee, the “Harbor Guarantee”). Voyager may seek remedies directly from Harbor with respect to the Harbor Obligations without first exhausting its remedies against Spinco. The liability of Harbor hereunder is, in all cases, subject to all defenses, setoffs and counterclaims available to Spinco with respect to performance or payment of the Harbor Obligations. Harbor waives presentment, demand and any other notice with respect to any of the Harbor Obligations and any defenses that Harbor may have with respect to any of the Harbor Obligations other than as set forth in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, the guarantee set forth in this Section 6.26 shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closing, and (ii) termination of this Agreement pursuant to Section 8.1 and the payment of any amounts required to be paid in connection therewith.

Section 6.27    Voyager Stockholders’ Representative.

(a)    The Voyager Stockholders have designated Shareholder Representative Services LLC as the initial Voyager Stockholders’ Representative for certain limited purposes set forth herein and Shareholder Representative Services LLC hereby agrees to act in such capacity effective as of the Effective Time. By virtue of the approval of the Merger and this Agreement by the Voyager Stockholders without any further action on the part of the Voyager Stockholders or Voyager, Shareholder Representative Services LLC is hereby appointed as the exclusive representative, agent and attorney-in-fact of the Voyager Stockholders for all purposes in connection with this Agreement and the agreements ancillary hereto. Furthermore, such Voyager Stockholder shall have the benefit of the Voyager Stockholders’ Representative exercising the rights set forth herein with respect to such Voyager Stockholder.

(b)    The Voyager Stockholders’ Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement and the agreements ancillary hereto. Without limiting the generality of the foregoing, from and after the Effective Time, the Voyager Stockholders’ Representative shall have full power, authority and discretion to act on behalf of the Voyager Stockholders in connection with the transactions contemplated by Article III of this Agreement, including executing documents, making all elections and decisions to be made by the Voyager Stockholders in connection with the transactions contemplated by Article III of this Agreement, giving and receiving notices on behalf of the Voyager Stockholders and receiving any materials and disputing the matters contained therein pursuant to Article III. A decision, action, consent, instruction or omission of the Voyager Stockholders’ Representative (acting in its capacity as the Voyager Stockholders’ Representative) shall constitute a decision, action, consent, instruction or omission of each Voyager Stockholder and shall be final, binding and conclusive upon each Voyager Stockholder. Harbor, Spinco and the Surviving Corporation and their respective Affiliates shall be entitled to rely upon any decision, action, consent, instruction or omission of the Voyager Stockholders’ Representative relating to the transactions contemplated in Article III as being the decision, action, consent, instruction or omission of each Voyager Stockholder. Notwithstanding anything to the contrary, each Voyager Stockholder, on behalf of itself and its Affiliates, Representatives, successors and assigns, voluntarily, irrevocably, unconditionally and completely waives and releases, acquits and forever discharges Harbor and its Subsidiaries, and each of their respective present and future Affiliates, and their respective directors, officers, shareholders, partners, members, agents and Representatives, and the predecessors, successors and assigns of each of the foregoing (each such persons collectively, the “Released Parties”) from any and all claims, demands, rights, promises, causes of actions, suits, expenses, damages, Liabilities and obligations of any nature whatsoever (whether based on any Law, known or unknown, suspected or claimed, fixed or contingent, matured or unmatured, determined or determinable, at Law or in equity in any way arising out of or based on any action or omission of the Voyager Stockholders’ Representative, the appointment of the Voyager Stockholders’ Representative, any obligations of the Voyager Stockholders’ Representative under this Agreement or any documents or instruments delivered in connection herewith, or any actions or omissions of any Released Party taken in reliance upon any decision, action, consent, instruction or omission of the Voyager Stockholders’ Representative, in each case pursuant to or in accordance with this Section 6.27.

(c)    The Voyager Stockholders’ Representative shall at all times be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Voyager Stockholders’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Voyager Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Voyager Stockholders’ Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Voyager Stockholders’ Representative’s gross negligence or willful misconduct. The Voyager Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Voyager Stockholders shall indemnify, defend and hold harmless the Voyager Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Voyager Stockholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Voyager Stockholders’ Representative, the Voyager Stockholders’ Representative will reimburse the Voyager Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Voyager Stockholders’ Representative by the Voyager Stockholders, any such Representative Losses may be recovered by the Voyager Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other amounts that become payable to the Voyager Stockholders pursuant to this Agreement or the agreements ancillary hereto at such time as remaining amounts would otherwise be distributable to the Voyager Stockholders; provided, that while this section allows the Voyager Stockholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Voyager Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Voyager Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Voyager Stockholders’ Representative be required to advance its own funds on behalf of the Voyager Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Voyager Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Voyager Stockholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Voyager Stockholders’ Representative or the termination of this Agreement.

(d)    The Voyager Stockholders’ Representative Expense Fund Amount (also referred to herein as the “Expense Fund”), will be used for the purposes of paying directly, or reimbursing the Voyager Stockholders’ Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Voyager Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Voyager Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Voyager Stockholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Voyager Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Voyager Stockholders’ Representative’s responsibilities, the Voyager Stockholders’ Representative shall disburse any remaining balance of the Expense Fund to the Exchange Agent for further distribution to the Voyager Stockholders. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Voyager Stockholders at the time of Closing. The Voyager Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and is not responsible for any tax reporting or withholding with respect thereto.

(e)    The Voyager Stockholders’ Representative hereby represents and warrants to each of Harbor, Spinco, Merger Sub and Voyager as follows: (i) the Voyager Stockholders’ Representative has all requisite limited liability company power and authority to execute and deliver this Agreement, (ii) the execution and delivery by the Voyager Stockholders’ Representative of this Agreement and the performance by the Voyager Stockholders’ Representative of its obligations hereunder do not and will not conflict with, violate any provision of, any applicable Law or Contract applicable to the Voyager Stockholders’ Representative, and (iii) this Agreement has been duly and validly executed and delivered by the Voyager Stockholders’ Representative, constitutes a valid and binding agreement of the Voyager Stockholders’ Representative and is enforceable against the Voyager Stockholders’ Representative in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

(f)    The Voyager Stockholders’ Representative may resign at any time, to be effective upon thirty (30) days written notice, or may be removed at any time by written agreement of Voyager Stockholders holding a majority of the shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time. A vacancy in the position of Voyager Stockholders’ Representative may be filled by the written agreement of Voyager Stockholders holding a majority of the shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time.

Section 6.28    Privileged Communications.

(a)    Harbor, Spinco, and the Voyager Stockholders agree that, in any dispute (including litigation) between any of Harbor or Spinco, on the one hand, and the Voyager Stockholders’ Representative and/or any Voyager Stockholder, on the other hand, regarding this Agreement or the transactions contemplated hereby, neither Harbor nor Spinco shall have the right to assert the attorney/client privilege or the attorney work product doctrine as to pre-Closing communications between the Voyager Stockholders’ Representative, any Voyager Stockholder or Affiliate of any Voyager Stockholder, Voyager, or any officer, director or employee of Voyager on the one hand (the “Voyager Clients”), and Morgan, Lewis & Bockius LLP, on the other hand, to the extent that the privileged communications or attorney work product relate to this Agreement or the transactions contemplated hereby. (i) To the extent the information and documents, including electronic records, that were generated and maintained by the Voyager Clients or Morgan, Lewis & Bockius LLP as a result of Morgan, Lewis & Bockius LLP’s representation of or advice to the Voyager Clients that solely relate to this Agreement and the transactions contemplated hereby (the “Voyager Privileged Communications”) constitute property of the Voyager Stockholders’ Representative and/or the Voyager Stockholders, as applicable, only such Persons shall hold such property rights and (ii) any attorney-client privilege or attorney work product protection applicable to such Voyager Privileged Communications shall belong to and be controlled by the Voyager Stockholders’ Representative and the Voyager Stockholders, as applicable, and may be asserted or waived only by the Voyager Stockholders’ Representative or the Voyager Stockholders, as applicable, and not by Harbor or Spinco, and shall not pass to or be claimed or used by Harbor or Spinco; provided, however, that any attorney-client privilege and attorney work-product protection shall also belong to and be controlled by Harbor or Spinco, as applicable, to the extent any such attorney-client privilege or attorney work-product protection is required to be waived or otherwise required to be similarly released by any Governmental Authority or third party under applicable Laws or pursuant to any Order entered by or with any Governmental Authority or any arbitration panel, tribunal or arbitrator; provided, further, that Harbor or Spinco, as applicable, shall notify the Voyager Stockholders’ Representative and/or the Voyager Stockholders, as applicable, of any such requirement in advance of any such waiver or release and, upon request, by the Voyager Stockholders’ Representative and/or the Voyager Stockholders, as applicable, shall use its commercially reasonable efforts to cooperate with the Voyager Stockholders’ Representative and/or the Voyager Stockholders, as applicable, to put in place arrangements that comply with such Laws and Orders in a manner that would not waive or release any such attorney-client privilege, attorney work-product protection or client confidence. For the avoidance of doubt, none of Spinco, Harbor or their respective Affiliates shall have the obligation to delete or remove such Voyager Privileged Communications from their servers or technology infrastructure except upon the written request of the Voyager Stockholders’ Representative, and any such removal shall be at the sole cost and expense of the Voyager Stockholders or the Voyager Stockholders’ Representative (on behalf of the Voyager Stockholders) and subject to compliance with applicable Laws.

(b)    Harbor, Spinco, and the Voyager Stockholders agree that, in any dispute (including litigation) between any of Harbor or any its Subsidiaries or Affiliates, on the one hand, and Spinco, the Voyager Stockholders’ Representative and/or any Voyager Stockholder, on the other hand, regarding this Agreement or the transactions contemplated hereby, none of Spinco, Voyager, the Voyager Stockholders’ Representative and/or any Voyager Stockholder shall have the right to assert the attorney/client privilege or the attorney work product doctrine as to pre-Closing communications between the Harbor, any of its Subsidiaries or Affiliates (including Spinco or any other member of the Spinco Group) or any officer, director or employee of such Persons on the one hand (the “Harbor Clients”), and Proskauer Rose LLP or Cleary Gottlieb Steen & Hamilton LLP (“Harbor’s Counsel”), on the other hand, to the extent that the privileged communications or attorney work product relate to this Agreement or the transactions contemplated hereby. (i) To the extent the information and documents, including electronic records, that were generated and maintained by the Harbor Clients or Harbor’s Counsel as a result of Harbor’s Counsel’s representation of or advice to the Harbor Clients that solely relate to this Agreement and the transactions contemplated hereby (the “Harbor Privileged Communications”) constitute property of the Harbor, only Harbor shall hold such property rights and (ii) any attorney-client privilege or attorney work product protection applicable to such Harbor Privileged Communications shall belong to and be controlled by the Harbor and may be asserted or waived only by Harbor, and not by Spinco, the Voyager Stockholders’ Representative or the Voyager Stockholders, and shall not pass to or be claimed or used by such Persons; provided, however, that any attorney-client privilege and attorney work-product protection shall also belong to and be controlled by Spinco to the extent any such attorney-client privilege or attorney work-product protection is required to be waived or otherwise required to be similarly released by any Governmental Authority or third party under applicable Laws or pursuant to any Order entered by or with any Governmental Authority or any arbitration panel, tribunal or arbitrator; provided, further, that Spinco shall notify Harbor, of any such requirement in advance of any such waiver or release and, upon request, by Harbor, shall use commercially reasonable efforts to cooperate with Harbor to put in place arrangements that comply with such Laws and Orders in a manner that would not waive or release any such attorney-client privilege, attorney work-product protection or client confidence. For the avoidance of doubt, none of Spinco, the Voyager Stockholders’ Representative or the Voyager Stockholders, as applicable shall have the obligation to delete or remove such Harbor Privileged Communications from their servers or technology infrastructure except upon the written request of Harbor, and any such removal shall be at the sole cost and expense of Harbor and subject to compliance with applicable Laws.

Section 6.29    Release of Voyager Encumbrances. Voyager shall, and shall cause each of its applicable Subsidiaries to, use reasonable best efforts to cause the release of all Encumbrances set forth on Section 6.29 of the Voyager Disclosure Schedules as of the Effective Time.

Section 6.30    Restructuring Step Plan. Harbor shall consult in good faith with Voyager and its professional advisers regarding the material aspects of the Restructuring Step Plan, including the form and manner thereof. Without limiting the generality of the foregoing, Harbor shall promptly provide Voyager with each updated draft or revision of the Restructuring Step Plan that reflect material updates or material revisions (as redacted or otherwise revised by Harbor to remove any information Harbor reasonably determines may be Privileged Information), and shall consider in good faith comments provided by Voyager and its professional advisers in implementing such Restructuring Step Plan.

Article VII

CONDITIONS OF THE MERGER

Section 7.1    Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the Merger are subject to the satisfaction as of the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each Party to the extent permitted by applicable Law:

(a)    The Separation shall have been consummated in accordance with, and subject to, the Distribution Agreement (including Sections 2.2, 2.3 and 2.5 thereof);

(b)    The Special Dividend and the Additional Special Dividend (if applicable) shall have been paid and the Intercompany Debt Repayment shall have been effected;

(c)    The Merger Sub Stockholder Approval shall have been obtained in accordance with applicable Law, the certificate of incorporation of Merger Sub and Section 6.9(a) hereof;

(d)    The Voyager Stockholder Approval shall have been obtained pursuant to the Voyager Stockholder Vote in accordance with applicable Law, the Voyager Certificate of Incorporation, the bylaws of Voyager and Section 6.9(b) hereof;

(e)    The Harbor Board of Directors shall have received a customary “solvency” and “surplus” opinion of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to the Harbor Board of Directors and the Voyager Board of Directors (such opinions to be dated as of the date the Harbor Board of Directors declares the Distribution and the Distribution Date, the date on which the Spinco Board of Directors declares the Special Dividend and the Additional Special Dividend (if applicable), and the date on which each such dividend or distribution is paid);

(f)    (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated;

(g)    (i) The Registration Statement shall have been declared effective in accordance with the Securities Act and neither the Registration Statement nor the Prospectus shall be the subject of any stop Order or Actions initiated or threatened by the SEC seeking a stop Order, and (ii) the shares of Spinco Common Stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Transactions shall have been approved for listing on the Exchange, subject to official notice of issuance; and

(h)    No Order issued by any Governmental Authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions shall be in effect.

Section 7.2    Additional Conditions to the Obligations of Harbor and Spinco. The obligations of Harbor and Spinco to consummate the Merger are subject to the satisfaction as of the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by Harbor to the extent permitted by applicable Law:

(a)    (i) The representations and warranties of Voyager contained in this Agreement (other than Section 5.2 (Authorization and Validity of Agreement), Section 5.4 (Capitalization), Section 5.18 (Dividends) and Section 5.19(a) (Brokers or Finders)) (disregarding all materiality or Voyager Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Voyager Material Adverse Effect; (ii) the representations and warranties set forth in Section 5.2 (Authorization and Validity of Agreement), Section 5.4 (Capitalization), Section 5.18 (Dividends) and Section 5.19(a) (Brokers or Finders) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) Voyager shall have, in all material respects, performed and complied with its covenants and agreements contained in this Agreement required to be performed or complied with at or prior to the Effective Time;

(b)    Voyager shall have delivered to Harbor a certificate, dated as of the Closing Date, of an executive officer of Voyager (on Voyager’s behalf and without any personal liability) certifying the satisfaction by Voyager of the conditions set forth in Section 7.2(a) hereof;

(c)    Voyager shall have delivered to Harbor evidence of the Voyager Stockholder Approval pursuant to the Voyager Stockholder Vote;

(d)    Since the date of this Agreement, no Voyager Material Adverse Effect shall have occurred;

(e)    Harbor and Spinco shall have received the Spin-Off Tax Opinion, in form and substance reasonably satisfactory to Harbor and dated as of the Closing Date;

(f)    Unless waived by Harbor pursuant to Section 6.8(c)(iii), Harbor and Spinco shall have received an opinion of Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Harbor and Spinco and dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion, to the effect that the Merger will constitute a “reorganization”

for federal income tax purposes within the meaning of Section 368(a)(2)(E) of the Code (the “Harbor Tax Opinion”). In rendering such Harbor Tax Opinion, Cleary Gottlieb Steen & Hamilton LLP may require and rely upon customary representations and covenants contained in certificates of officers of Harbor, Voyager, Spinco and others;

(g)    Voyager shall have entered into and delivered to Harbor and Spinco the Transaction Agreements to which it or any of its Subsidiaries is a party and such agreements shall be in full force and effect and no default thereunder; and

(h)    Voyager shall have furnished to Spinco a certification in accordance with Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in Voyager is a “United States real property interest” in a form reasonably satisfactory to Harbor.

Section 7.3    Additional Conditions to the Obligations of Voyager. The obligations of Voyager to consummate the Merger are subject to the satisfaction as of the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by Voyager to the extent permitted by applicable Law:

(a)    (i) The representations and warranties of Harbor, Spinco and Merger Sub in this Agreement (other than Section 4.2 (Authorization and Validity of Agreement), Section 4.4 (Capitalization), Section 4.18 (Status of New Spinco Common Stock), Section 4.19 (Operations of Spinco and Merger Sub) and Section 4.21(a) (Brokers or Finders)) (disregarding all materiality or Spinco Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect; (ii) the representations and warranties set forth in Section 4.2 (Authorization and Validity of Agreement), Section 4.4 (Capitalization), Section 4.18 (Status of New Spinco Common Stock), Section 4.19 (Operations of Spinco and Merger Sub) and Section 4.21(a) (Brokers or Finders) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) Harbor and Spinco shall have, in all material respects, performed and complied with their respective covenants and agreements contained in this Agreement required to be performed or complied with at or prior to the Effective Time;

(b)    Harbor shall have delivered to Voyager a certificate, dated as of the Closing Date, of an executive officer of Harbor (on Harbor’s behalf and without any personal liability) certifying the satisfaction by Harbor of the conditions applicable to it set forth in Section 7.3(a) hereof;

(c)    Spinco shall have delivered to Voyager a certificate, dated as of the Effective Time, of an executive officer of Spinco (on Spinco’s behalf and without any personal liability) certifying the satisfaction by Spinco and Merger Sub of the conditions applicable to them set forth in Section 7.3(a) hereof;

(d)    Since the date of this Agreement, no Spinco Material Adverse Effect shall have occurred;

(e)    Unless waived by Voyager pursuant to Section 6.8(c)(iii), Voyager shall have received an opinion of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to Voyager and dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion, to the effect that the Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a)(2)(E) of the Code (the “Voyager Tax Opinion”). In rendering such Voyager Tax Opinion, Morgan, Lewis & Bockius LLP may require and rely upon customary representations and covenants contained in certificates of officers of Harbor, Voyager, Spinco and others; and

(f)    The applicable Harbor Entities and Spinco, as applicable, shall have entered into and delivered to Voyager the applicable Transaction Agreements and such agreements shall be in full force and effect and no default thereunder.

Section 7.4    Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or the other Transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Transactions by any stockholders required to approve the Transactions:

(a)    by the mutual written consent of Harbor and Voyager;

(b)    by either Harbor or Voyager if the Effective Time shall not have occurred on or before the date occurring fifteen (15) months after the date of this Agreement (the “Termination Date”), unless the failure of the Effective Time to have occurred by the Termination Date shall be due to the failure of the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) to perform or otherwise comply with in all material respects the covenants and agreements of such party set forth herein.

(c)    by Voyager (so long as, at the time of termination, Voyager is not in breach of any covenant, representation or warranty or other agreement contained herein, which breach would cause the Closing conditions of Harbor or Spinco not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by Harbor or Spinco of any of its representations, warranties, covenants or agreements contained in this Agreement such that Section 7.3(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within thirty (30) Business Days following receipt by Harbor or Spinco, if applicable, of notice of such breach;

(d)    by Harbor (so long as, at the time of termination, Harbor is not in breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of Voyager not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by Voyager of any of its representations, warranties, covenants or agreements contained in this Agreement such that Section 7.2(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within thirty (30) Business Days following receipt by Voyager of notice of such breach;

(e)    by Harbor if the Support Agreements in respect of shares of Voyager capital stock sufficient to effect the Voyager Stockholder Approval at the Voyager Stockholders Meeting have not been executed and delivered to Harbor within seventy-two (72) hours following the execution and delivery of this Agreement; or

(f)    by either Harbor or Voyager if any Law or Order by any Governmental Authority preventing or prohibiting consummation of the Transactions shall have become final and non-appealable.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 will give written notice of such termination to the other Party, specifying the provision pursuant to which such termination is effected.

Section 8.2    Effect of Termination. If this Agreement is terminated by Harbor or Voyager pursuant to Section 8.1 hereof, then this Agreement shall become void and have no effect with no Liability on the part of the Parties, except to the extent that such termination results from the fraud or intentional breach by a Party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreement, Section 6.27(c), this Section 8.2, Section 8.3 and Article X shall remain in full force and effect and shall survive any termination of this Agreement.

Section 8.3    Fees and Expenses.

(a)    General Rule. Except as otherwise provided in this Section 8.3, this Agreement or any other Transaction Agreement, or unless otherwise mutually agreed to by Harbor and Voyager in writing, all fees and expenses incurred in connection with the Transactions (including all Transaction Expenses) shall be paid by the Party incurring such fees or expenses (it being agreed for clarification that any fees and expenses incurred by Spinco or any of its Subsidiaries on or prior to the Effective Time shall be deemed to have been incurred by Harbor).

(b)    Shared Expenses. All Shared Expenses shall be borne (i) by Spinco if the Merger is consummated or (ii) 50% by Harbor and 50% by Voyager, other than respect to the Spinco Financing which shall be borne 60% by Harbor and 40% by Voyager, if the Merger is not consummated. At or prior to the Closing, Spinco shall reimburse Harbor for any Shared Expenses paid by such Person in order to give effect to the obligations set forth in subsection (i) of the foregoing sentence. Harbor and/or Voyager, as applicable, shall reimburse the other for Shared Expenses in order to give effect to the obligations set forth in subsection (ii) of the foregoing sentence.

Article IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; PRE-CLOSING TAX INDEMNIFICATION

Section 9.1    Non-Survival of Representations and Warranties; Survival of Certain Covenants. Except as provided in Section 6.1 of the Distribution Agreement with respect to the representations set forth in Section 4.7 and Section 5.7, none of the representations, warranties, covenants or agreements in this Agreement or in the certificates delivered pursuant to Section 7.2(b), Section 7.3(b) and Section 7.3(c) of this Agreement will survive the Effective Time or termination of this Agreement; provided, however, that the covenants and agreements contained in Article II, Article III, Article VI, Article VIII and this Article IX (and any related definitions) that by their terms apply or are to be performed in whole or in part after the Effective Time (including, for the avoidance of doubt, Section 9.2) shall survive the Effective Time with respect to the portion of such covenant to be performed after the Effective Time.

Section 9.2    Voyager Pre-Closing Tax Indemnity.

(a)    The Voyager Stockholders agree to indemnify and hold harmless Spinco and its Affiliates (each of the foregoing being referred to individually as a “Spinco Indemnified Person” and collectively as the “Spinco Indemnified Persons”) from and against any and all Taxes or Tax-related Losses incurred or sustained by any Spinco Tax Entity in respect of any Voyager Pre-Closing Taxes, up to an amount not to exceed ten million dollars ($10,000,000) in the aggregate; provided, that Spinco’s rights under this Section 9.2 shall only apply with respect to claims made by any Spinco Indemnified Person (including with respect to Third-Party Claims resulting in such foregoing Losses) that are first made no later than the first (1st) anniversary of the Closing Date. The Escrowed Shares shall be the sole and exclusive remedy for indemnifiable matters under this Section 9.2. Notwithstanding the foregoing, the Voyager Stockholders’ tax indemnity in this Section 9.2 shall not apply with respect to a Voyager Pre-Closing Tax to the extent that the Liability for the Voyager Pre-Closing Tax (in the amount of such Tax indemnifiable under this Section 9.2) has otherwise been included in the calculation of the Voyager Working Capital Adjustment.

(b)    When making indemnification payments pursuant to this Section 9.2, the Escrow Agent shall distribute an amount of Escrowed Shares to Spinco as set forth in the Escrow Agreement having a value (determined in accordance with the Escrow Agreement) equal to the amount of such Tax indemnifiable under this Section 9.2, and any such shares of Spinco Common Stock shall thereafter be canceled by Spinco and no longer be outstanding.    Notwithstanding anything herein to the contrary, no distribution of Escrowed Shares shall be made to the extent the effect of such distribution would reasonably be expected to result in the Harbor Stockholders owning fifty percent (50%) or less of Spinco Common Stock (as measured for purposes of Section 355(e) of the Code) on or after the Effective Time or otherwise cause a Tax-Free Transaction Failure; provided, that in such event, Spinco’s right to indemnification hereunder will be limited to such number of Escrowed Shares as may be distributed consistent with the foregoing clause.

(c)    Upon the later to occur of (i) the date occurring on the first (1st) anniversary of the Closing Date and (ii) the date on which the final outstanding claim made pursuant to Section 9.2(a) is resolved, following the release of any indemnification payments made by the Escrow Agent to Spinco pursuant to this Section 9.2, any Escrowed Shares then remaining in the Escrow Account shall be distributed to each Voyager Stockholder in such proportion as is represented by a fraction, (x) the numerator of which is the number of shares of Voyager Capital Stock held by each such Voyager Stockholder as of immediately prior to the Effective Time and (y) the denominator of which is the Voyager Fully Diluted Share Number.    Notwithstanding anything herein to the contrary, no distribution of Escrowed Shares shall be made to the extent the effect of such distribution would reasonably be expected to result in the Harbor Stockholders owning fifty percent (50%) or less of Spinco Common Stock (as measured for purposes of Section 355(e) of the Code) on or after the Effective Time or otherwise cause a Tax-Free Transaction Failure.

(d)    The Parties agree that the indemnification provisions of Section 6.4 and Section 6.6 of the Distribution Agreement shall be deemed to be incorporated mutatis mutandis into this Agreement (treating the Voyager Stockholders as the relevant indemnifying party, and the Spinco Indemnified Persons as the relevant indemnitees thereunder), and to apply solely with respect to this Section 9.2.

(e)    Notwithstanding anything to the contrary in this Agreement, this Section 9.2 shall survive until the first (1st) anniversary of the Closing Date; provided, that any claim asserted within the survival period shall have been timely made for purposes of this Section 9.2(e) and shall survive until that claim has been fully and finally resolved.

Section 9.3    Coordination with other Indemnity Provisions. Harbor’s indemnity with respect to certain pre-Closing Tax matters is set forth in the Tax Matters Agreement and Harbor’s indemnity with respect to the non-Tax matters specified therein in the Distribution Agreement. Indemnities with respect to Taxes other than Voyager Pre-Closing Taxes shall be governed exclusively by the Tax Matters Agreement (or, as applicable, the Employee Matters Agreement), and not this Agreement.

Article X

GENERAL PROVISIONS

Section 10.1    Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile, (iv) upon written confirmation of receipt after transmittal by electronic mail, or (v) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a)    if to Harbor, to:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

                 Kimberly R. Spoerri

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

                 Michael E. Ellis

Facsimile No.: (212) 969-2900

(b)    to Spinco, prior to the Effective Time, to:

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

with a copy to:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

                 Kimberly S. Spoerri

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

                 Michael E. Ellis

Facsimile No.: (212) 969-2900

(c)    if to Spinco, following the Effective Time, to:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attention: General Counsel

Email: voyagerlegal@vetsfirstchoice.com

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Facsimile No.: (617) 341-7701

(d)    if to Voyager, to:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attention: General Counsel

Email: voyagerlegal@vetsfirstchoice.com

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Facsimile No.: 617-341-7701

(e)    if to the Voyager Stockholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

Any Party to this Agreement or the Voyager Stockholders’ Representative may notify any other Party or the Voyager Stockholders’ Representative of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.2    Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.3    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Harbor, Spinco, Merger Sub, Voyager, , the Voyager Stockholders’ Representative and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person shall be deemed a third party beneficiary under or by reason of this Agreement, except with respect to (i) Section 6.11, which shall be for the benefit of the Persons covered by the provisions of such Section, and each of such covered Persons will have the rights provided for therein and (ii) this Section 10.3, Section 10.6, Section 10.10, and Section 10.17, which shall be for the benefit of, among others, the Lenders and the Lender Related Parties and the Lenders, among others, will have the rights provided for therein. In addition, and without limiting the generality of the foregoing, nothing contained in any provision of this Agreement (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement or (ii) create any third-party beneficiary rights or obligations in any Spinco Group Employee, Voyager Employee or former employee of the Spinco Group or Voyager, including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment or (y) the ability of Harbor, Spinco, Voyager or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

Section 10.4    Entire Agreement. This Agreement, the Exhibits, the Harbor/Spinco Disclosure Schedules and the Voyager Disclosure Schedules hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.5    Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that Spinco may assign any or all of its rights and interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing the Spinco Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Spinco Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release Spinco from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.6    Governing Law; WAIVER OF JURY TRIAL.

(a)    This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply. Notwithstanding anything herein to the contrary, (A) each of the Parties (on behalf of itself, its Subsidiaries and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Lender or Lender Related Party that is in any way related to this Agreement, the Separation, the Merger or any of the other Transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Spinco Financing, shall be governed by, and construed in accordance with the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (1) the interpretation of the definitions of Spinco Material Adverse Effect and Voyager Material Adverse Effect and whether or not a Spinco Material Adverse Effect or a Voyager Material Adverse

Effect has occurred, (2) the determination of the accuracy of any representations made in this Agreement and whether as a result of any inaccuracy thereof Harbor or Voyager has the right to terminate its obligations under this Agreement, or to decline to consummate the Transactions pursuant to this Agreement and (3) the determination of whether the Separation, the Merger and the other Transactions contemplated by this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Notwithstanding the foregoing and without limiting Section 10.6(a), the Parties hereby further agree that, no Party will bring any legal proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Spinco Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c)    AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT OR THE SPINCO FINANCING, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT OR THE SPINCO FINANCING SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.7    Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 10.7, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 10.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.8    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 10.9    Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 10.10    Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Merger Sub Stockholder Approval and the Voyager Stockholder Approval; provided, however, that after such stockholder approvals there shall not be made any amendment that by Law requires further approval by the holder of Merger Sub Common Stock or the Voyager Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding the foregoing, this Section 10.10, Section 10.3, Section 10.6, and Section 10.17 (and any related definitions insofar as they affect such Sections) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders, in each case, without the prior written consent of the Lenders.

Section 10.11    Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of the first sentence of Section 10.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.12    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to April 20, 2018 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific fact or item in the Harbor/Spinco Disclosure Schedules or the Voyager Disclosure Schedules is intended or will be deemed to imply that such amount, or higher or lower amounts, or the fact or item so included or other facts or items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any fact, item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific fact, item or matter in the Harbor/Spinco Disclosure Schedules or the Voyager Disclosure Schedules is intended or will be deemed to imply that such fact, item or matter, or other facts, items or matters, are or are not in the ordinary course of business. The inclusion of any fact or item in the Harbor/Spinco Disclosure Schedules or the Voyager Disclosure Schedules shall not constitute, or be deemed to be, an admission by any Party to any third party of any fact, item or matter whatsoever (including any violation, noncompliance with, or Liability or obligation under, applicable Law, other requirement or breach of Contract). Certain facts, items and matters disclosed in the Harbor/Spinco Disclosure Schedules and the Voyager Disclosure Schedules have been disclosed for informational purposes only. No general disclosure in any particular Section in the Harbor/Spinco Disclosure Schedules or the Voyager Disclosure Schedules shall be limited by any more specific disclosure in either that particular Section or any other Section of the Harbor/Spinco Disclosure Schedules or the Voyager Disclosure Schedules, respectively, unless a contrary intention is expressly stated.

Section 10.13    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.14    Damages Waiver. No Party or the Voyager Stockholders’ Representative shall be liable to another Party or any of its Affiliates (or any of their respective Related Parties) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim (as such term is defined in the Distribution Agreement)).

Section 10.15    Reference to Time. All references in this Agreement to times of the day shall be to New York City time.

Section 10.16    No Representations or Warranties.

(a)    EXCEPT FOR THE REPRESENTATIONS SET FORTH IN ARTICLE V, EACH OF HARBOR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES), SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND MERGER SUB ACKNOWLEDGES THAT NONE OF VOYAGER OR ANY OF ITS SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF HARBOR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES), SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND MERGER SUB FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT VOYAGER OR ANY OF ITS SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NEITHER HARBOR NOR ANY OF ITS SUBSIDIARIES NOR SPINCO NOR ANY OF ITS SUBSIDIARIES NOR MERGER SUB HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

(b)    EXCEPT FOR THE REPRESENTATIONS SET FORTH IN ARTICLE IV, EACH OF VOYAGER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF HARBOR OR ANY OF ITS SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF VOYAGER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SPINCO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT HARBOR OR ANY OF ITS SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF VOYAGER OR ANY OF ITS SUBSIDIARIES OR SPINCO OR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

Section 10.17    No Recourse to Lenders. Notwithstanding anything herein to the contrary, each of the Parties (on behalf of itself, its Subsidiaries and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Lenders, and the Lenders shall be subject to no liability or claims by such Party (or such other Persons) in connection with the Spinco Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at Law, in equity, in contract, in tort or otherwise.

[SIGNATURE PAGE FOLLOWS]

In WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HENRY SCHEIN, INC.

By:	/s/ Stanley Bergman
Name:	Stanley Bergman
Title:	Chairman of the Board and Chief Executive Officer

HS SPINCO, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Treasurer and Chief Financial Officer

HS MERGER SUB, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Treasurer and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

DIRECT VET MARKETING, INC.

By:	/s/ Benjamin Shaw
Name:	Benjamin Shaw
Title:	President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Voyager Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Agreement and Plan of Merger]